                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              Global Sports, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                Not Applicable
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

         Not Applicable
     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

         Not Applicable
     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         Purchase Price of $17,160,000 comprised of cash ($13,200,000) and assumption of liabilities ($3,960,000)
     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

         $17,160,000
     -------------------------------------------------------------------------


     (5) Total fee paid:

         $3,432
     -------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                                                                 April 17, 2000

Dear Shareholder:

  You are cordially invited to attend the Annual Meeting of Shareholders of Global Sports, Inc. which will be held on Monday, May 15, 2000 at 10:00 a.m. (Philadelphia Time) at the Omni Hotel, 401 Chestnut Street, Philadelphia, PA 19106. The official notice of the Annual Meeting together with a proxy statement and proxy card are enclosed. Please give this information your careful attention.

  At the meeting, shareholders of Global are being asked to elect six directors of Global, to approve the sale of Global's Off-Price and Action Sports Division, to approve indemnification agreements to be entered into with Global's directors and certain of its officers, to approve Global's 2000 Employee Stock Purchase Plan and to act upon such other business as may properly come before the meeting.

  The Board of Directors has considered and approved the sale of the Off-Price and Action Sports Division, the Indemnification Agreements and the 2000 Employee Stock Purchase Plan and has determined that they are fair to and in the best interests of the Company and its shareholders. The Board of Directors unanimously recommends that you vote for approval of the Acquisition Agreement, as amended, and the sale of the Off-Price and Action Sports Division, for approval of the Indemnification Agreements, and for approval of Global's 2000 Employee Stock Purchase Plan. Because each member of the Board of Directors will be a party to and, as such, a beneficiary of the rights contained in the Indemnification Agreements, there is an inherent conflict of interest in the Board's recommending the Indemnification Agreements. Nonetheless, for the reasons set forth in the accompanying Proxy Statement, the Board of Directors unanimously recommends that you vote for approval of the Indemnification Agreements.

  Whether or not you expect to attend the meeting in person, it is important that your shares be voted at the meeting. I urge you to specify your choices by marking the enclosed proxy and returning it promptly.

                                          Sincerely,

                                          /s/ Michael G. Rubin
                                          Chairman of the Board and
                                          Chief Executive Officer

1075 First Avenue, King of Prussia, PA 19406                     (610) 265-3229

                              Global Sports, Inc.
                               1075 First Avenue
                           King of Prussia, PA 19406

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            to be held May 15, 2000

                               ----------------

TO OUR SHAREHOLDERS:

  Notice is hereby given that a Annual Meeting of Shareholders (the "Annual Meeting") of Global Sports, Inc. ("Global") will be held on Monday, May 15, 2000, at 10:00 a.m. (Philadelphia Time), at the Omni Hotel, 401 Chestnut Street, Philadelphia, PA 19106, for the following purposes:

   1. To elect six directors named herein to serve for terms described in the accompanying Proxy Statement and until their successors are elected and qualified, as more fully described in the accompanying Proxy Statement;

   2. To approve (i) the Acquisition Agreement, dated September 24, 1999, as amended, among Global, Gen-X Acquisition (U.S.), Inc., Gen-X Acquisition (Canada) Inc., DMJ Financial, Inc., James J. Salter and Kenneth J. Finkelstein (a copy of the Acquisition Agreement, without all exhibits, is attached as Appendix A to the accompanying Proxy Statement and a complete copy of the Acquisition Agreement can be obtained by accessing Global's Form 10-Q/A for the period ended September 30, 1999, filed March 22, 2000), relating to the sale of Global's Off-Price and Action Sports Division, including the sale of all of the issued and outstanding capital stock of Global's wholly-owned subsidiaries Gen-X Holdings Inc. and Gen-X Equipment Inc., and (ii) the sale of Global's Off-Price and Action Sports Division;

   3. To approve Indemnification Agreements to be entered into with Global's directors and certain of its officers (a copy of the form of Indemnification Agreements is attached as Appendix C to the accompanying Proxy Statement);

   4. To approve Global's 2000 Employee Stock Purchase Plan (a copy of the 2000 Employee Stock Purchase Plan is attached as Appendix D); and

   5. To act upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

  The Board of Directors is not aware of any other business to come before the Annual Meeting.

  The Board of Directors has fixed March 30, 2000 as the record date for the determination of shareholders entitled to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting.

  YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE; NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors,

                                          /s/ Arthur H. Miller
                                          Secretary

King of Prussia, Pennsylvania
April 17, 2000

                              Global Sports, Inc.
                               1075 First Avenue
                           King of Prussia, PA 19406

                                PROXY STATEMENT

  The accompanying Proxy is solicited by and on behalf of the Board of Directors of Global Sports, Inc. ("Global" or the "Company") for the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Monday, May 15, 2000, at 10:00 a.m. (Philadelphia Time), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders, and at any postponement or adjournment thereof. The Annual Meeting will be held at the Omni Hotel, 401 Chestnut Street, Philadelphia, PA 19106. Unless the context requires otherwise, all references herein to Global refer to Global Sports, Inc. and its subsidiaries. This Proxy Statement, the Notice of Annual Meeting and the Proxy are first being mailed to shareholders on or about April 17, 2000.

  The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or fax by directors, officers or employees of Global without additional compensation. Upon request by brokers, dealers, banks or voting trustees, or their nominees who are record holders of Global's Common Stock, Global will pay the reasonable expenses incurred by such record holders for mailing proxy materials to any beneficial owners of the Common Stock.

Record Date and Quorum

  Only shareholders of record at the close of business on March 30, 2000 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, the Company had 18,564,780 shares of Common Stock issued and outstanding and 8,000 shares of Series A Preferred Stock issued and outstanding. Each share of Common Stock outstanding is entitled to one vote on each matter which may be brought before the Annual Meeting. The shares of Series A Preferred Stock outstanding have no voting rights with respect to any matter which may be brought before the Annual Meeting.

  In order for a quorum to be present at the Annual Meeting, a majority of the outstanding shares of Global's Common Stock as of the close of business on the Record Date must be present in person or represented by proxy at the Annual Meeting. All such shares that are present in person or represented by proxy at the Annual Meeting including abstentions and broker non-votes will be counted in determining whether a quorum is present.

Voting of Shares

  A Proxy is enclosed. If properly executed and received in time for voting, and not revoked, the enclosed Proxy will be voted in accordance with the instructions indicated by the shareholders. If no instructions to the contrary are indicated, the persons named in the enclosed Proxy will vote all shares of Common Stock represented by such Proxy:

  (i)   FOR election of all nominees for director hereinafter named;

  (ii) FOR approval of (A) the Acquisition Agreement, dated September 24, 1999, as amended, among Gen-X Acquisition (U.S.), Inc. and Gen-X Acquisition (Canada) Inc. (collectively, the "Purchaser"), DMJ Financial, Inc. ("DMJ Financial"), James J. Salter, Kenneth J. Finkelstein and Global (the "Acquisition Agreement"), relating to the sale of Global's Off-Price and Action Sports Division, including the sale of all of the issued and outstanding capital stock of Global's wholly-owned subsidiaries Gen-X Holdings Inc. and Gen-X Equipment Inc., and (B) the sale of Global's Off-Price and Action Sports Division;

  (iii) FOR approval of the Indemnification Agreements;

  (iv)  FOR approval of Global's 2000 Employee Stock Purchase Plan; and

  (v) in the discretion of the persons named in the enclosed Proxy as to any other matter that may properly come before the Annual Meeting.

  The election of directors will be determined by a plurality vote. The affirmative vote of a majority of the shares of Common Stock outstanding on the Record Date is required to approve the Acquisition Agreement and the sale of the Off-Price and Action Sports Division. The affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting is required to approve the Indemnification Agreements and to approve the 2000 Employee Stock Purchase Plan. An abstention, withholding of authority to vote or broker non-vote on any proposal, other than the election of directors, will have the same legal effect as an "against" vote.

  As of the Record Date, directors and executive officers of Global, and their affiliates, owned in the aggregate issued and outstanding shares of Global Common Stock representing approximately 77.5% of the shares of Global Common Stock issued and outstanding as of the Record Date. Michael G. Rubin, Chairman and Chief Executive Officer of Global, and certain affiliates of SOFTBANK America Inc. (collectively, "SOFTBANK"), who beneficially owned shares of Global Common Stock representing approximately 43.2% and 33.2%, respectively, of the shares of Global Common Stock issued and outstanding as of the Record Date, have indicated that they intend to vote for approval of the Acquisition Agreement and the sale of the Off-Price and Action Sports Division, for approval of the Indemnification Agreements and for approval of the 2000 Employee Stock Purchase Plan. If Mr. Rubin and SOFTBANK vote together, they will control the outcome of each of these proposals being submitted to the shareholders at the Annual Meeting.

Revocation of Proxies

  Sending in a signed Proxy will not affect the shareholder's right to attend the Annual Meeting and vote in person since the Proxy is revocable. Any shareholder giving a Proxy has the power to revoke it by delivering a later dated Proxy or giving written notice to the Secretary of Global at any time before the Proxy is exercised. Attendance at the Annual Meeting will not, by itself, revoke a Proxy.

Change in Fiscal Year End

  Beginning with the fiscal year commencing January 1, 1999, Global operates on a 52-53 week year so that each fiscal year end is the Saturday closest to December 31. As used in this Proxy Statement, "fiscal 1995", "fiscal 1996", "fiscal 1997", "fiscal 1998", "fiscal 1999" and "fiscal 2000" refer to Global's fiscal years ended or ending December 31, 1995, December 31, 1996, December 31, 1997, December 31, 1998, January 1, 2000 and December 30, 2001, respectively.

                          FORWARD-LOOKING STATEMENTS

  This Proxy Statement contains certain "forward-looking" statements, including, among others, the statements regarding the ability to consummate the sale of the Off-Price and Action Sports Division, industry conditions and prospects and Global's future operating results. Without limiting the foregoing, words such as "anticipates", "believes", "expects", "intends", "plans" and similar expressions are intended to identify "forward-looking" statements. All of these "forward-looking" statements are inherently uncertain, and shareholders must recognize that actual events could cause actual results to differ materially from management's expectations. Key risk factors that could, in particular, have an adverse impact on the Company's ability to effect the sale of the Off-Price and Action Sports Division on a timely basis include satisfaction or waiver of all closing conditions.

                                 RISK FACTORS

  Set forth below are risks related to the sale of the Off-Price and Action Sports Division. For a discussion of risks particular to Global and risks typical of the internet industry, see "Risk Factors" beginning on page 15 of Global's Annual Report on Form 10-K for fiscal 1999 filed on March 30, 2000.

Upon consummation of the sale of the Off-Price and Action Sports Division, Global will have sold the two divisions which, until the fourth quarter of 1999, accounted for 100% of Global's revenues.

  On December 29, 1999, Global consummated the sale of its Branded Division, through which Global designed, marketed and distributed two footwear products, the "RYKA" brand and the "Yukon" brand. Until the fourth quarter of 1999, when Global launched the websites it operates for certain sporting goods retailers, 100% of Global's revenues had been generated by the Branded Division and the Off-Price and Action Sports Division. Upon consummation of the sale of the Off-Price and Action Sports Division, 100% of Global's revenues will be generated through its e-Commerce business. To date, Global's e-Commerce business has generated limited revenues while incurring substantial expenses for its development. If Global is not successful implementing and operating its e-Commerce business, it will have a material adverse effect on Global's business, results of operations and financial condition.

The Company expects to recognize a loss on the sale of its Branded Division and Off-Price and Action Sports Division.

  Management initially expected to recognize a gain on the sale of its Branded Division and Off-Price and Action Sports Division. The Company now expects to recognize a loss on the sale of these divisions. For a more complete discussion on the expected loss on the sale of the Branded Division and Off-Price and Action Sports Division, see "Selected Financial Data."

Certain conditions may prevent the closing of the sale of the Off-Price and Action Sports Division.

  There are several conditions precedent to the closing of the sale of the Off-Price and Action Sports Division, including, but not limited to the truthfulness of the parties' representations and warranties, satisfaction of the parties' obligations to be satisfied on or before the closing and the absence of proceedings, judgments and laws that prohibit the sale of the Off-Price and Action Sports Division. Even if the sale is approved by the shareholders, there can be no assurance that all of the other conditions will be met or waived by the parties. In such event, the sale of the Off-Price and Action Sports Division would not be completed and Global would be forced to either search for another prospective purchaser or to continue to operate the Off-Price and Action Sports Division. Searching for another prospective purchaser could be costly and time consuming and there is no guarantee that Global would find another prospective purchaser to acquire the Off-Price and Action Sports Division on terms acceptable to Global. If Global is required to continue to operate the Off-Price and Action Sports Division and Global's senior management might be prevented from focusing exclusively on its e-Commerce business, Global's capital resources may not be sufficient to fund the e-Commerce business while maintaining and growing the Off-Price and Action Sports Division, which business might create a conflict of interest with Global's e-Commerce business. For a more complete description of such conditions and such potential conflict, see "Proposal 2 -Approval of the Acquisition Agreement and the Sale of the Off-Price and Action Sports Division--Terms of Acquisition Agreement" and "Background and Reasons for the Sale" and the Acquisition Agreement included with this Proxy Statement as Appendix A.

The Purchaser is controlled by a group led by the Chief Executive Officer and the President and Chief Financial Officer of the Off-Price and Action Sports Division.

  The Purchaser of the Off-Price and Action Sports Division is controlled by a group led by James J. Salter, who is currently the Chief Executive Officer of the Off-Price and Action Sports Division, and Kenneth J. Finkelstein, who is the President and Chief Financial Officer of the Off-Price and Action Sports Division. The duties owed by Messrs. Salter and Finkelstein to Global's shareholders conflict with their desire to pay Global the lowest possible purchase price for the Off-Price and Action Sports Division.

Global shareholders are not entitled to appraisal rights in connection with the sale of the Off-Price and Action Sports Division.

  Under Delaware law, Global shareholders are not entitled to appraisal rights for their shares of Global Common Stock in connection with the sale of the Off-Price and Action Sports Division or to any similar rights under Delaware law.

                       PROPOSAL 1--ELECTION OF DIRECTORS

  The Company's Bylaws, as amended, provide that the number of directors shall be as established by the Board of Directors. The Board of Directors increased the number of Directors from four to five in July 1999 in connection with the investment in the Company by SOFTBANK and from five to six in March 2000. The stock purchase agreement pursuant to which SOFTBANK acquired its shares of Global Common Stock provides that SOFTBANK has the right to designate up to two members of Global's Board of Directors, depending on the number of shares of Global Common Stock held by SOFTBANK. Additionally, one of the SOFTBANK directors will be entitled to serve as a member of each committee of the Board of Directors. Charles R. Lax and Ronald D. Fisher were elected as directors of the Company to serve as SOFTBANK nominees.

  The following table sets forth certain information regarding the Company's nominees for election to the Board of Directors to serve for one-year terms until the 2001 Annual Meeting and until their respective successors are elected and qualified.

                                                                   Term
                                Position(s) Held in the  Director   to
   Name                 Age(1)          Company           Since   Expire
   -------------------  -----  ------------------------- -------- ------
   Michael G. Rubin       27   Chairman of the Board and   1995    2001
                               Chief Executive Officer
   Kenneth J. Adelberg    47   Director                    1995    2001
   Harvey Lamm            64   Director                    1998    2001
   Jeffrey F. Rayport     40   Director                    1999    2001
   Charles R. Lax         40   Director                    1999    2001
   Ronald D. Fisher       52   Director                    2000    2001

--------
(1) As of March 30, 2000.

  The principal occupation of each director of the Company is set forth below.

  Michael G. Rubin has served as Chairman of the Board and Chief Executive Officer of the Company since July 31, 1995 and as President and Director of KPR Sports International, Inc., Apex Sports International, Inc. and MR Management, Inc. since their formation in 1990. Mr. Rubin received the 1995 Entrepreneur of the Year Award for the Delaware Valley Region, which is sponsored by Inc. magazine and Ernst & Young. Mr. Rubin attended Villanova University, Villanova, Pennsylvania.

  Kenneth J. Adelberg has served as President and Chief Executive Officer of HiFi House Group of Companies, a privately-held company based in Broomall, Pennsylvania, since 1987. Mr. Adelberg is a director and founding stockholder of US Wats, Inc., a publicly-traded company specializing in business telecommunications services, located in Bala Cynwyd, Pennsylvania, which was established in 1989. Mr. Adelberg is a founding stockholder and director of Republic Bank, Philadelphia, Pennsylvania, a publicly-traded bank which has been in operation since 1989. Mr. Adelberg holds Bachelor of Science degrees in Biophysics and Physiological Psychology from Pennsylvania State University and attended the MBA program at Drexel University, Philadelphia, Pennsylvania.

  Harvey Lamm has served as a director and Chief Executive Officer of Vintek Corporation, a privately-held company based in Philadelphia, Pennsylvania since 1996. Vintek specializes in automated title management and the development of tools to reduce cost and manage risk for automotive finance institutions. From 1990 to 1996, Mr. Lamm spent his time managing his investments. From 1967 until 1990, Mr. Lamm served as Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer of Subaru of America, Inc., until its acquisition by Fuji Heavy Industries Ltd. Mr. Lamm helped found Subaru of America, which was the exclusive importer of Subaru brand vehicles in the United States and was a publicly traded company listed on the Nasdaq National Market. Mr. Lamm holds degrees from Pennsylvania State University and Drexel University.

  Jeffrey F. Rayport has been executive director of the Monitor Marketspace Center, a technology and e-commerce media unit based at Monitor Company, a global strategy consulting firm headquartered in Cambridge, Massachusetts, since September, 1998. Dr. Rayport has also been a faculty member in the Service Management Interest Group at the Harvard Business School since prior to 1995. Dr. Rayport went on leave from the Harvard Business School in September, 1998. Dr. Rayport earned an A.B. from Harvard College, an M.Phil. in International Relations at the University of Cambridge and an A.M. in the History of American Civilization and a Ph.D. in Business History at Harvard University.

  Charles R. Lax has been one of Global's directors since July, 1999. Mr. Lax is a general partner and a co-founder of SOFTBANK Capital Partners, an investment group founded in July 1999. Mr. Lax has also been a general partner of SOFTBANK Technology Ventures IV, L.P. since November 1997. From March 1996 to November 1997, he was Vice President at SOFTBANK Holdings Inc. Mr. Lax was previously a venture partner at Vimac Partners LLC, a venture capital firm specializing in investments in the information technology and Internet-related industries, from June 1993 to March 1996. Mr. Lax is also a director of Art Technology Group, Inc., 1-800-Flowers.com, Inc., Interliant, Inc., Webhire, Inc. and a number of private companies, including ThirdAge Media, Inc., LIMITrader Securities, Inc., Gamesville.com and Reciprocal, Inc. Mr. Lax holds a bachelor of science degree from Boston University.

  Ronald D. Fisher has been one of Global's directors since March 2000. Mr. Fisher has been managing general partner of SOFTBANK Capital Partners since October 1999. From October 1995 to March 2000, Mr. Fisher was vice chairman of SOFTBANK Holdings Inc., a U.S. subsidiary of SOFTBANK Corp. From January 1990 to September 1995, Mr. Fisher was chief executive officer of Phoenix Technologies, Ltd., a developer and marketer of system software products. Mr. Fisher is also a director of InsWeb Corporation, Ziff Davis Publishing, PeoplePC and OptiMark Technologies. Mr. Fisher received a Bachelor of Commerce degree from the University of Witwatersand in South Africa and an MBA from Columbia University.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE NOMINEES FOR DIRECTORS.

Board, Committees and Attendance at Meetings

  The Board of Directors of Global held seven meetings during fiscal 1999. During fiscal 1999, no director attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by committees of the Board of Directors on which he served. The following is a description of each of the committees of the Board of Directors of Global.

Audit Committee. The members of the Audit Committee are Messrs. Adelberg, Lamm and Lax. The Audit Committee reviews Global's audited financial statements and makes recommendations to the Board of Directors concerning Global's accounting practices and policies and the selection of independent accountants. No meetings of the Audit Committee were held during fiscal 1999.

Compensation Committee. The members of the Compensation Committee are Messrs. Adelberg, Lax and Rayport. The Compensation Committee is responsible for establishing salaries, bonuses and other compensation for the executive officers and administers the Company's stock option plans. No meetings of the Compensation Committee were held during fiscal 1999.

Compensation of Directors

  Under the Company's current policy, upon election to the Board of Directors, non-employee directors of the Company receive an option to purchase 30,000 shares of the Company's Common Stock as compensation for their services to the Company. The directors do not receive any cash compensation for their services on behalf of the Company but are reimbursed for reasonable travel and lodging expenses incurred in attending meetings of the Board of Directors and any Committee. Mr. Rubin, the only director who is also an officer of the Company, does not receive any separate fee for acting in his capacity as a director.

  On September 19, 1995, the Board of Directors adopted, and on November 15, 1995, the shareholders approved, the 1995 Non-Employee Directors' Stock Plan (the "Directors' Plan"). Pursuant to the Directors' Plan, options originally could be granted with respect to an aggregate of 12,500 shares of Common Stock. Effective December 31, 1997, the Board of Directors terminated the Directors' Plan, which remains in effect only as to unexercised options granted thereunder.

               PROPOSAL 2--APPROVAL OF THE ACQUISITION AGREEMENT
           AND THE SALE OF THE OFF-PRICE AND ACTION SPORTS DIVISION

General

  On September 24, 1999, the Company entered into the Acquisition Agreement providing for the sale of the Company's Off-Price and Action Sports Division, including the sale of all of the issued and outstanding capital stock of the Company's wholly-owned subsidiaries Gen-X Holdings Inc. and Gen-X Equipment Inc. (collectively, the "Gen-X Companies"). On March 13, 2000, the Acquisition Agreement was amended to, inter alia, (i) extend the date after which either party could terminate the Acquisition Agreement, (ii) provide for a larger portion of the purchase price to be paid in cash instead of a combination of cash and promissory notes, (iii) to reduce the purchase price as a result of more of the purchase price being paid in cash, (iv) to provide Purchaser with a breakup fee of $1.5 million, and (v) to accelerate the vesting of options to purchase an aggregate of 281,930 shares of Global Common Stock held by certain employees of Global, of which options to acquire 80,000 shares are held by each of Messrs Salter and Finkelstein. Pursuant to the terms of the Acquisition Agreement, as amended, the aggregate purchase price for the Off-Price and Action Sports Division is approximately $17.2 million, consisting of a cash payment of $6.0 million deposited in an escrow account by the Purchaser on March 13, 2000, a cash payment at closing of $7.2 million and assumption of certain notes payable by Global in the aggregate principal amount of approximately $4.0 million.

  A copy of the Acquisition Agreement, as amended, without all exhibits, is attached as Appendix A to this Proxy Statement. A complete copy of the Acquisition Agreement, as amended, can be obtained by accessing Global's Form 10-Q/A for the period ended September 30, 1999, filed March 22, 2000.

  The Off-Price and Action Sports Division accounted for approximately 60.5% and 66% of the Company's net sales in fiscal 1999 and fiscal 1998, respectively, and approximately 27.0% and 31.5% of the Company's assets as of the end of fiscal 1999 and the end of fiscal 1998, respectively. As a result, the sale of the Off-Price and Actions Sports Division may be considered to be a sale of substantially all of the Company's assets under applicable law. Shareholders are, therefore, being asked to approve the sale of the Off-Price and Action Sports Division.

Background and Reasons for the Sale

  During the fourth quarter of 1998, the Company began to investigate whether it would be beneficial for the Company to expand its business to include the sale of athletic footwear and sporting goods through the internet. At that time, electronic commerce ("e-Commerce") was rapidly growing, and Global believed the internet provided a unique opportunity for it to leverage its existing relationships with vendors and sporting goods retailers.

  By the end of 1998, the Company had developed a business model in which the Company would enter into exclusive contracts with land-based sporting goods retailers to operate their e-Commerce businesses and pay the retailers a share of sales made through the websites. The business model provided that Global would develop the retailer's website, maintain the website, buy and warehouse inventory, ship customer orders and provide customer service. Global believed that such retailers were well suited to compete in the internet sporting goods industry due to their established brand names, existing customer traffic and existing relationships with and access to merchandise from vendors. Global's business model enabled it to leverage the marketing and advertising budgets of these retailers by requiring integration of the retailers' website addresses into their marketing and communications materials.

  In January 1999, the Company formed Global Sports Interactive, Inc. ("GSI") to implement its e-Commerce strategy and began to market its business model to land-based retailers in the sporting goods industry. During the first quarter of 1999, Global was successful in signing exclusive agreements to operate the internet businesses of multiple sporting goods retailers, including The Sports Authority, Inc., The Athlete's Foot Stores, Inc., Sport Chalet, Inc., Michigan Sporting Goods Distributors, Inc. (MC Sports) and Dunham's Athleisure Corporation.

  While marketing its business model, Global realized that the amount of management time necessary to launch and operate its e-Commerce business would be substantial. As a result, the Company began to recruit a senior management team from both the e-Commerce and sporting goods industries to develop and manage its new e-Commerce business. Although Global was successful in expanding its senior management team, the operation of Global's existing businesses prevented senior management from focusing exclusively on its e-Commerce business.

  Global also realized that its capital resources would not be sufficient to fund its rapidly growing e-Commerce business while maintaining and growing its existing businesses and that its existing businesses might create a conflict of interest with its e-Commerce business.

  As a result, Global concluded that it should focus exclusively on its e-Commerce business. On April 20, 1999, Global formalized a plan to divest its non-internet businesses which consisted of its Off-Price and Action Sports Division and its Branded Division.

  Based on its decision to focus exclusively on its e-Commerce business, Global began preliminary discussions in early April,1999 with Deutsche Bank Securities Inc. ("Deutsche Bank") (formerly BT Alex. Brown Incorporated). On April 17, 1999, Global's Board of Directors engaged Deutsche Bank to familiarize itself with Global's operations, properties and financial condition and assist Global in identifying and evaluating prospective purchasers of the Company's Off-Price and Action Sports Division and the Company's Branded Division.

  Between April 20, 1999 and June 20, 1999, Global worked with Deutsche Bank to prepare an offering memorandum for the sale of the Off-Price and Action Sports Division. Twenty-two parties were contacted regarding their interest in acquiring the Off-Price and Action Sports Division. The offering memorandum was circulated to 12 prospective purchasers between June 21, 1999 and July 15, 1999. All prospective purchasers were required to execute confidentiality agreements prior to receiving a copy of the offering memorandum.

  Prospective purchasers were also provided with certain publicly available financial information and confidential information regarding the Off-Price and Action Sports Division and Global such as data on significant customers and suppliers and financial projections for fiscal 1999.

  Based upon the information contained in the offering memorandum, Global received one proposal for the Off-Price and Action Sports Division. The proposal was submitted by a management group led by James J. Salter and Kenneth J. Finkelstein. Mr. Salter is currently the Chief Executive Officer of the Off-Price and Action Sports Division and Mr. Finkelstein is the President and Chief Financial Officer of the Off-Price and Action Sports Division. In May 1998, Global had acquired the capital stock of the Gen-X Companies, which comprise part of the Off-Price and Action Sports Division, from Messrs. Salter and Finkelstein and other shareholders of the Gen-X Companies.

Approval by Board of Directors

  Global and its financial advisors negotiated the specific terms of the sale of the Off-Price and Action Sports Division with Messrs. Salter and Finkelstein from mid June 1999 through July 1999. The initial offer made by Messrs. Salter and Finkelstein was approximately $16.0 million, consisting of a cash payment of $6.0 million and a note in the amount of $10.0 million. Between June 1999 and July 1999, the parties had several meetings and numerous telephone conversations regarding the purchase price and the payment terms for the sale. In early August 1999, the parties finally agreed upon a purchase of approximately $20.0 million, consisting of a cash payment of approximately $6.0 million, a note in the amount of $10.0 million and the assumption of debt in the amount of approximately $4.0 million. During August, 1999 through September 15, 1999, counsel for the parties drafted and negotiated the specific terms of the Acquisition Agreement and the related agreements. See "--Terms of the Acquisition Agreement." The negotiations of the specific terms of the Acquisition Agreement included one meeting in which Mr. Rubin, Steven
A. Wolf, Vice President of Global, and Messrs. Salter and Finkelstein were present along with legal counsel and financial advisors for Global and legal counsel for the management group led by Messrs. Salter and Finkelstein. Several telephone conference calls were also held by the above individuals during such negotiations.

  On September 15, 1999, Global and Messrs. Salter and Finkelstein preliminarily agreed to the terms and conditions of the sale of the Off-Price and Action Sports Division and the Acquisition Agreement, subject to certain customary closing conditions, including approval by Global's Board of Directors, approval by Global's shareholders and a review of the Purchaser's documents relating to the Purchaser's proposed restructuring of the Off-Price and Action Sports Division. The Purchaser contemplated a restructuring which was to occur immediately prior to and immediately following the consummation of the sale of the Off-Price and Action Sports Division. However, the documents necessary to effectuate the restructuring had not at that time been provided to Global or its legal counsel for review.

  On September 16, 1999, Global's Board of Directors held a meeting to review and consider the sale of the Off-Price and Action Sports Division. The meeting was attended by all of the members of Global's Board of Directors, representatives of Deutsche Bank, Global's legal counsel, Global's Chief Financial Officer and Global's Senior Vice President of Strategic Development. The Board of Directors deferred approval of the sale of the Off-Price and Action Sports Division to the Purchasers until Global and its legal counsel were provided with and were able to review the Purchaser's proposed restructuring documents.

  Global and its legal counsel were provided with copies of the restructuring documents on September 20, 1999. Between September 20, 1999 and September 23, 1999, Global and its legal counsel reviewed and negotiated the restructuring documents of the Purchaser. The restructuring documents, as executed, provide for the following:

  . the redemption by Global of 7,200 of the 8,000 outstanding shares of Series A Preferred Stock of Global in exchange for a promissory note in the principal amount of $360,000, which note will be convertible into an obligation of Gen-X Holdings Inc.;

  . the amendment and restatement of the contingent notes with an aggregate outstanding principal balance of $3.6 million issued by Global in connection with the acquisition of the Gen-X Companies in May, 1998 to make such notes convertible into obligations of Gen-X Holdings Inc.;

  . conversion of the above notes into a promissory note from Gen-X Holdings Inc. in the principal amount of approximately $4.0 million;

  . cancellation of the note in the approximate amount of $4.0 million in exchange for Gen-X Holdings Inc. issuing a promissory note convertible into preferred stock of Gen-X Holdings Inc.;

  . Global's issuance of a promissory note in favor of Gen-X Holdings Inc. in the principal amount of approximately $4.0 million, which note will be assumed by the Purchaser in connection with the sale of the Off-Price and Action Sports Division; and

  . certain other transactions between the Purchaser and its affiliates which will occur after the consummation of the sale of the Off-Price and Action Sports Division and which will not affect Global.

  On September 24, 1999, Global's Board of Directors held another meeting to review and consider the sale of the Off-Price and Action Sports Division to the Purchaser. The meeting was attended by all of the members of Global's Board of Directors other than Jeffrey Rayport, representatives of Deutsche Bank, Global's General Counsel, Chief Financial Officer and Senior Vice President of Strategic Development. After a review of the terms and conditions of the Acquisition Agreement and related agreements by Global's General Counsel and a review of the financial terms of the proposed sale of the Off-Price and Action Sports Division by a representative of Deutsche Bank, the Board of Directors unanimously determined that the terms and conditions of the sale of the Off-Price and Action Sports Division to the Purchaser are fair to, and in the best interests of, the Company and approved the sale of the Off-Price and Action Sports Division and the Acquisition Agreement and related agreements.

  The Acquisition Agreement was executed on September 24, 1999. Pursuant to its original terms, the Acquisition Agreement could be terminated by either party if the closing did not occur on or before February 28, 2000. On or around March 1, 2000, Global and the Purchaser decided to extend the date after which either party could terminate the Acquisition Agreement until May 31, 2000 and to amend the purchase price and payment terms for the sale. Between March 1, 2000 and March 7, 2000, Global and Messrs. Salter and Finkelstein negotiated the terms of the amendment to the Acquisition Agreement.

  The Acquisition Agreement, as originally agreed to, provided for $10 million of the purchase price for the Off-Price and Action Sports Division to be paid with subordinated promissory notes to be paid over 7 1/2 years. Global agreed to a reduction in the purchase price of approximately $2.8 million because the payment terms were amended to provide that the entire purchase price would be paid in cash.

  On March 12, 2000, Global's Board of Directors held a meeting to review and consider the proposed amendment to the Acquisition Agreement. The meeting was attended by all of the members of Global's Board of Directors, representatives of Deutsche Bank, Global's General Counsel, Chief Financial Officer and Senior Vice President of Strategic Development. After a review of the terms and conditions of the amendment to the Acquisition Agreement by Global's General Counsel and a review of the revised financial terms of the proposed sale of the Off-Price and Action Sports Division by a representative of Deutsche Bank, the Board of Directors unanimously determined that the revised terms and conditions of the sale of the Off-Price and Action Sports Division to the Purchaser are fair to, and in the best interests of, the Company and approved the amendment to the Acquisition Agreement.

Terms of the Acquisition Agreement

  The following is a summary of the material provisions of the Acquisition Agreement, dated September 24, 1999, as amended, between Global, Gen-X Acquisition (U.S.), Inc., Gen-X Acquisition (Canada) Inc., DMJ Financial, James J. Salter and Kenneth J. Finkelstein. A copy of the Acquisition Agreement, as amended, without all exhibits, is attached as Appendix A to this Proxy Statement. A complete copy of the Acquisition Agreement, as amended, can be obtained by accessing Global's Form 10-Q/A for the period ended September 30, 1999, filed March 22, 2000. The Acquisition Agreement is incorporated into this Proxy Statement by reference and should be read carefully.

 General

  The Acquisition Agreement provides for the sale by Global to Gen-X Acquisition (U.S.), Inc. of all of the issued and outstanding shares of capital stock of Gen-X Holdings and the sale by Global to Gen-X Acquisition (Canada), Inc. of all of the issued and outstanding shares of capital stock of Gen-X Equipment. The sale of the Off-Price and Action Sports Division will be consummated only if the Acquisition Agreement and the transactions contemplated by the Acquisition Agreement are approved and adopted by the affirmative vote of a majority of the shares of Global Common Stock outstanding on the Record Date. If approved, the closing of the sale of the Off-Price and Action Sports Division will take place shortly after the Annual Meeting. There can be no assurance, however, that the conditions to the closing will be satisfied by that time, or at all, or that the Acquisition Agreement will not be terminated. See "--Conditions to Closing."

 Purchase Price

  The purchase price to be paid to Global for the capital stock of Gen-X Holdings consists of the following: (i) a cash payment in the amount of $6.0 million deposited in an escrow account by the Purchaser on March 13, 2000, to be delivered to Global at closing, (ii) a cash payment at closing in the amount of $3.6 million, and (iii) the assumption of certain notes, payable by Global to Gen-X Holdings, in the aggregate principal amount of approximately $4.0 million, together with all accrued and unpaid interest thereon. This purchase price is subject to certain adjustments in the event the Purchaser sells or otherwise transfers the capital stock of the Gen-X Companies within certain periods of time following the closing. The purchase price to be paid to Global for the capital stock of Gen-X Equipment consists of a cash payment at closing in the amount of $3.6 million.

 Related Agreements

  In connection with the Acquisition Agreement, Global has agreed to enter into a Right of First Offer Agreement and a Non-Competition Agreement, each effective as of the closing of the sale of the Off-Price and Action Sports Division.

  Under the Noncompetition Agreement, Global and Michael G. Rubin will not compete, for a period of five years following the closing of the sale of the Off-Price and Action Sports Division, in the action sports and off-price sporting goods business, as currently conducted by the Gen-X Companies. Global will not be prohibited or restricted under the Noncompetition Agreement from conducting its e-Commerce business. The Noncompetition Agreement may be terminated prior to the end of its five year term upon the occurrence of certain defaults or breaches by the parties to the Acquisition Agreement.

  In addition, Global and the other parties to the Acquisition Agreement have agreed to enter into agreements to terminate, as of the closing of the sale of the Off-Price and Action Sports Division, the employment agreements of Messrs. Salter and Finkelstein and the noncompetition agreement entered into by Merssrs Salter and Finkelstein and DMJ Financial in connection with the purchase by Global of the Gen-X Companies in May, 1998.

  In order to secure the obligations to Global under the Notes, the Purchaser and its operating subsidiaries have agreed to execute and deliver to Global guarantees, security agreements, pledge agreements and trademark security agreements.

 Representations and Warranties

  The Acquisition Agreement contains certain representations and warranties by Global relating to, among other things: (i) the due organization, valid existence and power of the Gen-X Companies, (ii) the capitalization and ownership of the Gen-X Companies, (iii) the authorization, execution, delivery, enforceability and performance of the Acquisition Agreement and related agreements by Global, (iv) no conflicts under Global's charter or bylaws or violations of agreements or applicable laws or judgments, (v) the absence of legal proceedings and judgments, and (vi) brokerage fees.

  The Acquisition Agreement also contains certain representations and warranties by the Purchaser, DMJ Financial and Messrs. Salter and Finkelstein relating to, among other things: (i) the due organization, valid existence and power of the Purchaser and DMJ Financial, (ii) the authorization, execution, delivery, enforceability and performance of the Acquisition Agreement and related agreements by the Purchaser, DMJ Financial and Messrs. Salter and Finkelstein, (iii) the absence of any business activities, operations or obligations of the Purchaser prior to closing of the sale of the Off-Price and Action Sports Division, (iv) the absence of proceedings and judgments, (v) brokerage fees, (vi) representations as to investment matters, (vii) the absence of any obligations incurred by DMJ Financial or Messrs. Salter or Finkelstein on behalf of Global or any of its subsidiaries other than the Gen-X Companies, and (viii) the non-applicability of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the Competition Act (Canada).

 Conditions to Closing

  Unless otherwise waived, the obligations of Global to be performed at the closing of the sale of the Off-Price and Action Sports Division are subject to the satisfaction of certain conditions, including the following: (i) the representations and warranties of the Purchaser, DMJ Financial and Messrs. Salter and Finkelstein must have been true in all material respects when made and must be true in all material respects on and as of the date of the closing, (ii) all of the obligations to be satisfied or performed by the Purchaser on or before the closing must have been substantially satisfied or performed, (iii) approval of the sale of the Off-Price and Action Sports Division must have been obtained from the shareholders of Global, (iv) no proceeding, judgment or law has been instituted, issued or enacted that prohibits the transactions contemplated by the Acquisition Agreement and related agreements, and (v) Global has received the written opinion of its financial advisor that the consideration to be received by Global is fair, from a financial point of view, to Global.

  Unless otherwise waived, the obligations of the Purchaser, DMJ Financial and Messrs. Salter and Finkelstein to be performed at the closing of the sale of the Off-Price and Action Sports Division are subject to the satisfaction of certain conditions, including the following: (i) the representations and warranties of Global must have been true in all material respects when made and must be true in all material respects on and as of the date of the closing, and (ii) all of the obligations to be satisfied or performed by Global on or before the closing must have been substantially satisfied or performed.

 Nondisclosure and Noncompetition Obligations

  In connection with the sale of the Off-Price and Action Sports Division, Global has agreed not to disclose any confidential information about the Gen-X Companies and the Purchaser, DMJ Financial and Messrs. Salter and Finkelstein have agreed not to disclose any confidential information about Global.

 Indemnification

  Pursuant to the terms of the Acquisition Agreement, Global has agreed to indemnify the Purchaser, DMJ Financial and Messrs. Salter and Finkelstein from and against any damages arising out of or in connection with certain matters, including the following: (i) any misrepresentation, breach or failure of any representation or warranty made by Global in the Acquisition Agreement or any of the related agreements, and (ii) any failure or refusal by Global to satisfy or perform any covenant, term, obligation or condition of the Acquisition Agreement or any of the related agreements required to be satisfied or performed by it.

  The Purchaser, DMJ Financial and Messrs. Salter and Finkelstein, jointly and severally, have agreed to indemnify Global from and against any damages arising out of or in connection with certain matters, including the following:
(i) any misrepresentation, breach or failure of any representation or warranty made by the Purchaser, DMJ Financial or Messrs. Salter or Finkelstein in the Acquisition Agreement or any of the related agreements, (ii) any failure or refusal by the Purchaser, DMJ Financial, Salter or Finkelstein to satisfy or perform any covenant, term, obligation or condition of the Acquisition Agreement or any of the related agreements required to be satisfied or performed by them, (iii) any act or omission of the Gen-X Companies or their representatives at any time after the closing, and (iv) any claim against Global by Customs Canada.

 Termination

  The Acquisition Agreement may be terminated under any of the following circumstances: (i) upon the mutual written consent of Global and the Purchaser, (ii) by Global or the Purchaser if the closing does not occur on or before May 31, 2000, (iii) by the Purchaser if it becomes certain that any of the conditions to the closing obligations of the Purchaser, DMJ Financial or Messrs. Salter and Finkelstein cannot be satisfied, (iv) by Global if it becomes certain that any of the conditions to the closing obligations of Global cannot be satisfied, (v) by the Purchaser if Global breaches any of its representations, warranties, covenants or agreements contained in the Acquisition Agreement, (vi) by Global if the Purchaser, DMJ Financial or Messrs. Salter or Finkelstein breach any of their representations, warranties, covenants or agreements contained in the Acquisition Agreement, or (vii) by Global if Global receives an offer from a third party to acquire the Gen-X Companies and the Board of Directors of Global determines, in good faith, that its fiduciary duties require Global to accept such offer. If Global terminates the Acquisition Agreement because it has received an offer from a third party to acquire the Gen-X Companies and the Board of Directors of Global determines, in good faith, that its fiduciary duties require Global to accept such offer, and Purchaser is not then in breach of the Acquisition Agreement, Global will be required to pay Purchaser a nonrefundable fee in the amount of $1.5 million.

Opinion of Deutsche Bank Securities Inc.

  Deutsche Bank has acted as financial advisor to Global in connection with the proposed sale of the Company's Off-Price and Action Sports Division, including the sale of the Gen-X Companies.

  At the March 12, 2000 meeting of Global's Board of Directors, Deutsche Bank delivered its oral opinion, subsequently confirmed in writing as of the same date, to the Global Board of Directors to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the consideration to be received by Global in connection with the sale of the Off-Price and Action Sports Division is fair, from a financial point of view, to Global.

  The full text of Deutsche Bank's written opinion, dated March 12, 2000 (the "Deutsche Bank Opinion"), which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in connection with the opinion is attached as Appendix B to this Proxy Statement and is incorporated herein by reference. Global shareholders are urged to read the Deutsche Bank Opinion in its entirety. The summary of the Deutsche Bank Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the Deutsche Bank Opinion.

  In connection with Deutsche Bank's role as financial advisor to Global, and in arriving at its opinion, Deutsche Bank has, among other things, reviewed certain publicly available financial information and other information concerning the Off-Price and Action Sports Division and certain internal analyses and other information furnished to it by the Off-Price and Action Sports Division and Global such as accounts receivable aging reports, available-to-sell inventory reports, inventory aging reports and data on significant customers and suppliers. Deutsche Bank also held discussions with the members of the senior management of the Off-Price and Action Sports Division and Global regarding the businesses and prospects of the Off-Price and Action Sports Division. In addition, Deutsche Bank has (i) reviewed the financial performance of the Off-Price and Action Sports Division, (ii) reviewed the financial terms of certain recent acquisitions which it deemed comparable in whole or in part, (iii) reviewed the terms of the Acquisition Agreement and certain related documents and (iv) performed such other studies and analyses and considered such other factors as it deemed appropriate. Deutsche Bank found no publicly-traded companies that are comparable to the Off-Price and Action Sports Division. Accordingly, Deutsche Bank was unable to value the Off-Price and Action Sports Division based upon comparable market valuations. In addition, based upon the nature of the Off-Price and Action Sports Division's business, management of the Off-Price and Action Sports Division and Global believe it is impractical to produce financial projections; consequently, Deutsche Bank was unable to perform a discounted cash flow valuation analysis or leveraged buyout valuation analysis.

  Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Off-Price and Action Sports Division, including, without limitation, any financial information or forecasts considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities of the Off-Price and Action Sports Division. Deutsche Bank's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of such opinion.

  For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of the Off-Price and Action Sports Division, Global and the Purchaser contained in the Acquisition Agreement are true and correct and that Global and the Purchaser will each perform all of the covenants and agreements to be performed by it under the Acquisition Agreement and all conditions to the obligations of each of Global and the Purchaser to consummate the sale of the Off-Price and Action Sports Division will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the sale of the Off-Price and Action Sports Division will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which Global is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Global.

  Set forth below is a brief summary of all material financial analyses performed by Deutsche Bank in connection with its opinion and reviewed with the Global Board of Directors at its meeting on March 12, 2000.

 Discussion of the Total Aggregate Consideration for the Off-Price and Action Sports Division.

  Deutsche Bank reviewed the proposed form and terms of financial consideration to Global by the Purchaser and based on Deutsche Bank's analysis, valued the proposed total aggregate consideration at $46.0 million. The total aggregate consideration is comprised of the following:

                ($ in millions)
                 Consideration              Value
                 -------------              -----
     Retention by Global of insured
      accounts receivable.................. $10.5
     Cash payment for inventory............ $ 1.0
     Cash purchase price...................  13.2
     Assumption of Global's contingent
      liability............................   3.4(1)
     Assumption of long-term debt..........   2.7
     Assumption of short-term debt.........  15.2
                                            -----
       Total............................... $46.0
                                            =====

--------
(1) Fair market value. The $4.0 million face value of contingent consideration liability to be assumed by the Purchaser has been discounted at 11%.

  The "total aggregate consideration" of $46.0 million for the Off-Price and Action Sports Division differs from the $17.2 million purchase price to be received by Global for the Gen-X Companies for the following reasons: (i) the contingent notes to be assumed by the Purchaser in the aggregate principal amount of $4.0 million have been discounted, and (ii) the amount of cash received by the Company for inventory, the value of accounts receivable held in the Off-Price and Action Sports Division to be retained by the Company, and the amount of the liabilities held by the Gen-X Companies have been added to the purchase price.

 Analysis of Selected Precedent Transactions.

  Deutsche Bank reviewed the financial terms, to the extent publicly available, of five pending or completed merger and acquisition transactions since January 1994 involving companies in the off-price distribution industry and action sports industry (the "Selected Transactions"). Deutsche Bank calculated various financial multiples based on the Transaction Value (the market value of the equity plus net debt and preferred securities) and certain publicly available information for each of the Selected Transactions and compared them to corresponding financial multiples for the proposed sale of the Off-Price and Action Sports Division. The transactions reviewed and the multiples were as follows:

  .  the August 8, 1994 purchase of C.A.S. Sports International by Ride,
     Inc.;


  . the October 11, 1996 purchase of C.A.S. Sports International, Inc. by Gen-X Corporation;

  .  the May 12, 1998 purchase of the Gen-X Companies by Global Sports, Inc.;

  .  the March 26, 1999 purchase of Morrow Snowboards, Inc. by K2 Inc.; and

  .  the October 7, 1999 purchase of Ride Inc. by K2 Inc.

                                                Multiples
                                   -----------------------------------
Multiple of Transaction value to:  Low  Mean High Proposed Transaction
LTM Revenues                       0.1x 0.4x 0.6x     0.6x
LTM EBITDA (1)                     1.6x 4.1x 5.4x    11.9x
LTM EBIT (2)                       1.9x 4.4x 5.9x    14.9x
Multiple of Equity value to:
Book Value                         0.9x 1.8x 3.3x     1.5x

--------
(1) Trailing twelve months EBITDA (earnings before interest, taxes, depreciation and amortization)
(2) Trailing twelve months EBIT (earnings before interest and taxes)

  All multiples for the Selected Transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the five-year period during which the Selected Transactions occurred. The purchase of Morrow Snowboards, Inc. by K2 Inc. and the purchase of Ride Inc. by K2 Inc. only provided multiples of revenue and book value as neither target generated positive EBIT or EBITDA during the 12 months prior to the transaction.

  In addition to the above analyses, Deutsche Bank considered the following additional material factors in rendering its opinion to Global's Board of Directors. First, the Off-Price and Action Sports Division missed its original net sales budget for the second quarter of 1999 by 16.7%, or $2.7 million, generating losses of $1.9 million and $1.7 million at the EBIT and EBITDA levels, respectively. The projected financial performance for this business had been for EBIT and EBITDA of $1.8 million and $2.0 million, respectively. In addition, the projected financial results were revised substantially downward resulting in a $3.0 million, or 36.0% reduction in EBITDA compared to the original forecast, for the third and fourth quarter of 1999. These factors, in turn, increased concerns potential buyers expressed during the marketing process about the future financial performance of the business without the participation of Michael G. Rubin, the Chief Executive Officer of Global. Second, the significant contribution Michael Rubin made to the Off-Price and Action Sports Division. Mr. Rubin played an integral role in the management of the Off-Price and Action Sports Division until May 1999 when Global announced a change in strategic focus. Thereafter, Mr. Rubin focused on the Company's e-commerce initiative and assumed a diminished role in the management of Global's non-internet businesses. Deutsche Bank partially attributed the significant decline in the financial performance of the Off-Price and Action Sports Division to Mr. Rubin's reduced involvement. Third, management is the primary asset of the off-price sporting goods businesses. Due to the importance of the industry relationships that existing management has developed, the current management team is integral to the value of the Off-Price and Action Sports Division. Furthermore, unlike integrated off-price retailers, close-out distribution businesses have no captive retail distribution through which they can sell off-price goods, no franchise value, no infrastructure and no name recognition. Finally, the Company's actual 1999 calendar year financial results significantly underperformed the revised projections for calendar year 1999; 1999 actual EBITDA for the Company's Off-Price and Action Sports Divison totalled $3.9 million versus the revised projection of $6.4 million.

  The foregoing summary describes all analyses and factors that Deutsche Bank deemed material in its presentation to Global's Board of Directors, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion.

  In conducting its analyses and arriving at its opinion, Deutsche Bank utilized generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to Global's Board of Directors as to the fairness of the consideration to Global for the sale of the Off-Price and Action Sports Division and does not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. Deutsche Bank was not requested to render an opinion regarding the fairness of the terms of the sale of the Off-Price and Action Sports Division to the Company's unaffiliated shareholders or to the Company's shareholders generally because such shareholders are not parties to the Acquisition Agreement. The consideration to be received by the Company in connection with the sale of the Off-Price and Action Sports Division is not going to be distributed to any of the shareholders of the Company and Deutsche Bank's opinion was therefore limited to the fairness of the sale, from a financial point of view, to the Company.

  The terms of the sale of the Off-Price and Action Sports Division were determined through negotiations between Global and the Purchaser and were approved by Global's Board of Directors. Although Deutsche Bank provided advice to Global during the course of these negotiations, the decision to enter into the sale of the Off-Price and Action Sports Division was solely that of Global's Board of Directors. As described above, the opinion and presentation of Deutsche Bank to Global's Board of Directors were only one of a number of factors taken into consideration by the Global Board of Directors in making its determination to approve the sale of the Off-Price and Action Sports Division. Deutsche Bank's opinion was provided to Global's Board of Directors to assist it in connection with its consideration of the sale of the Off-Price and Action Sports Division and does not constitute a recommendation to any holder of Global Common Stock as to how to vote with respect to the sale of the Off-Price and Action Sports Division.

  Global selected Deutsche Bank as financial advisor in connection with the sale of the Off-Price and Action Sports Division based on Deutsche Bank's qualifications, expertise, reputation and experience in retailing and mergers and acquisitions. Global had retained BT Alex. Brown Incorporated pursuant to a letter agreement dated April 20, 1999 (the "Engagement Letter"). Deutsche Bank is the successor to the investment banking and client advisory businesses of BT Alex. Brown and has assumed BT Alex. Brown's rights and responsibilities under the Engagement Letter. As compensation for Deutsche Bank's services in connection with the sale of the Off-Price and Action Sports Division, Global has paid Deutsche Bank a cash fee of $225,000 and has agreed to pay an additional cash fee of $663,000 if the sale of the Off-Price and Action Sports Division is consummated. Regardless of whether the sale of the Off-Price and Action Sports Division is consummated, Global has agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank's counsel and all of Deutsche Bank's reasonable travel and other out-of-pocket expenses incurred in connection with the sale of the Off-Price and Action Sports Division or otherwise arising out of the retention of Deutsche Bank under the Engagement Letter. Global has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the sale of the Off-Price and Action Sports Division. Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group").

  One or more members of the DB Group have, from time to time, provided investment banking and other financial services to Global or its affiliates for which it has received compensation. During the past two years neither Deutsche Bank nor its affiliates has had a material relationship with Global or its affiliates other than Deutsche Bank's services in connection with the sale of the Off-Price and Action Sports Division described above and Deutsche Bank's representing Global as exclusive sale agent in the divestiture of its Branded Division. As compensation for Deutsche Bank's services in connection with the sale of the Branded Division, Global has paid or agreed to pay Deutsche Bank a cash fee of $500,000 and has agreed to reimburse Deutsche Bank for out-of-pocket expenses incurred in connection with the sale of the Branded Division in the aggregate amount of approximately $20,000.

  In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Global for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

 Projections

  Prospective purchasers of Global's Off-Price and Action Sports Division were provided with the financial projections set forth below. The projections were excerpted from information provided by Global management. Global does not as a matter of course publicly disclose projections as to future revenues or earnings. The projections are included in this Proxy Statement only because the information was made available to prospective purchasers of Global's Off-Price and Action Sports Division. The initial projections were prepared in the second quarter of 1999 and the revised projections were prepared in the third quarter of 1999 based on management's estimates and assumptions regarding the Off-Price and Action Sports Division at that time.

  The projections set forth below were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections. The projections do not purport to present operations in accordance with generally accepted accounting principles. Neither Global nor any of its financial advisors or any of their respective directors or officers has verified or provides any assurances with respect to the accuracy of the projections. Global's independent accountants have not examined or compiled the projections presented herein and, accordingly, assume no responsibility for them and do not express an opinion or any other form of assurance with respect thereto. In addition, because the estimates and assumptions, many of which are not set forth herein, underlying the projections are inherently subject to significant economic and competitive uncertainties and contingencies which are difficult or impossible to predict accurately and are beyond Global's control, there can be no assurance that the projections will be realized at the times or in the amounts indicated.

  The projections set forth below are not based on historical facts and, as such, constitute "forward looking statements" that involve uncertainties and risk. The actual results of the Off-Price and Action Sports Division differed from Global's projections.

Initial 1999 Projected Quarterly Financial Results for Off-Price & Action Sports Division

  The following table sets forth the projections provided by Global during the second quarter of fiscal 1999 for fiscal 1999.

                                                                                For the
                                       For the Quarter Ended                  Year Ended
                          --------------------------------------------------  -----------
                           March 31,    June 30,     September   January 1,   January 1,
                             1999         1999       30, 1999       2000         2000
                           (actual)    (estimated)  (estimated)  (estimated)  (estimated)
                          -----------  -----------  -----------  -----------  -----------
Net Sales...............  $20,565,666  $15,909,334  $34,000,000  $20,000,000  $90,475,000
Cost of Sales...........   15,410,868   11,732,907   25,112,371   14,700,000   66,956,146
                          -----------  -----------  -----------  -----------  -----------
  Gross Profit..........    5,154,798    4,176,427    8,887,629    5,300,000   23,518,854
  Margin................         25.1%        26.3%        26.1%        26.5%        26.0%
G&A.....................    1,366,217    1,366,217    1,366,217    1,366,217    5,464,868
Selling and Marketing...      729,481      565,095    1,236,211      756,583    3,287,370
Distribution............      519,735      402,615      880,767      539,045    2,342,162
Development and Design..       21,700       21,700       21,700       21,700       86,800
                          -----------  -----------  -----------  -----------  -----------
  Total Operating
   Expenses.............    2,637,133    2,355,627    3,504,895    2,683,544   11,181,199
  Operating Profit......    2,517,665    1,820,800    5,382,734    2,616,456   12,337,655
  + Depreciation........       49,590       49,590       49,590       49,590      198,358
  + Amortization........      177,506      177,506      177,506      177,506      710,024
  EBITDA................    2,744,761    2,047,896    5,609,830    2,843,552   13,246,037
  Ending Inventory......   12,278,330   15,240,000   12,127,629   12,127,629   12,127,629
  Average Inventory.....   13,631,425   13,759,165   13,683,815   12,127,629   13,556,074
  Inventory Turnover....          1.1x         0.9x         1.8x         1.2x         4.9x
Accounts Receivable.....  $26,818,627  $22,727,961  $32,977,961  $25,977,961  $25,977,961
Receivables Turnover....          0.8x         0.7x         1.0x         0.8x         3.5x
Receivables Days........        117.4        128.6         87.3        116.9        104.8

Revised 1999 Projected Quarterly Financial Results for Off-Price & Action Sports Division

  The following table sets forth the projections provided by Global during the third quarter of fiscal 1999 for fiscal 1999 as well as the actual unaudited results of operations of Global's Off-Price and Action-Sports Division for fiscal 1999.

                                       For the Quarter Ended                    For the Year Ended
                          --------------------------------------------------  ------------------------
                                                     September
                           March 31,    June 30,        30,      January 1,   January 1,   January 1,
                             1999         1999         1999         2000         2000         2000
                           (actual)      (actual)   (estimated)  (estimated)  (estimated)    (actual)
                          -----------  -----------  -----------  -----------  -----------  -----------
Net Sales...............  $20,565,666  $13,252,045  $25,000,000  $15,000,000  $73,817,711  $71,789,523
Cost of Sales...........   15,410,868   12,468,373   19,000,000   11,400,000   58,279,241   59,284,529
                          -----------  -----------  -----------  -----------  -----------  -----------
Gross Profit............    5,154,798      783,672    6,000,000    3,600,000   15,538,470   12,504,944
Margin..................        25.07%        5.91%       24.00%       24.00%       21.05%       17.42%
General &
 Administrative.........    1,366,217      930,689    1,150,000    1,050,000    4,496,906    3,644,538
Selling and Marketing...      729,481      903,237      900,000      500,000    3,032,718    4,127,267
Distribution............      519,735      828,746      625,000      375,000    2,348,481    1,433,760
Development & Design....       21,700       57,346       21,700       21,700      122,446      220,230
                          -----------  -----------  -----------  -----------  -----------  -----------
Operating Expenses......    2,637,133    2,720,018    2,696,700    1,946,700   10,000,551    9,425,795
                          -----------  -----------  -----------  -----------  -----------  -----------
Operating Profit(loss)..    2,517,665   (1,936,346)   3,303,300    1,653,300    5,537,919    3,079,149
Plus:
Depreciation............       49,590       50,000       50,000       50,000      199,590      164,418
Amortization............      177,506      175,000      175,000      175,000      702,506      622,935
                          -----------  -----------  -----------  -----------  -----------  -----------
EBITDA..................  $ 2,744,761  $(1,711,346) $ 3,528,300  $ 1,878,300  $ 6,440,015    3,866,502
                          ===========  ===========  ===========  ===========  ===========  ===========

Absence of Appraisal Rights

  Under Delaware law, the shareholders of Global are not entitled to appraisal rights for their shares of Global's capital stock in connection with the transactions contemplated by the sale of the Off-Price and Action Sports Division, or to any similar rights under Delaware law.

Market Price Information

  Global's Common Stock is currently included for quotation on the Nasdaq National Market. On September 24, 1999, the trading date immediately prior to the public announcement of the transactions contemplated by the Acquisition Agreement, Global Common Stock closed at $21.625 per share and the high and low trading prices were 22.9375 and 21.1875, as reported on the Nasdaq National Market.

Accounting Treatment

  The sale of the Off-Price and Action Sports Division has been reflected on Global's financial statements as the disposal of a segment of a business within the meaning of Accounting Principles Board Opinion No. 30.

Federal Income Tax Consequences

  The following is a summary of all material federal income tax consequences of the sale of the Off-Price and Action Sports Division by Global and is not intended to be tax advice to any person, nor is it binding upon the Internal Revenue Service. In addition, no information is provided herein with respect to the tax consequences of the sale of the Off-Price and Action Sports Division under applicable foreign, state, local or other laws.

  Except as otherwise discussed below, Global will generally recognize taxable loss on the sale of the Off-Price and Action Sports Division equal to the difference between (i) the amount realized by Global from the sale and (ii) Global's adjusted tax basis in the capital stock of the Gen-X Companies. The amount realized will equal the sum of cash payments received by Global for the capital stock of the Gen-X Companies plus the amount of the liabilities assumed by the Purchaser. The sale of the Off-Price and Action Sports Division will not result in any federal income tax consequences to shareholders of Global.

  EACH HOLDER OF SHARES OF COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE SALE OF THE OFF-PRICE AND ACTION SPORTS DIVISION (INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS).

Government and Regulatory Approvals

  Global does not believe any regulatory approvals are required in connection with the sale of the Off-Price and Action Sports Division. Based on the representations made by the Purchasers, DMJ Financial and Messrs. Salter and Finkelstein in the Acquisition Agreement relating to the size of the Purchasers' operations and the size of the Purchasers' ultimate parents, the Company does not believe that any filings are required under the HSR Act.

Interests of Certain Persons

  Other than James J. Salter and his business partner Kenneth J. Finkelstein, no director or executive officer of Global, or associate of any such director or executive officer, has any substantial interest in the sale of the Off-Price and Action Sports Division, other than any interest arising from the ownership of Global's securities (in which case each such owner receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class of securities). For a description of the holdings of Global's securities by the directors and certain of the executive officers of Global, see "Principal Shareholders".

  Mr. Salter, along with Mr. Finkelstein, is leading the group of investors which is proposing to purchase all of the issued and outstanding capital stock of the Gen-X Companies from Global. On May 12, 1998, Global acquired all of the issued and outstanding stock of the Gen-X Companies from Messrs. Salter and Finkelstein and substantially the same group of investors. The Gen-X Companies, which are headquartered in Toronto, Ontario, specialize in (i) selling off-price sporting goods and winter sports equipment (including ski and snowboard equipment), in-line skates, sunglasses, skateboards and specialty athletic footwear and (ii) designing and distributing product orders specifically designed for selected retailers.

  The consideration paid by Global for the capital stock of the Gen-X Companies in May, 1998 consisted of (i) 1,500,000 shares of Global's Common Stock, (ii) 10,000 shares of Global's preferred stock, mandatorily redeemable over 5 years in the maximum aggregate amount of $500,000, and (iii) noninterest-bearing contingent notes payable over 5 years in the maximum aggregate amount of $4.5 million. The Company valued the Common Stock issued in the May, 1998 transaction based on the average market price of the Common Stock during the 5-day period beginning two trading days before and ending two trading days after May 12, 1998. The redemption price of the preferred stock and the payment amount of the contingent notes are dependent upon the Company's Off-Price and Action Sports Division achieving certain sales and gross profit targets. In June, 1999, the Company redeemed 2,000 shares of the preferred stock for an aggregate of $100,000 and paid $900,000 of the principal amount of the contingent notes in accordance with the terms of such stock and notes.

  Subsequent to the purchase of the Gen-X Companies in May, 1998, the Company has effectively consolidated its Off-Price and Action Sports Division into the Gen-X Companies. As a result, a comparison of the purchase price of the capital stock of the Gen-X Companies in May, 1998 and the consideration to be paid under the Acquisition Agreement for the capital stock of the Gen-X Companies would not be meaningful.

Recommendation of Board of Directors

  Before concluding that Global should divest its Off-Price and Action Sports Division in order to focus exclusively on its e-Commerce business, the Board of Directors considered the following alternatives: (i) liquidating the Off-Price and Action Sports Division; and (ii) continuing to operate the Off-Price and Action Sports Division. The Board of Directors decided against liquidation of the Off-Price and Action Sports Division because a greater value could be obtained by selling the Off-Price and Action Sports Division as a going concern. The Board of Directors decided against continuing the operation of the Off-Price and Action Sports Division because:
(i) the current operating performance and competitive position of the Off-Price and Action Sports Division were declining; (ii) the close-out distribution business is highly dependent upon personal relationships and Michael Rubin, Global's Chief Executive Officer, had reduced his involvement in the management of Global's non-internet businesses; and (iii) close-out distribution businesses have no captive retail distribution through which they can sell off-price goods, no franchise value, no infrastructure and no name recognition.

  In arriving at the conclusion that the sale of the Off-Price and Action Sports Division is in the best interest of Global and its shareholders, the Board of Directors considered the following factors: (i) the process used to procure prospective purchasers described above; (ii) the alternatives to the sale of the Off-Price and Action Sports Division discussed above; (iii) the overall value of the proposal made by the Purchaser and the opinion of Deutsche Bank that the consideration to be received by Global under the Acquisition Agreement is fair, from a financial point of view, to Global; and
(iv) the payment terms of the consideration to be received by Global under the Acquisition Agreement.

  Global's Board of Directors concluded that the sale of the Off-Price and Action Sports Division is in the best interests of Global and its shareholders. All of the factors considered by the Board supported the Board's conclusion. Accordingly, the Board of Directors unanimously approved the sale of the Off-Price and Action Sports Division at a meeting held on September 24, 1999.

  THE BOARD OF DIRECTORS OF GLOBAL UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF ACQUISITION AGREEMENT AND THE SALE OF THE OFF-PRICE AND ACTION SPORTS DIVISION.

                     SELECTED CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

  The following table presents portions of Global's financial statements and is not complete. The following selected consolidated financial data should be read together with Global's consolidated financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference to Global's Form 10-K for fiscal 1999 filed on March 30, 2000.

  On April 20, 1999, Global formalized a plan to sell its Branded Division and Off-Price and Action Sports Division in order to focus exclusively on its e-commerce business. Accordingly, for financial statement purposes, the assets, liabilities, results of operations and cash flows of these divisions have been segregated from that of continuing operations and are presented as discontinued operations. The following selected consolidated financial data and consolidated financial statements included in this Proxy Statement have been reclassified to reflect this presentation.

                                     Year Ended December 31,         Year Ended
                                 ----------------------------------  January 1,
                                  1995     1996     1997     1998       2000
                                 -------  -------  -------  -------  ----------
Statement of Operations Data:
Net revenues...................  $   --   $   --   $   --   $   --    $  5,511
Cost of revenues...............      --       --       --       --       3,817
                                 -------  -------  -------  -------   --------
 Gross profit..................      --       --       --       --       1,694
Operating expenses:
 Sales and marketing...........      --       --       --       --      11,609
 Product development...........      --       --       --       --       7,264
 General and administrative....    5,644    2,853    2,389    3,453      9,311
 Stock-based compensation,
  primarily related to sales
  and marketing................      --       --       --       --       2,655
                                 -------  -------  -------  -------   --------
   Total Operating Expenses....    5,644    2,853    2,389    3,453     30,839
                                 -------  -------  -------  -------   --------
Other (income) expenses:
 Interest expense..............      796    1,152    2,013    2,367        313
 Interest income...............      --       --       --       --        (774)
 Other, net....................      --       --       --       --          (2)
                                 -------  -------  -------  -------   --------
   Total other (income)
    expense....................      796    1,152    2,013    2,367       (463)
                                 -------  -------  -------  -------   --------
Loss from continuing operations
 before income taxes...........   (6,440)  (4,005)  (4,402)  (5,820)   (28,682)
Benefit from income taxes......      --       --       --     1,979      2,222
                                 -------  -------  -------  -------   --------
Loss from continuing
 operations....................   (6,440)  (4,005)  (4,402)  (3,841)   (26,460)
Discontinued operations:
 Income from discontinued
  operations...................    6,465    3,261      247    9,665        550
 Loss on disposition of
  discontinued operations......      --       --       --       --     (17,337)
                                 -------  -------  -------  -------   --------
Net income (loss)..............  $    25  $  (744) $(4,155) $ 5,824   $(43,247)
                                 =======  =======  =======  =======   ========
Earnings (losses) per share--
 basic and diluted(1) :
 Loss from continuing
  operations...................  $ (3.75) $ (1.56) $ (1.47) $  (.34)  $  (1.78)
 Income from discontinued
  operations...................     3.76     1.27      .08      .85        .04
 Loss on disposition of
  discontinued operations......      --       --       --       --       (1.17)
                                 -------  -------  -------  -------   --------
   Net income (loss)...........  $   .01  $  (.29) $ (1.39) $   .51   $  (2.91)
                                 =======  =======  =======  =======   ========
Weighted average common shares
 outstanding(1):
 Basic and diluted.............    1,717    2,568    2,996   11,379     14,874
                                 =======  =======  =======  =======   ========
Number of common shares
 outstanding(1)................    2,307    2,832   10,418   11,925     18,475
                                 =======  =======  =======  =======   ========
Balance Sheet Data:
Working capital................  $ 2,839  $ 2,022  $19,748  $34,846   $ 40,558
Net assets of discontinued
 operations....................   12,673   11,797   24,129   41,128     18,381
Total assets...................   15,030   16,435   28,043   45,053     82,736
Total long-term debt...........    5,001    5,905   20,975   20,993      2,040
Stockholders' equity
 (deficiency)..................       93     (552)   2,157   17,094     59,310

-------
(1) All share and per share amounts give effect to the December 15, 1997 1-for-20 reverse stock split as if it had occurred for all periods presented.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth, as of March 30, 2000, the beneficial ownership of Global's Common Stock: (i) by each person known by Global to be the beneficial owner of five percent or more of Global's outstanding Common Stock, (ii) by each director and nominee for director of Global, (iii) by each executive officer whose compensation exceeded $100,000 during fiscal 1999 (the "Named Officers"), and (iv) by the directors and executive officers of Global as a group. Unless otherwise specified, all persons listed below have sole voting and investment power with respect to their shares. The business address of the officers and directors of Global is that of Global.

                                                     Number of
                                                       Shares
            Name, Position and Address              Beneficially    Percentage
                of Beneficial Owner                   Owned(1)       of Class
            --------------------------              ------------    ----------
Michael G. Rubin ..................................   8,025,046        43.2%
Chairman of the Board and Chief Executive
Officer of Global
Michael Golden(2)..................................      67,500(3)      *
 Executive Vice President, E-Commerce
Michael R. Conn....................................      26,500(4)      *
 Senior Vice President, Strategic Development
Steven A. Wolf ....................................      22,750(5)      *
 Vice President
Kenneth J. Adelberg ...............................     129,500(6)      *
 Director
Harvey Lamm .......................................      80,000(7)      *
 Director
Charles Lax .......................................   6,168,850(8)     33.2%
 Director
Ronald D. Fisher ..................................   6,168,850(9)     33.2%
 Director
Jeffrey Rayport ...................................      15,000(10)     *
 Director
SOFTBANK Affiliates (11)...........................   6,153,850(12)    33.2%
All executive officers and directors as a group
 ( persons)........................................  14,671,146(13)    77.5%

--------
(1) The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the SEC. Accordingly, they may include securities owned by or for, among others, the wife and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options within 60 days of the date of this table. Beneficial ownership may be disclaimed as to certain of the securities.
(2) In February, 2000, Mr. Golden's employment with Global terminated and Mr. Golden was appointed to Global's Advisory Board.
(3) Consists of 67,500 shares of Common Stock issuable pursuant to options awarded to Mr. Golden under Global's 1996 Equity Incentive Plan, which options are exercisable as of the date of the table.
(4) Includes of 25,000 shares of Common Stock issuable pursuant to options awarded to Mr. Conn under Global's 1996 Equity Incentive Plan, which options are exercisable within 60 days of the date of the table. Does not include 55,000 shares of Common Stock issuable pursuant to options awarded to Mr. Conn which are not exercisable within 60 days of the date of this table.
(5) Consists of 22,750 shares of Common Stock issuable pursuant to options awarded to Mr. Wolf under Global's 1996 Equity Incentive Plan, which options are exercisable within 60 days of the date of the table. Does not include 16,250 shares of Common Stock issuable pursuant to options awarded to Mr. Wolf which are not exercisable within 60 days of the date of this table.
(6) Includes 56,250 shares of Common Stock issuable pursuant to options awarded to Mr. Adelberg under Global's 1996 Equity Incentive Plan, which options are exercisable within 60 days of the date of this table.

(7) Includes 80,000 shares of Common Stock issuable pursuant to options awarded to Mr. Lamm under Global's 1996 Equity Incentive Plan, which options are exercisable within 60 days of the date of this table. Does not include 70,000 shares of Common Stock issuable pursuant to options awarded to Mr. Lamm which are not exercisable within 60 days of the date of this table.
(8) Includes 15,000 shares of Common Stock issuable pursuant to options awarded to Mr. Lax under Global's 1996 Equity Incentive Plan, which options are exercisable within 60 days of the date of this table, 6,069,542 shares of Common Stock held by SOFTBANK Capital Partners LP and 84,308 shares of Common Stock held by SOFTBANK Capital Advisors Fund LP. Mr. Lax is a Managing Director of the general partner of each of these SOFTBANK entities. Mr. Lax disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest. Does not include 15,000 shares of Common Stock issuable pursuant to options awarded to Mr. Lax which are not exercisable within 60 days of the date of this table.
(9) Includes 15,000 shares of Common Stock issuable pursuant to options awarded to Mr. Fisher under Global's 1996 Equity Incentive Plan, which options are exercisable within 60 days of the date of this table, 6,069,542 shares of Common Stock held by SOFTBANK Capital Partners LP and 84,308 shares of Common Stock held by SOFTBANK Capital Advisors Fund LP. Mr. Fisher is a Managing Director of the general partner of eachof these SOFTBANK entities. Mr. Fisher disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest. Does not include 15,000 shares of Common Stock issuable pursuant to options awarded to Mr. Fisher which are not exercisable within 60 days of the date of this table.
(10) Includes 15,000 shares of Common Stock issuable pursuant to options awarded to Mr. Rayport under Global's 1996 Equity Incentive Plan, which options are exercisable within 60 days of the date of this table. Does not include 15,000 shares of Common Stock issuable pursuant to options awarded to Mr. Rayport which are not exercisable within 60 days of the date of this table.
(11) The business address of SOFTBANK is 10 Langley Road, Suite 403, Newtown Center, MA 02159.
(12) Consists of 6,069,542 shares of Common Stock held by SOFTBANK Capital Partners LP and 84,308 shares of Common Stock held by SOFTBANK Capital Advisors Fund LP.
(13) Includes an aggregate of 347,000 shares of Common Stock issuable pursuant to options awarded to Global's executive officers and directors, which options are exercisable within 60 days of the date of this table. Does not include an aggregate of 221,250 shares of Common Stock issuable pursuant to options awarded to Global's executive officers and directors which are not exercisable within 60 days of the date of this table.

* Less than one percent.

              PROPOSAL 3--APPROVAL OF INDEMNIFICATION AGREEMENTS

Director Liability and Indemnification

  The potential liability of directors and officers of public companies has been the subject of substantial publicity and concern. Court decisions, the vagaries of public policy and conflicting interpretations of ambiguous statutes have contributed to the publicity and concern about director and officer liability. Directors and officers may be subject to potential claims and lawsuits, even when they act in good faith and in the best interests of the public companies which they serve. These claims and lawsuits can involve substantial personal expenses, including legal fees, settlements and even judgments. The amount of damages often bears no reasonable relationship to the compensation received by directors and officers, and the costs of defending these suits, whether or not meritorious, are beyond the resources of many directors and officers. Although the liability and expense of defending claims and lawsuits may be covered by insurance, there often are significant coverage exclusions and large deductibles.

  Global believes that as a result of these factors, it often is difficult to attract and retain qualified individuals to serve on corporate boards of directors. In order to attract and retain qualified directors and officers, the Company believes that it is in the best interests of Global and its shareholders that the Company provide to its directors and officers the maximum protection against the risks and expenses of claims and lawsuits outlined above.

  Global's directors and officers currently are protected by a directors' and officers' liability insurance policy and certain indemnification rights under Delaware law and Global's Bylaws. The insurance policy provides for a

$75,000 deductible and certain significant exclusions, including, among others, violations of federal and state securities laws, violations of certain duties imposed by the Employee Retirement Income Security Act (ERISA), libel and slander, and claims that a director received a personal profit or advantage to which he was not legally entitled. Furthermore, the policy limits the insurer's liability to $5.0 million for all losses incurred during the policy year. This policy will expire on October 28, 2000, and Global has no assurance that similar coverage will then be available at a reasonable cost or without substantial new exclusions.

  Claims which exceed the coverage provided under Global's insurance policy or which are excluded from the policy's coverage would have to be personally paid by the directors and officers involved. In certain instances, the directors and officers may be entitled to indemnification from Global under Delaware law and Global's Bylaws, but Global's existing indemnification obligation will not necessarily absorb all liabilities and expenses to which directors and officers may be exposed.

  Accordingly, the Board believes that certain measures are appropriate. While no current director or officer has indicated that he will resign if the proposal described below is not approved by the shareholders, Global believes that the adoption of this proposal could be a significant factor in encouraging existing directors and officers to continue to serve in these capacities and attracting new directors and officers in the future.

Proposed Indemnification Agreements

  The Board of Directors is seeking approval of Indemnification Agreements for the benefit of members of the Board of Directors and certain officers of Global, as more fully discussed below. Although the Board believes that shareholder approval is not required under Delaware law, the Board considers it appropriate that the Indemnification Agreements be submitted to the shareholders of Global for their consideration. Because each member of the Board of Directors will be a party to and, as such, a beneficiary of the rights contained in the Indemnification Agreements, there is an inherent conflict of interest in the Board's recommending the Indemnification Agreements. In addition, because the Indemnification Agreements will result in greater indemnification protection for directors and officers against the risks and expenses of litigation, they may result in greater potential monetary exposure to Global for indemnification claims.

  The affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented and entitled to vote at the Annual Meeting will be required to approve the Indemnification Agreements. Although Global intends to continue to indemnify its directors pursuant to its Bylaws and the Delaware General Corporation Law to the fullest extent permitted, no determination has been made as to what other action the Board would take if shareholders do not approve the proposed Indemnification Agreements. If approved, it is presently anticipated that Global will enter into Indemnification Agreements with all current and future directors and with certain current and future officers of Global, without further submission of these agreements to the shareholders for approval. If the Indemnification Agreements are approved by the shareholders, a shareholder may be estopped from asserting at a later date that these agreements are invalid, whether or not the shareholder voted for or against this approval or abstained from voting.

  Section 145 of the Delaware General Corporation Law contains detailed provisions governing the indemnification of directors, officers and key employees, which, among other things, permit the adoption of indemnification agreements generally to effect the policy of that indemnification. Pursuant to
Section 145 of the Delaware General Corporation Law, Global has adopted Bylaw provisions which indemnify its directors and officers to the fullest extent permitted by Delaware law. However, the Board believes that the existing indemnification protection is inadequate in certain respects, and the Indemnification Agreements are intended to supplement that protection.

  The proposed Indemnification Agreements are intended to provide greater protection than that currently provided under the Delaware General Corporation Law and Global's Bylaws. Accordingly, Global's potential monetary exposure to claims for indemnification will be greater if the Indemnification Agreements are approved. However, since Michael G. Rubin acquired a controlling interest in the Company in 1995, there have been no claims for indemnification by directors against Global, and Global is not aware of any pending or threatened litigation in which directors may be named as defendants or of any claims by directors for indemnification which are likely to result from any past, pending or threatened litigation.

  Set forth below is a summary of all the material terms of the Indemnification Agreements, the proposed form of which is attached as Appendix C to this Proxy Statement. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED PROVISIONS OF THE FORM OF INDEMNIFICATION AGREEMENT WHICH IS INCORPORATED BY REFERENCE HEREIN. PLEASE READ THE ATTACHED AGREEMENT WHICH IS INCORPORATED BY REFERENCE HEREIN CAREFULLY BEFORE COMPLETING AND RETURNING YOUR PROXY CARD.

  The proposed Indemnification Agreements will (i) confirm the present indemnity provided by Global's Bylaws and provide that this indemnity will continue despite future changes in the Company's Bylaws as they will be contractual obligations of Global, unlike Global's Bylaws which may be amended by Global's shareholders or its Board, and (ii) provide further indemnification to the fullest possible extent permitted by law against all expenses (including attorneys' fees), judgments, fines and settlement amounts paid or incurred by a director or officer in any action or proceeding, including any action by or in the right of Global, on account of service as a director, officer, employee, attorney or agent of Global, or any subsidiary of Global or any other company or enterprise at the request of Global. The Indemnification Agreements will cover all such actions and proceedings, including actions or proceedings resulting from the sale of the Off-Price and Action Sports Division and the Branded Division, even if they arise from acts or omissions by a director or officer occurring before the execution of the agreement. The contractual arrangements will continue in force so long as the individual continues to serve in such capacity on behalf of Global and will cover liabilities related to his activities in any such capacity regardless of future changes to Global's corporate documents. However, the Indemnification Agreements will not indemnify any director or officer unless such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Global. In addition, no indemnification will be provided in respect of any suit in which judgment is rendered against a director or officer for an accounting of profits from a purchase or sale of securities of Global in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or of any successor statute or for expenses or liabilities which have been paid directly to a director or officer by an insurance carrier under a policy of directors' and officers' liability insurance.

  The Indemnification Agreements provide for payment of expenses in advance of a final disposition of the action or suit, regardless of the recipient's ability to make repayments, and all such advances will be unsecured and interest-free. Management believes that Global should be obligated to advance expenses because indemnification after the conclusion of an action is virtually meaningless if a person cannot pay the expenses as they become due, especially in view of the fact that the expenses of providing a defense and the length of legal proceedings may be significant.

  The Indemnification Agreements also provide directors and officers who are parties thereto with protection during the determination process in the event there is a change of control of Global or its Board and grant such directors and officers certain rights to appeal a denial of indemnification to a court of competent jurisdiction. Except as discussed above with respect to violations of Section 16(b) of the Exchange Act and expenses or liabilities which are covered by insurance, the Indemnification Agreements provide that directors or officers who rely on the records of Global or upon information supplied by the officers of Global, legal counsel, outside accountants or appraisers are deemed to have acted in a manner which would entitle such directors or officers to indemnification under the Indemnification Agreements.

  In addition to the matters described above, the Indemnification Agreements provide a scheme of indemnification that is broader than that specifically provided by the Delaware General Corporation Law.

  First, the Indemnification Agreements do not require a finding by the Board of Directors, a committee of the Board of Directors, independent legal counsel or the shareholders that the indemnified party has met the applicable standard of conduct required for indemnification. The Delaware General Corporation Law requires a finding by the Board of Directors, a committee of the Board of Directors, independent legal counsel or the shareholders that the applicable standard of conduct has been met.

  Second, the Indemnification Agreements explicitly provide that the indemnification provisions applicable to a third party suit cover amounts paid in settlement where the indemnified party meets the applicable standard of conduct. The Delaware General Corporation Law does not provide for such indemnification.

  Third, in the event Global does not pay a requested indemnification amount, the Indemnification Agreements allow an indemnified party, among other things, to contest this determination by petitioning a court to make an independent determination as to whether such indemnified party is entitled to indemnification under the Indemnification Agreements. In the event of such contest, the burden of proving that the indemnified party did not meet the applicable standard of conduct will be on Global. If Global fails to establish that the applicable standard of conduct has not been met in such case, the indemnified party will be entitled to indemnification which will include reimbursement for the expenses incurred by the indemnified party in such contest. The Delaware General Corporation Law does not set forth the procedure for contesting a corporation's determination of an indemnified party's right to indemnification.

  Fourth, the Indemnification Agreements explicitly provide for partial indemnification of costs and expenses in the event an indemnified party is not entitled to full indemnification under the terms of the Indemnification Agreement. The Delaware General Corporation Law does not specifically address this issue. It does, however, provide that to the extent an indemnified party has been successful on the merits, he shall be entitled to such indemnification.

Conflict of Interests of Certain Persons

  Each of the directors and executive officers of Global will be a party to and, as such, a beneficiary of the rights contained in the Indemnification Agreements. Approval of the Indemnification Agreements will result in greater indemnification protection for such directors and executive officers against the risks and expenses of litigation and may result in greater potential monetary exposure to Global for indemnification claims. Because each member of the Board of Directors will be a party to and, as such, a beneficiary of the rights contained in the Indemnification Agreements, there is an inherent conflict of interest in the Board's recommending the Indemnification Agreements.

Recommendation of Board of Directors

  The Board of Directors has concluded that it is in the best interests of the Company and its shareholders to enter into Indemnification Agreements with its directors and certain officers to provide the maximum protection permitted by law. Accordingly, the Board unanimously approved the Indemnification Agreements at a meeting held on November 16, 1999. There is an inherent conflict of interest in the Board's recommending the Indemnification Agreements. See "B Conflict of Interests of Certain Persons."

  THE BOARD OF DIRECTORS OF GLOBAL UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE INDEMNIFICATION AGREEMENTS.

           PROPOSAL 4--APPROVAL OF 2000 EMPLOYEE STOCK PURCHASE PLAN

Description of the Proposal

  On March 12, 2000, the Board adopted the Company's 2000 Employee Stock Purchase Plan (the "2000 Purchase Plan"). The Company's shareholders are being asked to approve the 2000 Purchase Plan. If approved, the 2000 Purchase Plan will take effect March 12, 2000. The total number of shares authorized for issuance under the 2000 Purchase Plan is 400,000 shares, plus an annual increase on the date of the annual meeting of shareholders equal to the lesser of (i) 50,000 shares, or (ii) such smaller number of shares as determined by the Board; provided, however, the total aggregate number of shares issuable under the 2000 Purchase Plan will not exceed 900,000 shares. A copy of the 2000 Employee Stock Purchase Plan is attached as Appendix D to this Proxy Statement. The 2000 Employee Stock Purchase Plan is incorporated into this Proxy Statement by reference and should be read carefully.

Description of the 2000 Employee Stock Purchase Plan

 Purpose

  The purpose of the 2000 Purchase Plan is to provide a means by which employees of the Company (and any parent or subsidiary of the Company designated by the Board to participate in the 2000 Purchase Plan) may be given an opportunity to purchase Common Stock of the Company through payroll deductions, to assist the Company in retaining the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company. All of the Company's approximately 184 employees are eligible to participate in the 2000 Purchase Plan, other than employees who own (or hold stock options to purchase) or who, as a result of participation in the 2000 Purchase Plan, would own (or hold stock options to purchase), stock of the Company possessing 5% or more of the total combined voting power or value of all classes of stock of the Company.

  The rights to purchase Common Stock granted under the 2000 Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code").

 Administration

  The Board administers the 2000 Purchase Plan and has the final power to construe and interpret both the 2000 Purchase Plan and the rights granted under it. The Board has the power, subject to the provisions of the 2000 Purchase Plan, to determine when and how rights to purchase Common Stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any parent or subsidiary of the Company will be eligible to participate in the 2000 Purchase Plan. The Board also may impose vesting restrictions, restrictions on transferability or other similar conditions on shares purchased under the Plan, as it determines to be appropriate.

  The Board has the power to delegate administration of the 2000 Purchase Plan to a committee composed of not fewer than two members of the Board. The Board has delegated administration of the 2000 Purchase Plan to the Compensation Committee of the Board. As used herein with respect to the 2000 Purchase Plan, the "Board" refers to any committee the Board appoints, as well as to the Board itself.

 Offerings

  The 2000 Purchase Plan is implemented by periodic offerings of rights to all eligible employees from time to time, as determined by the Board. The maximum period of time for an offering is 27 months. The Board, when establishing an offering, will determine the specific terms for such offering within the criteria permitted by the 2000 Purchase Plan, including the length of the offering and the date or dates on which purchases will occur during the offering.

  The Board also may provide for additional benefits to be extended to participants outside the scope of Section 423 of the Code, in addition to or in conjunction with an offering under the 2000 Purchase Plan, in the form of vested or unvested shares of Common Stock awarded outside of the 2000 Purchase Plan, cash or other property. The receipt of any such additional benefits, if provided, may be conditioned on continued employment, the holding of shares purchased under the 2000 Plan for a specified period or other events determined by the Board to be appropriate. Any such additional benefits will be fully taxable to participants under the Code and shall not be eligible for the favorable treatment available to rights granted under an employee stock purchase plan provided by Section 423 of the Code (see "Federal Income Tax Information" below).

 Eligibility

  The Board has the discretion, from time to time, and within the parameters specified in the 2000 Purchase Plan, to establish the eligibility requirements for employees to participate in any offering under the 2000

Purchase Plan, including whether employees of any of the Company's subsidiaries are eligible and the length of time (if any) an employee must have been employed by the Company or a participating subsidiary in order to become eligible. However, the period of employment for eligibility may not exceed two years. In addition, the Board may exclude employees who customarily work 20 or fewer hours per week or five or fewer months per year.

  No employee is eligible to participate in the 2000 Purchase Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options). In addition, no employee may accrue rights to purchase Common Stock under the 2000 Purchase Plan at an annual rate that would exceed $25,000 worth of shares of Common Stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company and its affiliates.

 Participation in the Plan

  Eligible employees will enroll in the 2000 Purchase Plan by delivering to the Company, prior to the date selected by the Board as the offering date for the offering, an agreement authorizing payroll deductions from such employees' compensation during the offering. The Board for each offering shall define "'compensation" that will be taken into account for such purpose (for example, as base salary only or as total compensation, including bonuses and commissions, etc.). The Board also shall designate the maximum amount of such compensation, not exceeding 20 percent thereof, that a participant may have withheld and contributed during the offering.

 Purchase Price

  The purchase price per share at which shares of Common Stock are sold in an offering under the 2000 Purchase Plan will be established by the Board prior to the commencement of the offering, but such price shall in no event be less than the lower of (i) 85 percent of the fair market value of a share of Common Stock on the date the right to purchase such shares was granted (generally the first day of the offering) or (ii) 85 percent of the fair market value of a share of Common Stock on the applicable purchase date. The closing sale price of the Company's Common Stock on April 3, 2000, the latest practicable date before the printing of this Proxy Statement, was $15.00 per share.

 Payment of Purchase Price; Payroll Deductions

  The purchase price of the shares is accumulated by payroll deductions over the course of an offering. A participant may increase, reduce, or terminate his or her payroll deductions during an offering to the extent provided by the Board in the terms of the offering. The Board also may provide the extent to which eligible employees, including employees who were not yet eligible at the start of the offering, may commence participating in an offering after the offering already has begun.

  All payroll deductions made for a participant will be credited to his or her account under the 2000 Purchase Plan and deposited with the general funds of the Company. A participant may not make additional payments into such account, unless specifically provided for in the offering terms and only if the maximum permitted amount has not already been withheld.

 Purchase of Stock

  On each purchase date under the 2000 Purchase Plan, the balance of payroll deductions then held by the Company for the account of each participant will be applied to the purchase of shares of Common Stock for the participant. In connection with each offering under the 2000 Purchase Plan, the Board may specify a maximum number of shares of Common Stock an employee may be granted the right to purchase on each purchase date or during an offering and a maximum aggregate number of shares of Common Stock that may be purchased by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number of shares of Common Stock available, then the Board will make a pro rata allocation of available shares in a uniform and equitable manner. Unless the employee's participation is discontinued (see "Withdrawal" below), his or her right to purchase shares is exercised automatically on each purchase date at the applicable price.

 Withdrawal

  A participant may withdraw from a given offering under the 2000 Purchase Plan by terminating his or her payroll deductions and by delivering to the Company a notice of such withdrawal. The terms of an offering established by the Board may limit withdrawals to specified periods prior to a purchase date.

  Upon any withdrawal from an offering by the employee, the Company will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of shares of Common Stock on the employee's behalf during such offering, and such employee's interest in the offering will be automatically terminated. The employee is not entitled to again participate in that offering. However, an employee's withdrawal from an offering will not have any effect upon such employee's eligibility to participate in subsequent offerings under the 2000 Purchase Plan.

 Termination of Employment

  Rights granted pursuant to any offering under the 2000 Purchase Plan terminate immediately upon cessation of an employee's employment for any reason, and the Company will distribute to such employee all of his or her accumulated payroll deductions, without interest.

 Restrictions on Transfer

  Rights granted under the 2000 Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

 Duration, Amendment and Termination

  The Board may suspend or terminate the 2000 Purchase Plan at any time.

  The Board may amend the 2000 Purchase Plan at any time. Any amendment of the 2000 Purchase Plan must be approved by the Company's shareholders within 12 months of its adoption by the Board if the amendment would require shareholder approval in order for the 2000 Purchase Plan to comply with Section 423 of the Code or Rule 16b-3 under the Exchange Act.

  Rights granted before amendment or termination of the 2000 Purchase Plan may not be impaired by any amendment or termination of the 2000 Purchase Plan without consent of the employee to whom such rights were granted, except as may be necessary to comply with any applicable law or Section 423 of the Code.

  Effect of Certain Corporate Events

  In the event of a dissolution, liquidation or specified type of merger of the Company, the surviving corporation either will assume the rights under the 2000 Purchase Plan or substitute similar rights, or the purchase date under any ongoing offering will be accelerated such that the outstanding rights may be exercised immediately prior to, or concurrent with, any such event.

  Stock Subject to 2000 Purchase Plan

  Subject to approval of this proposal by the Company's shareholders, an aggregate of 200,000 shares of Common Stock is reserved for issuance under the 2000 Purchase Plan. If rights granted under the 2000 Purchase Plan expire, lapse or otherwise terminate without being exercised, the shares of Common Stock not purchased under such rights again becomes available for issuance under the 2000 Purchase Plan.

  Federal Income Tax Information

  Rights granted under the 2000 Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

  A participant will be taxed on amounts withheld for the purchase of shares of Common Stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant until the sale or disposition of the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.

  If the stock is sold or otherwise disposed of more than two years after the granting of the right to purchase the stock (typically, the beginning of the offering period) and more than one year after the purchase date on which the stock is sold to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the purchase price or (ii) the excess of the fair market value of the stock as of the time the right was granted over the purchase price (determined as of the time the right was granted) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Such capital gains currently are generally subject to lower tax rates than ordinary income.

  If the stock is sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the purchase date over the purchase price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the purchase date, the same amount of ordinary income is recognized by the participant, and a capital loss is realized equal to the difference between the sales price and the fair market value of the stock on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held. There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the 2000 Purchase Plan. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

  THE BOARD OF DIRECTORS OF GLOBAL UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE 2000 EMPLOYEE STOCK PURCHASE PLAN

                               NEW PLAN BENEFITS

  The purchase of Common Stock pursuant to the 2000 Purchase Plan is within the discretion of the participants therein. The Company cannot forecast the extent to which shares of Common Stock will be purchased under the 2000 Purchase Plan. Because of the discretionary nature of purchases of Common Stock pursuant to the plan, the Company has omitted the tabular disclosure of the benefits or amounts to be allocated under the plan.

                            EXECUTIVE COMPENSATION

Compensation Committee Report

  The Company's Compensation Committee of the Board of Directors is comprised of Messrs. Adelberg, Lax and Rayport. For fiscal 1999, the Board of Directors reviewed the compensation of executive officers, made decisions regarding executive compensation and administered the Company's employee equity incentive plans.

  The Company's compensation policies for executive officers are to (i) provide compensation packages to attract, motivate and retain executives, (ii) link a significant portion of compensation to financial results to reward successful performance, and (iii) provide long-term equity based compensation to further align the interests of executives with those of the shareholders and further reward success and performance. The principal components of the Company's executive compensation are base salary, incentive compensation and periodic grants of stock options or awards. The award of bonuses and stock options serve as incentives for superior performance and are based upon both the performance of the executives and the Company.

  In determining compensation levels, the Company considers compensation packages offered by similar sized companies within the e-commerce industry. Compensation levels for individual executive officers may be more or less than those offered by such other companies, depending on a subjective assessment of individual factors, such as the executive's position, skills, achievements, tenure with the Company and historical compensation levels.

  The Company has employment agreements with the following Named Officers:
Michael G. Rubin, the Company's Chief Executive Officer, Michael Conn and Steven A. Wolf. The Company had an employment agreement with Mr. Golden which was terminated in connection with the termination of Mr. Golden's employment with the Company. Compensation of the Named Officers for fiscal 1999 was determined in accordance with these employment agreements as described herein. Mr. Rubin's compensation in fiscal 1999 consisted solely of the base salary provided for in his employment agreement. Mr. Rubin's compensation was not based on the Company's performance.

  Under the stock option plans established by the Company, stock options are periodically granted to employees at the discretion of the Board of Directors or Compensation Committee. It is contemplated that executives of the Company will be eligible to receive stock option grants, subject to individual performance and the performance of the Company as a whole.

  During 1999, the Company's Named Officers were granted a total of 185,000 options to purchase Common Stock at exercise prices ranging from $11.25 to $15.00 per share.

  Section 162(m) of the Code generally denies a deduction to any publicly held company, such as the Company, for certain compensation exceeding $1,000,000 paid in any taxable year to the chief executive officer and the four other highest paid executive officers, excluding, among other things, certain performance-based compensation. The Board of Directors has not yet recommended any change to the Company's executive compensation policies and plans as a result of Section 162(m), but the Compensation Committee will continue to evaluate the impact of recently finalized tax regulations to ensure that the Company's executive compensation plans most effectively serve the interests of the Company and its shareholders.

                                          Kenneth J. Adelberg
                                          Charles R. Lax
                                          Jeffrey Rayport

Compensation Committee Interlocks and Insider Participation

  None of the members of the Board's Compensation Committee is or has been an officer or employee of the Company. Mr. Lax is a Managing Director of the general partner of SOFTBANK Capital Partners LP and SOFTBANK Capital Advisors Fund LP, the SOFTBANK affiliates through which SOFTBANK acquired an aggregate of 6,153,850 shares of the Company's Common Stock. These shares were acquired by SOFTBANK on July 23, 1999 at a price of $13.00 per share (the closing price on May 26, 1999, the day prior to the day the Company and SOFTBANK agreed in principle to the transaction) for an aggregate purchase price of approximately $80.0 million.

Summary Compensation Table

  The following table sets forth information regarding compensation paid by the Company and its subsidiaries to each Named Officer.

                                 Annual Compensation(1)                    Long Term Compensation
                         ------------------------------------------  ---------------------------------------
                                                                            Awards
                                                                     -----------------------
                                                                                  Securities
                                                                     Restricted   Underlying
        Name and         Fiscal                       Other Annual     Stock      Options /      All Other
   Principal Position     Year   Salary      Bonus   Compensation(1)  Award(s)     SARS (#)     Compensation
------------------------ ------ --------    -------- --------------  ----------   ----------    ------------
Michael G. Rubin .......  1999  $450,000(2)      --       --              --           --             --
 Chairman of the Board
  and                     1998   398,269         --       --              --           --             --
 Chief Executive Officer  1997   297,115         --       --              --           --             --

Michael Golden(3).......  1999   124,038    $120,000      --              --       105,000(4)      $2,034(5)
 Executive Vice
  President,              1998       --          --       --              --           --             --
 E-Commerce               1997       --          --       --              --           --             --

Michael R. Conn(6)......  1999   133,269      45,000      --          $18,563(7)    80,000(8)       2,260(5)
 Senior Vice President,   1998       --          --       --              --           --             --
 Strategic Development    1997       --          --       --              --           --             --

Steven A. Wolf .........  1999   138,020      20,625      --              --           --           9,492(9)
 Vice President           1998   124,481      37,500      --              --           --           7,422(5)
                          1997   112,178      20,000      --              --        50,000(10)      7,422(5)

--------
(1) Excludes perquisites and other personal benefits that do not, in the aggregate, exceed $50,000 or 10% of each officer's total salary and bonus.
(2) Includes amounts paid by the KPR Companies until December 15, 1997, the date of the Company's reorganization, and paid by the Company thereafter.
(3) Mr. Golden's employment with Global commenced in March 1999 and terminated in February 2000.
(4) Represents options to purchase 32,000, 43,000 and 30,000 shares of Common Stock granted to Mr. Golden in fiscal 1999 at exercise prices of $11.25, $11.25 and $15.00 per share, respectively. As of the date of termination of Mr. Golden's employment with Global, such options were vested with respect to the following amounts: 19,200 shares, 25,800 shares and 22,500 shares, respectively.
(5) Represents the value of insurance premiums paid by Global with respect to term life insurance.
(6) Mr. Conn's employment with Global commenced on February 24, 1999.
(7) Amount consists of market value of award on date of grant. As of the end of fiscal 1999, Mr. Conn held 1,500 restricted shares with a value of $18,844. On February 24, 1999, restricted stock was awarded in the amount of 1,500 shares to Mr. Conn which vests on February 24, 2001.
(8) Represents (i) an option to purchase 50,000 shares of Common Stock granted to Mr. Conn in fiscal 1999 at an exercise price of $12.375 per share, vesting at a rate of 20% per year over a five year period with the first portion vesting on February 5, 2000, and (ii) an option to purchase 30,000 shares of Common Stock granted to Mr. Conn in fiscal 1999 at exercise price of $15.00 per share, vesting at the following rate: 15,000 shares on August 9, 1999 and 3,750 shares on each of the first four anniversaries of August 9, 1999.

(9) Consists of (i) Global's matching contribution under its 401(k) Profit Sharing Plan in the amount of $2,070, and (ii) insurance premiums paid by Global with respect to term life insurance in the amount of $7,422.
(10) Represents an option to purchase 32,500 shares of Common Stock granted to Mr. Wolf in fiscal 1997 at an exercise price of $3.20 per share and options to purchase 7,500 shares and 10,000 shares of Common Stock granted to Mr. Wolf in prior periods which were repriced from $4.00 and $9.375, respectively, to $3.20 in fiscal 1997. Such options vest at a rate of 20%, 20% and 33 1/3%, respectively, over five, five and three year periods.


Option/SAR Grants in Last Fiscal Year

  The following table sets forth information regarding options to purchase shares of Common Stock granted to the Named Officers during fiscal 1999. No SAR's were granted during fiscal 1999.

                                                                       Potential Realized
                                                                        Value at Assumed
                                                                         Annual Rates of
                                                                           Stock Price
                                                                        Appreciation for
                          Individual Grants                                Option Term
---------------------------------------------------------------------- -------------------
                          Number of    % of Total
                          Securities  Options/SARs Exercise
                          Underlying   Granted to  or Base
                         Options/SARs Employees in  Price   Expiration
          Name            Granted (#) Fiscal Year   ($/Sh)     Date     5% ($)   10% ($)
------------------------ ------------ ------------ -------- ---------- -------- ----------     ---
Michael G. Rubin........       --         --           --        --         --         --
 Chairman of the Board
  and Chief
 Executive Officer of
  Global

Michael Golden..........    75,000(1)     9.1%     $ 11.25   3/18/09   $530,630 $1,344,720
 Executive Vice
  President,                30,000(2)     3.7%     $ 15.00    8/9/09   $283,003 $  717,184
 E-Commerce

Michael R. Conn.........    50,000(3)     6.1%     $12.375   2/24/09   $389,129 $  986,128
 Senior Vice President,     30,000(4)     3.7%     $ 15.00    8/9/09   $283,003 $  717,184
 Strategic Development

Steven A. Wolf .........       --         --           --        --         --         --
 Vice President

--------
(1) Represents options which originally vested in the aggregate as follows:
    15,000 shares on December 31, 1999 and 15,000 shares on each of the first four anniversaries of December 31, 1999. Upon termination of Mr. Golden's employment with Global, such options were vested with respect to 45,000 shares.
(2) Such option originally vested as follows: 15,000 shares on August 9, 1999 and 3,750 shares on each of the first four anniversaries of August 9, 1999. Upon termination of Mr. Golden's employment with Global, such option was vested with respect to 22,500 shares.
(3) Such option vests as follows: 10,000 shares on February 5, 2000 and 10,000 shares on each of the first four anniversaries of February 5, 2000.
(4) Such option vests as follows: 15,000 shares on August 9, 1999 and 3,750 shares on each of the first four anniversaries of August 9, 1999.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

  The following table sets forth information regarding options to purchase shares of Common Stock exercised by the Named Officers during fiscal 1999 under the Company's stock option plans and the values of options held by such individuals at fiscal year end.

                                                                                  Value of Unexercised
                                                          Number of Securities        In-the-Money
                                                         Underlying Unexercised     Options/SARs at
                                                            Options/ SARs at        Fiscal Year End
                         Shares Acquired on    Value         Fiscal Year End          Exercisable/
          Name               Exercise(#)    Realized($) Exercisable/Unexercisable   Unexercisable (1)
          ----           ------------------ ----------  ------------------------- --------------------
Michael G. Rubin........           --              --                     --                       --
 Chairman of the Board
  and
 Chief Executive Officer
  of Global

Michael Golden..........          --              --         30,000 / 75,000        $19,695 / $78,780(2)
 Executive Vice
  President,
 E-Commerce

Michael R. Conn.........          --              --         15,000 / 65,000             --  / $9,400(3)
 Senior Vice President,
 Strategic Development

Steven A. Wolf .........       11,000        $176,204        22,750 / 16,250      $213,008 / $152,149(4)
 Vice President

--------
(1) Represents the aggregate market value (market price of the Common Stock less the exercise price) of the options granted based upon the closing sales price per share of $12.563 at the end of fiscal 1999.
(2) The exercise prices of options to purchase 75,000 and 30,000 shares held by Mr. Golden are $11.25 per share and $15.00 per share, respectively. Such options originally vested as follows: 15,000 shares on December 31, 1999 and 15,000 shares on each of the first four anniversaries of December 31, 1999; and 15,000 shares on August 9, 1999 and 3,750 shares on each of the first four anniversaries of August 9, 1999. Upon termination of Mr. Golden's employment with Global, such options were vested with respect to 67,500 shares.
(3) The exercise prices of options to purchase 50,000 and 30,000 shares held by Mr. Conn are $12.375 per share and $15.00 per share, respectively. Such options vest as follows: 20% per year over a five year period with the first portion vesting on February 5, 2000; and 15,000 shares on August 9, 1999 and 3,750 shares on each of the first four anniversaries of August 9, 1999.
(4) The exercise price of options to purchase 32,500 shares, 7,500 shares and 10,000 shares held by Mr. Wolf are $3.20 per share. Such options vest at rates of 20%, 20% and 33 1/3%, respectively, of the initial awards per year over five, five and three year periods commencing on December 15, 1998.

Employment Agreements

  Michael G. Rubin. On September 25, 1996, the Company entered into an agreement with Mr. Rubin for an initial term of five years commencing on December 15, 1997, subject to automatic annual extensions, to serve as the Company's Chairman and Chief Executive Officer. Pursuant to the terms of the employment agreement, Mr. Rubin is entitled to receive (i) an annual base salary of $450,000 during the fiscal 1999, increasing by $50,800 effective January 1, 2000 and $49,280 effective January 1, 2001, (ii) an annual bonus based upon the achievements of Mr. Rubin and the results of operations of the Company, (iii) other benefits similar to those provided to Global's other officers. The agreement was entered into in anticipation of the Company completing a reorganization on or about January 1, 1997, which reorganization did not occur until December 15, 1997. The terms of the agreement specified that in the event that the reorganization did not occur prior to June 30, 1997, the agreement would become null and void. On the date of the reorganization, the employment agreement was amended such that the terms of the original agreement were adopted.

  Mr. Rubin's employment agreement may be terminated by Global with cause, which is defined to include, among other things, the willful failure or refusal by Mr. Rubin to comply with explicit directions of the Board of Directors or Executive Committee or to render the services required by the employment agreement, willful breach or habitual neglect in the performance of his duties, conviction of a felony or fraud or embezzlement involving assets of Global. In the event of termination by Global for any other reason, Mr. Rubin will be entitled to receive any unpaid salary and benefits through the date of termination. Under the employment agreement, for a period of one year following his termination, Mr. Rubin is prohibited from engaging in the planning, research, development, production, manufacturing, marketing, sales or distribution of athletic footwear, rugged outdoor footwear, sportswear, licensed products, related products, equipment or services or any other line of business engaged in or under demonstrable development by the Company. In addition, Mr. Rubin is prohibited from enticing, inducing or encouraging other employees of the Company to engage in any other activity which done by them would violate any provision of the contract.

  Steven A. Wolf. On August 1, 1995, the Company entered into an employment agreement with Steven A. Wolf, Vice President of Global, for an initial term of three years, subject to automatic annual extensions after the initial term. Mr. Wolf's compensation is comprised of the following: (i) an annual base salary of $137,500 during fiscal 1999 increasing by $12,500 effective January 1, 2000 and $5,000 effective January 1, 2001 and January 1, 2002, (ii) stock option grants, (iii) incentive compensation up to 30% of Mr. Wolf's base salary based upon the achievements of Mr. Wolf and the results of operations of the Company, and (iv) other benefits similar to those provided to Global's other officers.

  Michael R. Conn. On February 24, 1999, the Company entered into an employment agreement with Michael R. Conn, Senior Vice President, Strategic Development of Global, for an initial term of five years, subject to automatic annual extensions after the initial term. Mr. Conn's compensation is comprised of the following: (i) an annual base salary of $150,000 during fiscal 1999 increasing by $12,500 effective January 1, 2000 and January 1, 2001, (ii) stock option grants, (iii) a restricted stock award, (iv) incentive compensation up to 30% of Mr. Conn's base salary based upon the achievements of Mr. Conn and the results of operations of the Company, and (v) other benefits similar to those provided to Global's other officers.

  Each of Mr. Wolf's and Mr. Conn's employment agreements may be terminated by Global with cause, which is defined the same as in Mr. Rubin's agreement. In the event of termination by Global for any other reason, they would also be entitled to receive any unpaid salary and benefits through their respective dates of termination. Mr. Wolf's employment agreement contains a three year restrictive covenant similar to the one in Mr. Rubin's agreement while Mr. Conn's employment agreement contains a one year restrictive covenant similar to the one in Mr. Rubin's agreement.

                            STOCK PERFORMANCE GRAPH

  The following graph shows a comparison of the cumulative total return for the Company's Common Stock, the ISDEX Internet Stock Index, the NASDAQ Stock Market and the Peer Group Index (/1/), assuming an investment of $100 in each on December 30, 1994, and the reinvestment of all dividends. The data points used for the performance graph are listed below.

[PERFORMANCE CHART OF TOTAL RETURN TO STOCKHOLDERS]

 Performance Graph Data
         Points          12/31/94 12/31/95 12/31/96 12/31/97 12/31/98 12/31/99
 ----------------------  -------- -------- -------- -------- -------- --------
Global.................. $100.00  $ 38.89  $ 44.44  $ 24.44  $ 70.00  $111.67
ISDEX Internet Stock
 Index.................. $100.00  $100.00  $199.50  $199.87  $437.00  $960.35
NASDAQ.................. $100.00  $140.98  $173.45  $211.86  $297.02  $552.81
Peer Group Index........ $100.00  $129.71  $161.19  $197.16  $278.08  $510.20

  Note: Stock price performance shown in the Stock Performance Graph for Global's Common Stock is historical and not necessarily indicative of future price performance.
--------

(1) The Company has elected to discontinue presenting the Peer Group Index after this year due to the change in the nature of the Company's business. A comparison of the cumulative total return for the Company's Common Stock to that of the companies in the Peer Group Index (which consists of K-Swiss Inc., Rocky Shoes & Boots, Inc., Saucony, Inc., The Timberland Company and Wolverine World Wide, Inc.) is no longer meaningful.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Global does not have any formal policy concerning the direct or indirect pecuniary interest of any of its officers, directors, security holders or affiliates in any investment to be acquired or disposed of by the Company or in any transaction to which the Company is a party or has an interest. Global will not enter into any such transactions unless approved by a majority of the entire Board of Directors, not including any interested director.

  Prior to moving to its current location, Global's main executive offices and warehouse were located in a 75,000 square foot facility leased from Mr. Rubin, Global's Chief Executive Officer. Pursuant to its terms, the lease expires on September 30, 2009; however, Mr. Rubin is in the process of selling the facility, at which time the lease would be terminated. Global pays approximately $29,000 per month, plus maintenance and utilities, for the facility. Payments by Global to Mr. Rubin under the lease totalled $349,008 in fiscal 1999.

  In July, 1999, Global repaid the entire balance of a note in connection with a loan by Mr. Rubin to the Company. The outstanding principal balance of the note at the time of repayment was $1,805,841 and accrued interest (at prime rate plus 3%) for fiscal 1999 was $82,661.

  On July 23, 1999, SOFTBANK acquired an aggregate of 6,153,850 shares of Global's Common Stock at a price of $13.00 per share (the closing price on May 26, 1999, the day prior to the day Global and SOFTBANK agreed in principle to the transaction) for an aggregate purchase price of approximately $80.0 million. Messrs. Lax and Fisher are Managing Directors of the general partner of SOFTBANK Capital Partners LP and SOFTBANK Capital Advisors Fund LP, the SOFTBANK affiliates through which SOFTBANK acquired such shares.

  On January 5, 1999, Harvey Lamm was granted a non-incentive stock option to purchase 50,000 shares of Global's Common Stock at an exercise price of $7.625 per share, the closing price on the date of grant. The option was granted to Mr. Lamm in connection with his services to Global above and beyond his duties as a member of the Board of Directors.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company's directors, executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal 1999, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that Messrs. Conn, Rayport, Adelberg and Lax and SOFTBANK failed to file their Form 3's on a timely basis and Messrs Conn, Adelberg, Lamm and Lax failed to file Form 4's on a timely basis. In the third quarter of fiscal 1999, the Company hired general counsel who implemented internal procedures to assist the Company's directors, executive officers and 10% shareholders in the timely compliance with Section 16(a).

                                 OTHER MATTERS

  As of the date of this Proxy Statement, Global knows of no other business that will be presented for consideration at the Annual Meeting (other than procedural matters). However, the enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Annual Meeting: (i) matters that Global's Board of Directors does not know, a reasonable time before proxy solicitation, are to be presented for approval at the Annual Meeting; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not constitute ratification of the action at the meeting; (iii) the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rules 14a-8 or

14a-9 under the Exchange Act; and (v) matters incident to the conduct of the Annual Meeting. If any such matters come before the Annual Meeting, the proxy agents named in the accompanying proxy card will vote in accordance with their judgment.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The appointment of an independent public accountant is approved annually by the Board of Directors based upon the recommendation of the Audit Committee. The accounting firm of Deloitte & Touche LLP acted as Global's independent public accountants for fiscal 1999. No independent public accountant has been selected for fiscal 2000 as the Audit Committee has not yet made its recommendation. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and to have the opportunity to make a statement, if he or she desires to do so, and is expected to be available to respond to appropriate questions.

                            ADDITIONAL INFORMATION

  Global is subject to the reporting requirements of the Exchange Act, and in accordance therewith files periodic reports and other information with the SEC. Such reports, proxy statements and other information concerning Global may be inspected and copies may be obtained (at prescribed rates) at Public Reference Room maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, electronically filed documents, including reports, proxy and information statements and other information regarding Global, can be obtained from the SEC's website at http://www.sec.gov.

                             SHAREHOLDER PROPOSALS

  A shareholder proposal for Global's 2001 Annual Meeting must be submitted to Global at its office located at 1075 First Avenue, King of Prussia, Pennsylvania, 19406, by December 13, 2000 to receive consideration for inclusion in Global's 2001 proxy materials. Any such proposal must also comply with the proxy rules under the Exchange Act, including Rule 14a-8.

                                 ANNUAL REPORT

  This Proxy Statement is accompanied by the Company's Annual Report to Shareholders for fiscal 1999 (the "Annual Report"). The Annual Report contains the Company's audited financial statements for fiscal 1999.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed by the Company with the SEC are incorporated by reference in this Proxy Statement:

  (i) the Company's Annual Report on Form 10-K for fiscal 1999 filed on March 30, 2000; and

  (ii) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (i) above.

  All documents subsequently filed by the Company with the pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Proxy Statement, and prior to the date of the Annual Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be a part thereof from the date of the filing of such documents.

  THE COMPANY SHALL FURNISH WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROXY STATEMENT IS DELIVERED, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE TO THE INFORMATION THAT IS INCORPORATED), UPON THE WRITTEN REQUEST OF SUCH PERSON. REQUESTS SHOULD BE SENT TO:

                                Paul D. Cataldo
                              Assistant Secretary
                               1075 First Avenue
                           King of Prussia, PA 19406
                                (610) 491-7006

                                          By Order of the Board of Directors,

                                          /s/ Arthur H. Miller
                                          Secretary

                             ACQUISITION AGREEMENT

Parties:             GLOBAL SPORTS, INC.,
                     a Delaware corporation ("Global")
                     1075 First Avenue
                     King of Prussia, PA 19406

                     GEN-X ACQUISITION (U.S.), INC.,
                     a Washington corporation ("U.S. Co.")
                     701 5th Avenue
                     Suite 3300
                     Seattle, Washington
                     98104-7082

                     GEN-X ACQUISITION (CANADA) INC.,
                     an Ontario corporation ("Canadian Co.")
                     25 Vanley Crescent
                     North York, Ontario
                     M3J 2B7

                     DMJ FINANCIAL, INC.,
                     a Barbados limited company ("DMJ")
                     Royal Bank of Canada (Caribbean) Corporation
                     2nd Floor, Building #2
                     Chelston Park, Collymore
                     St. Michael, Barbados

                     JAMES J. SALTER,
                     an individual ("Salter")
                     277 Glencairn Avenue
                     Toronto, Ontario M5N1T8

                     KENNETH J. FINKELSTEIN,
                     an individual ("Finkelstein")
                     25 Brandy Court
                     Toronto, Ontario M3B3L3

Date:                September 24, 1999, as amended March 13, 2000

Background: Global owns beneficially and of record all of the issued and outstanding shares of capital stock of Gen-X Equipment Inc., an Ontario corporation ("Gen-X Equipment") and Gen-X Holdings Inc., a Washington corporation ("Gen-X Holdings"). Gen-X Holdings is a Washington corporation also in the business of distributing excess inventories of sports equipment and accessories. Gen-X Equipment and Gen-X Holdings (along with each of their direct or indirect Subsidiaries (as defined herein)) are collectively referred to herein as the "Gen-X Companies". Salter and Finkelstein own beneficially and of record all of the issued and outstanding shares of capital stock of DMJ. DMJ and the individuals set forth on Schedule A own beneficially and of record all of the issued and outstanding shares of capital stock of U.S. Co. U.S. Co. owns beneficially and of record all of the issued and outstanding shares of Canadian Co. (U.S. Co. and Canadian Co. shall be referred to individually as "Buyer" and collectively as "Buyers"). The parties desire that Global sell and Buyers purchase all of the issued and outstanding shares of capital stock of the Gen-X Holdings and Gen-X Equipment, all on and subject to the terms and conditions of this Agreement.

  INTENDING TO BE LEGALLY BOUND, and in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. DEFINED TERMS

  Certain defined terms used in this Agreement and not specifically defined in context are defined in this Section 1, as follows:

  1.1. "Acquisition Agreements" means this Agreement and the Ancillary Agreements (as defined in Section 1.3).

  1.2. "Affiliate" means any Person (as defined in Section 1.17) which controls, is controlled by or is under common control with, the designated party, either directly or indirectly through one or more intermediaries.

  1.3. "Ancillary Agreements" means: (a) the Purchase Price Escrow Agreement,
(b) the Termination Agreements, (c) the Right of First Offer Agreement, (d) the Non-Competition Agreement, (e) the Termination of Non-Competition Agreement, (f) the Assignment and Assumption Agreement and (g) the Escrow Agreement, each as hereinafter defined.

  1.4. "Asset" means any real, personal, mixed, tangible or intangible property of any nature.

  1.5. "Consent" means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person, which is legally necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

  1.6. "Contract" means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of a legally binding nature, including, but not limited to, sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.

  1.7. "Encumbrance" means any lien, security interest, pledge, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment, or other encumbrance, claim, burden or charge of any nature.

  1.8. "GAAP" means, in respect of a United States entity, generally accepted accounting principles under United States accounting rules and regulations, as in effect from time to time, consistently applied and, in respect of a Canadian entity, accounting principles generally accepted in Canada, including those set out in the Handbook of the Canadian Institute of Chartered Accountants, at the relevant time, applied on a consistent basis.

  1.9. "Gen-X Material Adverse Effect" means a material adverse effect on the business, results of operations or financial condition of the Gen-X Companies taken as a whole; provided, however, that the term "Gen-X Material Adverse Effect" shall not include any effect attributable to changes in the economy (of the United States or any other country) generally, changes in the industries in which the Gen-X Companies operate, or seasonality of the businesses of the Gen-X Companies.

  1.10. "Global Management" means the officers and directors of Global other than Salter, Finkelstein or any employee reporting to Salter or Finkelstein.

  1.11. "Inventory" means, with respect to a Person, all inventory, merchandise, goods, packaging, supplies, boxes and other personal property held for sale or rental in the business conducted by the Person and its Subsidiaries, wherever such property is located, and any prepaid deposits for any of the same.

  1.12. "Judgment" means any order, writ, injunction, citation, award, decree or other judgment of any nature of any foreign, federal, state, provincial or local court, governmental body, administrative agency, regulatory authority or arbitration tribunal.

  1.13. "Law" means any provision of any foreign, federal, state, provincial or local law, statute, ordinance, charter, constitution, treaty, rule or regulation.

  1.14. "Obligation" means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

  1.15. "Original Investor Group" means DMJ and the individuals set forth on Schedule A.

  1.16. "Permitted Encumbrance" means (a) any lien for Taxes which are not yet due or which are being contested in good faith by appropriate proceedings diligently prosecuted, in either case provided that adequate reserves therefor have been established in accordance with GAAP; (b) any carrier's, warehouseman's, mechanic's, materialman's, repairman's, landlord's or similar statutory or inchoate lien incidental to the ordinary conduct of business which involves an obligation that is not more than sixty (60) days past due or which is being contested in good faith by appropriate proceedings diligently prosecuted, in either case provided that adequate reserves therefor have been established in accordance with GAAP; or (c) any interest of a governmental agency in any lawfully made pledge or deposit under workers' compensation, unemployment insurance or other social security statutes. Notwithstanding the foregoing, Permitted Encumbrances shall not include any Encumbrance that was incurred or arose in connection with any Obligation to pay or guarantee the payment of borrowed funds including, but not limited to, funds obtained as a result of bank debt, capitalized lease, installment purchase or other financing activity.

  1.17. "Person" means any individual, sole proprietorship, joint venture, partnership, corporation, association, cooperative, trust, estate, governmental body, administrative agency, regulatory authority or other entity of any nature.

  1.18. "Prime Rate" means the prime rate of general application as set forth in the "Money Rates" section (or such future section as shall replace it) of The Wall Street Journal (Eastern Edition), as published on a specified date or dates, or, if no date(s) are specified, as the same shall be published from time to time.

  1.19. "Proceeding" means any suit, action, litigation, governmental investigation, arbitration, administrative hearing or other legal proceeding of any nature.

  1.20. "Restructuring Plan" means the restructuring plan set forth on
Schedule 1.20.

  1.21. "Subsidiary" means, with respect to any Person, any other Person as to which such person directly or indirectly owns or has the power to vote, or to exercise a controlling influence with respect to, 50% or more of the securities or interests of any class of such other person which are entitled to vote for the election of directors or others performing similar functions.

  1.22. "Tax" means (a) any foreign, federal, provincial, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security or other tax of any nature, (b) any foreign, federal, state, provincial or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charge of any nature, or (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.

  1.23 "Amendment Date" means the date on which Amendment No. 1 to this Agreement is made and entered into.

2. THE TRANSACTION

  2.1. Sale of Gen-X Equipment and Gen-X Holdings. On the Closing Date (as defined in Section 10.1), (i) Global shall sell, transfer, assign and convey to U.S. Co., and U.S. Co. shall purchase, all right, title and interest in and to all of the issued and outstanding shares of capital stock of Gen-X Holdings, and (ii) Global shall sell, transfer, assign and convey to Canadian Co, and Canadian Co. shall purchase, all right, title and interest in and to all of the issued and outstanding shares of capital stock of Gen-X Equipment (the issued and outstanding shares of capital stock of Gen-X Holdings and Gen-X Equipment are collectively referred to herein as the "Gen-X Stock").

3. PURCHASE PRICE AND CLOSING FINANCIAL STATEMENTS

  3.1. Purchase Price. Subject to the adjustments and provisions of Sections
3.2 and 3.3, the total purchase price (the "Purchase Price") for the Gen-X Stock shall consist of the following:

    (a) Gen-X Holdings Stock. On the Amendment Date, U.S. Co. shall, and DMJ, Salter and Finkelstein shall cause U.S. Co. to, deliver to Borden Ladner Gervais LLP as escrow agent, to be held by such escrow agent pursuant to the escrow agreement (the "Purchase Price Escrow Agreement") attached hereto as Exhibit "T", a cash payment in the amount of Six Million Dollars ($6,000,000) and on the Closing Date, U.S. Co. shall, and DMJ, Salter and Finkelstein shall cause U.S. Co. to (i) deliver to Global a cash payment in the amount of Three Million Six Hundred Thousand Dollars ($3,600,000) (the "Gen-X Holdings Closing Payment"), and (ii) assume Global's non-negotiable subordinated notes in the original aggregate principal amount of Three Million Nine Hundred Sixty Thousand Dollars ($3,960,000) payable to Gen-X Holdings, dated as of the Closing Date (the "Replacement Notes"), together with all accrued and unpaid interest thereon; and

    (b) Gen-X Equipment Stock. On the Closing Date, Canadian Co. shall, and U.S. Co., DMJ, Salter and Finkelstein shall cause Canadian Co. to, deliver to Global a cash payment (together with the Gen-X Holdings Closing Payment, the "Closing Payment") in the amount of Three Million Six Hundred Thousand Dollars ($3,600,000).

  3.2 Purchase Price Adjustment.

    (a) If, during the two hundred seventy-three (273) day period following the Closing Date, either Buyer or any of the Gen-X Companies enter into an agreement, option or understanding or executes a letter of intent, agreement in principle or definitive agreement with any of the parties set forth on Schedule 3.2(a) (a "Sale Transaction Agreement") with respect to or that is likely to result in a Sale Transaction (as defined below), then the Purchase Price shall be increased by an amount (the "Purchase Price Adjustment") determined as follows:

      (1) If the Company enters into or executes a Sale Transaction Agreement within ninety-one (91) days following the Closing Date, the Purchase Price Adjustment shall be equal to seventy-five percent (75%) of the amount, if any, by which (i) the Sale Transaction Consideration (as defined below) exceeds (ii) Thirteen Million Two Hundred Thousand Dollars ($13,200,000);

      (2) If the Company enters into or executes a Sale Transaction Agreement on or after ninety-two (92) days and prior to one hundred eighty-two (182) days following the Closing Date, the Purchase Price Adjustment shall be equal to fifty percent (50%) of the amount, if any, by which (i) the Sale Transaction Consideration exceeds (ii) Thirteen Million Two Hundred Thousand Dollars ($13,200,000); and

      (3) If the Company enters into or executes a Sale Transaction Agreement on or after one hundred eighty three (183) days and prior to two hundred seventy-three (273) days following the Closing Date, the Purchase Price Adjustment shall be equal to fifteen percent (15%) of the amount, if any, by which (i) the Sale Transaction Consideration exceeds (ii) Thirteen Million Two Hundred Thousand Dollars ($13,200,000).

    (b) For the purposes of this Agreement, a Sale Transaction shall mean (i) any transaction or series of related transactions in which either Buyer or any of the Gen-X Companies sells, assigns, transfers, leases or licenses all or a substantial portion of its Assets, (ii) any transaction or series of related transactions (including any reorganization, merger, consolidation or other business combination) in which either Buyer or any of its Subsidiaries sells, assigns or transfers 50% or more of the outstanding capital stock (or other outstanding ownership interests) of any of the Gen-X Companies, (iii) any transaction or series of related transactions (including any reorganization, merger, consolidation or other business combination, but not including public offerings of equity securities) in which DMJ, Salter and/or Finkelstein sells, assigns or transfers 50% or more of the outstanding capital stock (or other outstanding ownership interests) of either Buyer, (iv) any transaction or series of related transactions (other than public offerings of equity securities) in which any Person or group of Persons acquires "beneficial ownership" within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of 50% or more of the capital stock of either Buyer or any of the Gen-X Companies, (v) any liquidation, dissolution or winding up of either Buyer or any of the Gen-X Companies, or
  (vi) any other transaction or series of related transactions the purpose or effect of which is to sell, assign or transfer control or a majority of the ownership of either Buyer or any of the Gen-X Companies or to sell, assign or transfer the business or goodwill of either Buyer or any of the Gen-X Companies; provided, however, that the implementation of the Restructuring Plan shall not in and of itself constitute a Sale Transaction.

    (c) For purposes of this Agreement, Sale Transaction Consideration shall mean the total amount of cash and the fair market value (on the date of the closing of the Sale Transaction) of all other securities and/or property paid or payable directly or indirectly to either Buyer and/or any of the Gen-X Companies or any of its securityholders (or holders of ownership interests) in connection with the Sale Transaction (including (i) amounts paid to holders of any warrants or convertible securities of either Buyer and/or any of the Gen-X Companies or to holders of any options or stock appreciation rights issued by either Buyer and/or any of the Gen-X Companies, whether or not vested; (ii) the fair market value of any assets of either Buyer and/or any of the Gen-X Companies which are retained by or otherwise distributed to their securityholders (or holders of ownership interests) or Affiliates in anticipation of or in connection with the Sale Transaction; (iii) amounts characterized as deferred compensation, consulting fees, non-competition payments and private pension benefits unless the payments are for actual bona fide services and are commercially reasonable in amount for such services); and (iv) assumption of the outstanding amounts due under the U.S. Co. Promissory Note and/or the Canadian Co. Promissory Note.

    (d) No adjustment under this Section 3.2 shall result in a decrease to the Purchase Price. Any amount paid under this Section 3.2 is intended by all parties to be, and shall be treated by the parties as, an adjustment to the Purchase Price.

    (e) The Purchase Price Adjustment shall be paid in full in cash by Buyers to Global contemporaneously with the closing of the Sale Transaction; provided, however, that if the Sale Transaction Consideration is payable in installments and/or consists of non-cash consideration Global shall have the right, but not the obligation, to receive the Purchase Price Adjustment as and when each installment of the Sale Transaction Consideration is payable and/or in the form of such non-cash consideration.

    (f) Buyers, DMJ, Salter and Finkelstein shall notify Global in writing within three (3) business days after either Buyer, DMJ, Salter, Finkelstein or any of the Gen-X Companies enter into or execute a Sale Transaction Agreement. Notwithstanding the immediately preceding sentence, Buyers, DMJ, Salter and Finkelstein shall notify Global in writing at least thirty (30) days prior to the consummation of a Sale Transaction.

    (g) If the Sale Transaction Consideration shall consist in whole or in part of non-cash consideration, the fair market value of such consideration shall be determined by agreement between Global and Buyers. If Global and Buyers cannot agree upon the fair market value of such consideration within ten (10) days after the consummation of the Sale Transaction, Global and Buyers shall each select an appraiser who shall determine within thirty
  (30) days after the closing date of the sale the fair market value of such consideration as of the closing date of the Sale Transaction. If the two appraisers agree upon the fair market value of such consideration, the agreed upon value shall be the fair market value of such consideration. If the appraisers do not agree upon the fair market value of such consideration, the higher of the two appraisals is not more than 110% of the lower of the appraisals, the fair market value of such consideration shall be the mean of the two appraisals. If the higher of the two appraisals is greater than 110% of the lower appraisal, the two appraisers shall jointly select a third appraiser who independently shall determine within sixty (60) days after the closing date of the Sale Transaction the fair market value of such consideration as of the closing date of the Sale Transaction. The fair market value of such consideration as determined by the third appraiser will be arithmetically averaged with the two appraisals determined by the prior two appraisers, and the appraisal farthest from the average of the three appraisals will be disregarded. The fair market value of such consideration shall be the average of the two remaining appraisals.

  3.3. Currency and Method of Payment. All dollar amounts stated in this Agreement are stated in United States currency, and all payments required under this Agreement shall be paid in United States currency. All payments required under this Agreement shall be made as follows unless otherwise agreed by both the payor and the payee: (a) any payment may be made by wire transfer of immediately available United States federal funds; (b) any payment exceeding $100,000 shall be made by wire transfer of immediately available United States federal funds; (c) any payment not exceeding $100,000 may be made by ordinary check.

4. REPRESENTATIONS OF GLOBAL

  Knowing that Buyers are relying thereon, Global, represents and warrants to Buyer as follows:

  4.1. Organization and Authority. Gen-X Equipment is a corporation duly organized and validly existing under the Laws of Ontario. Gen-X Holdings is a corporation duly organized, validly existing and in good standing under the Laws of the state of Washington. Gen-X Equipment and Gen-X Holdings each possess the full corporate power and authority to own their Assets, conduct their business as presently conducted and enter into and perform this Agreement and the transactions contemplated hereby and the Ancillary Agreements to which they are a party or by which they are bound and the transactions contemplated thereby.

  4.2. The Gen-X Equipment Stock. The authorized capital stock of Gen-X Equipment consists of an unlimited number of common shares and an unlimited number of preference shares, of which 10,000 common shares are issued and outstanding (the "Gen-X Equipment Stock") and owned beneficially and of record by Global, free and clear of all Encumbrances, except as set forth on Schedule
4.2. Subject to obtaining the required consents set forth on Schedule 4.4, Global has the full right to sell and transfer all right, title and interest in and to the Gen-X Equipment Stock, and upon delivery and payment for the Gen-X Equipment Stock as provided herein, Buyers will acquire good title thereto, free and clear of all Encumbrances. Except for this Agreement, none of the Global Management has entered into any outstanding Contract relating to the issuance, sale, redemption, ownership or disposition of any of the Gen-X Equipment Stock or other securities of Gen-X Equipment. None of the Global Management has entered into any contract relating to any stock appreciation rights, phantom shares, cash performance units or other similar rights issued by Gen-X Equipment.

  4.3. The Gen-X Holdings Stock. The authorized capital stock of Gen-X Holdings consists of (i) 1,000,000 shares of Class A common shares, no par value, and 1,000,000 shares of Class V common shares, no par value, of which 9,650 shares and 350 shares, respectively, are issued and outstanding (the "Gen-X Holdings Common Stock") and owned beneficially and of record by Global, free and clear of all Encumbrances, except as set forth on Schedule 4.3, and
(ii) 1,000,000 preferred shares, of which 49,975 shares are issued and outstanding (the "Gen-X Holdings Preferred Stock") and owned beneficially and of record by Global, free and clear of all Encumbrances (the Gen-X Holdings Common Stock and the Gen-X Holdings Preferred Stock being collectively referred to as the "Gen-X Holdings Stock"). Global has the full right to sell and transfer all right, title and interest in and to the Gen-X Holdings Stock, and upon delivery and payment for the Gen-X Holdings Stock as provided herein, Buyers will acquire good title thereto, free and clear of all Encumbrances. Except for this Agreement, none of the Global Management has entered into any outstanding Contract relating to the issuance, sale, redemption, ownership or disposition of any of the Gen-X Holdings Stock or other securities of

Gen-X Holdings. None of the Global Management has entered into any contract relating to any stock appreciation rights, phantom shares, cash performance units or other similar rights issued by Gen-X Holdings.

  4.4. Effect of Agreement. The execution, delivery and performance of the Acquisition Agreements by Global (to the extent it is a party thereto or bound thereby), and the consummation by it of the transactions contemplated hereby and thereby, (a) have been duly authorized by all necessary corporate actions by its board of directors and shareholders, except that Global is required to obtain the approval of this Agreement and the transactions contemplated hereto by its shareholders (the "Global Shareholder Approval"), (b) do not constitute a breach or violation of, or a default under, the certificate of incorporation, bylaws or other organizational document of Global, (c) do not constitute a breach or violation of, or a default under, any Contract to which Global is a party or by which Global is bound or its assets or business, (d) do not constitute a violation of any Law or Judgment applicable to Global or its assets or business, (e) do not result in the creation of any Encumbrance upon, or give to any other Person any interest in, the Gen-X Equipment Stock or the Gen-X Holdings Stock, and (f) except as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Bylaws of the National Association of Securities Dealers, Inc. (the "NASD") and for the Global Shareholder Approval and the Consents set forth on Schedule
4.4 (the "Global Required Consents"), do not require the Consent of any Person; except in the case of clauses (c), (d), and (f) for breaches, violations, defaults, interests or Consents which would not have a material adverse effect on the ability of Global to consummate the transactions contemplated by this Agreement. This Agreement constitutes, and the Ancillary Agreements when executed and delivered will constitute, the valid and legally binding agreements of Global enforceable against it (to the extent it is a party thereto or bound thereby) in accordance with their respective terms.

  4.5. Proceedings and Judgments. Except as described on Schedule 4.5, to the knowledge of Global, (a) no Proceeding is currently pending or threatened, to which any of the Gen-X Companies are a party, except any such Proceeding that would not have a Gen-X Material Adverse Effect, or by which the Gen-X Holdings Stock or the Gen-X Equipment Stock is affected, and (b) no Judgment is currently outstanding against any of the Gen-X Companies, except any such Judgment that would not have a Gen-X Material Adverse Effect, or by which the Gen-X Holdings Stock or the Gen-X Equipment Common Shares is affected.

  4.6. Brokerage Fees. Except for Deutsche Bank Alex. Brown, the fees of which will be paid by Global, no Person acting on behalf of Global is entitled to any brokerage, finder=s or other similar fee or commission in connection with the transactions contemplated by this Agreement.

  4.7. Full Disclosure. No representation or warranty made by Global in this Agreement or the Ancillary Agreements or pursuant hereto or thereto contains any untrue statement of any material fact or omits to state any material fact that is necessary to make the statements made, in the context in which made, not false or misleading.

5. REPRESENTATIONS OF BUYERS, DMJ, SALTER AND FINKELSTEIN

  Knowing that Global is relying thereon, Buyers, DMJ, Salter and Finkelstein, jointly and severally, represent and warrant to Global as follows:

  5.1. Organization and Authority. Each Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. DMJ is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Buyers and DMJ each possess the full corporate power and authority to own their respective Assets, conduct their respective businesses as presently conducted, and enter into and perform this Agreement and the transactions contemplated hereby and the Ancillary Agreements to which they are a party or by which they are bound and the transactions contemplated thereby. Salter and Finkelstein each have the full capacity, power and authority to enter into and perform this Agreement and the transactions contemplated hereby and the Ancillary Agreements to which they are a party and by which they are bound and the transactions contemplated thereby.

  5.2. Effect of Agreement. The execution, delivery and performance of the Acquisition Agreements by Buyers, DMJ, Salter and Finkelstein (to the extent they are parties thereto or bound thereby), and the consummation by them of the transactions contemplated hereby and thereby, (a) in the case of Buyers and DMJ, have been duly authorized by all necessary corporate actions by their boards of directors and shareholders, (b) in the case of Buyers and DMJ, do not constitute a breach or violation of, or a default under, the certificate of incorporation or bylaws (or other organization documents) of Buyers, (c) do not constitute a breach or violation of, or a default under, any Contract to which Buyers, DMJ, Salter or Finkelstein are parties or by which Buyers are bound, (d) do not constitute a violation of any Law or Judgment applicable to Buyers, DMJ, Salter or Finkelstein (e) do not result in the creation of any Encumbrance upon, or give to any other Person any interest in, Buyers' capital stock or in the business or Assets of Buyers, and (f) except as may be required under the HSR Act, the Exchange Act, and the Bylaws of the NASD and for the Consents set forth on Schedule 5.2 (the "Buyer Required Consents"), do not require the Consent of any Person; except in the case of clauses (c), (d) and (f) for breaches, violations, defaults, Encumbrances, interests or Consents which would not have a material adverse effect on the ability of Buyers, DMJ, Salter or Finkelstein to consummate the transactions contemplated by this Agreement. This Agreement constitutes, and the Ancillary Agreements when executed and delivered will constitute, the valid and legally binding agreements of Buyers, DMJ, Salter and Finkelstein enforceable against them (to the extent they are parties thereto or bound thereby) in accordance with their respective terms.

  5.3. Global Preferred Stock and Contingent Notes. DMJ owns, free and clear of all Encumbrances and has the full right to sell and transfer all right, title and interest in and to Seven Thousand Two Hundred (7,200) shares of Global preferred stock, par value $.01 per share (the "Global Preferred Stock") Global's non-negotiable subordinated contingent notes in the aggregate original principal amount of Four Million Five Hundred Thousand Dollars ($4,500,000), dated May 12, 1998 (the "Contingent Notes"), and upon delivery of the Global Preferred Stock and the Contingent Notes as provided in the Restructuring Plan, Global will acquire good title thereto, free and clear of all Encumbrances.

  5.4. Operations and Obligations of Buyer. Except as set forth on Schedule 5.4, Buyers were formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Ancillary Agreements, and neither Buyer has other than the transactions, engaged in any business activities, conducted any operations or incurred or agreed to incur any obligation.

  5.5. Proceedings and Judgments. Except as described on Schedule 5.5, (a) no Proceeding is currently pending, or to the knowledge of DMJ, Salter and Finkelstein, threatened, to which Buyers DMJ, Salter or Finkelstein are parties, or by which Buyers' capital stock or the business or Assets of Buyers are affected, and (b) no Judgment is currently outstanding against Buyers, DMJ, Salter or Finkelstein or by which Buyers' capital stock or the business or Assets of Buyers are affected other than the transactions.

  5.6. Brokerage Fees.No Person acting on behalf of Buyers DMJ, Salter or Finkelstein is entitled to any brokerage or finder's fee in connection with the transactions contemplated by this Agreement.

  5.7. Investment Matters. The Gen-X Stock to be received by Buyers hereunder is being acquired for investment purposes only and not with a view to, or for sale in connection with, any resale or distribution in violation of the Securities Act of 1933, as amended (the "1933 Act"). Buyers have had access to or been furnished with all information about the Gen-X Companies which they believe is necessary to evaluate the purchase of the Gen-X Stock. Buyers believe that they are fully knowledgeable or have been fully apprised of all facts and circumstances necessary to permit them to make an informed decision about the Gen-X Stock to be received by Buyers hereunder, that they has sufficient knowledge and experience in business and financial matters, that they are capable of evaluating the merits and risks of an investment in such securities, and that they have the capacity to protect their own interests in connection with the transactions contemplated hereby. Buyers are "accredited investors" as defined in Regulation D under the 1933 Act. Buyers have been advised by Global and understand that (a) the Gen-X Stock to be received by Buyers hereunder will not be registered under the 1933 Act or any securities Law of any Governmental Authority, and (b) such securities must be held indefinitely unless and until they are subsequently registered under the 1933 Act and all other applicable securities Laws or an exemption from registration becomes available.

  5.8. Obligations. Neither of DMJ, Salter or Finkelstein has incurred any Obligation on behalf of Global or any of its Subsidiaries other than the Gen-X Companies.

  5.9. Negotiations. Neither Salter, Finkelstein nor any of their Affiliates or representatives have engaged in the past six (6) months in any discussion with any Person or any Subsidiary, Affiliate, representative or advisor of any Person listed on Schedule 5.9 regarding (i) the sale, conveyance or disposition of all or substantially all of the assets of the Gen-X Companies or any transaction in which more than fifty percent (50%) of the voting power of the Gen-X Companies is disposed of, or (iii) regarding any other form of acquisition, liquidation, dissolution or winding up of the Gen-X Companies.

  5.10. Global Representations. To the knowledge of DMJ, Salter and Finkelstein, no representation or warranty made by Global in any of the Acquisition Agreements or pursuant thereto contains any untrue statement of any material fact or omits to state any material fact that is necessary to make the statements made, in the context in which made, not false or misleading.

  5.11. Competition Act. There is no requirement to make any filing, give any notice, or obtain any authorization, in connection with the Competition Act (Canada) as a condition to the lawful completion of the transactions contemplated by this Agreement.

  5.12. Full Disclosure. No representation or warranty made by Buyers, DMJ, Salter or Finkelstein in this Agreement or the Ancillary Agreements or pursuant hereto or thereto contains any untrue statement of any material fact or omits to state any material fact that is necessary to make the statements made, in the context in which made, not false or misleading.

  5.13. Hart-Scott-Rodino. Buyers are their own "ultimate parent entity" as such term is defined pursuant to the HSR Act. Except for Buyers, no other person or entity is an ultimate parent entity of Buyers. Buyers and all entities controlled by them, on a consolidated basis, do not (i) hold $10,000,000 in total assets (as shown on Buyers' most recent regularly prepared balance sheet) or (ii) have $10,000,000 in annual net sales (as shown on Buyers' most recent regularly prepared annual statement of income and expense), as such amounts are determined under HSR. For purposes of this
Section 5.7, the terms "controlled", "annual net sales", "regularly prepared annual statement of income and expense", "total assets" and "regularly prepared balance sheet" shall have the meanings ascribed to them pursuant to the HSR Act.

6. CERTAIN OBLIGATIONS OF GLOBAL PENDING CLOSING

  6.1. Global Shareholders' Meeting. Promptly after the date of this Agreement, Global shall prepare and cause to be filed with the SEC a proxy statement (the "Proxy Statement") to be sent to the shareholders of Global in connection with the Global Shareholders' Meeting (as defined below). Subject to the exercise by the board of directors of Global of its fiduciary duties under applicable Law, Global shall take all action reasonably necessary under all applicable Law to call, give notice of, convene and hold a meeting of Global's shareholders (the "Global Shareholders' Meeting") to consider, act upon and vote upon the approval of this Agreement and the transactions contemplated hereby.

  6.2. Conduct Pending Closing. During the period from the date of this Agreement to the Closing Date, except with the express prior written consent of Buyers, Global shall cause the Gen-X Companies to conduct their respective businesses in the ordinary course and shall cause the Gen-X Companies not make any changes in the business of the Gen-X Companies that would have a Gen-X Material Adverse Effect or to pay any dividend or distribution to Global.

  6.3. Consents. Between the date of this Agreement and the Closing Date, Global shall, and Global shall cause the Gen-X Companies to, in good faith, use all reasonable efforts to obtain as promptly as practicable the

Global Required Consents, including all required filings under the HSR Act, and cooperate with Buyers in obtaining the Buyer Required Consents.

  6.4. Advice of Changes. Between the date of this Agreement and the Closing Date, Global shall promptly advise Buyers in writing of any fact of which any of them obtains knowledge and which, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed in or pursuant to any of the Acquisition Agreements (it being understood that any such advice shall not be deemed to modify the representations, warranties or covenants of Global contained in the Acquisition Agreements or any written statement, document or certificate delivered by Global under or in connection with the Acquisition Agreements).

  6.5. Reasonable Efforts. Global shall, and Global shall cause the Gen-X Companies to, use all reasonable efforts to consummate the transactions contemplated by the Acquisition Agreements as promptly as practicable.

  6.6. Investment Canada Notice. Global, within thirty (30) days after the Closing Date, will make, or cause to be made, together with Buyers, DMJ, Salter and Finkelstein, the filing of any requisite notice under the Investment Canada Act.

7. CERTAIN OBLIGATIONS OF BUYERS, DMJ, SALTER AND FINKELSTEIN PENDING CLOSING

  7.1. Consents. Between the date of this Agreement and the Closing Date, Buyers, DMJ, Salter and Finkelstein shall, in good faith, use all reasonable efforts to obtain as promptly as practicable, the Buyer Required Consents, including all required filings under the HSR Act, and shall cooperate with Global in obtaining the Global Required Consents.

  7.2. Advice of Changes. Between the date of this Agreement and the Closing Date, Buyers, DMJ, Salter and Finkelstein shall promptly advise Global in writing of any fact of which it obtains knowledge and which, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed in or pursuant to any of the Acquisition Agreements (it being understood that any such advice shall not be deemed to modify the representations, warranties or covenants of Buyers contained in any of the Acquisition Agreements or any written statement, document or certificate delivered by Buyers under or in connection with any of the Acquisition Agreements).

  7.3. Reasonable Efforts. Buyers, DMJ, Salter and Finkelstein shall use all reasonable efforts to consummate the transactions contemplated by the Acquisition Agreements.

  7.4. Conduct Pending Closing. During the period from the date of this Agreement to the Closing Date, except with the express prior written consent of Global, Salter and Finkelstein shall cause the Gen-X Companies to conduct their respective businesses in the ordinary course and shall not make any changes in the business of the Gen-X Companies that would have a Gen-X Material Adverse Effect.

  7.5. Investment Canada Notice. Each of Buyers, DMJ, Salter and Finkelstein, within thirty (30) days after the Closing Date, will make, or cause to be made, together with Global, the filing of any requisite notice under the Investment Canada Act.

  7.6. This Section Intentionally Left Blank.

  7.7. Certain Obligations. Buyers, DMJ, Salter and Finkelstein shall cause Global and all of its subsidiaries other than the Gen-X Companies to be released from any and all obligations that Global has to Ride, Inc., RoyNat and their Affiliates.

8. CONDITIONS PRECEDENT TO CLOSING BY GLOBAL

  Each obligation of Global to be performed on the Closing Date shall be subject to the satisfaction of each of the following conditions, except to the extent that such satisfaction is waived by Global in writing:

  8.1. Representations of Buyers, DMJ, Salter and Finkelstein.

    8.1.1 Subject to Section 8.1.2, the representations and warranties of Buyers, DMJ, Salter and Finkelstein contained in this Agreement shall have been true in all material respects on and as of the date made and shall be true in all material respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except that any representation or warranty made as of a specified date shall be true in all material respects on and as of such date, in each case without giving effect to any advice given by Buyers under Section 7.2.

    8.1.2 The representations and warranties of Buyers, DMJ, Salter and Finkelstein contained in this Agreement that are qualified by materiality shall have been true in all respects on the date of this Agreement and shall be true in all respects on and as of the Closing Date, except that any such representation or warranty made as of a specified date shall be true in all respects on and as of such date, in each case without giving effect to any advice given by Buyers under Section 7.2.

  8.2. Performance by Buyers, DMJ, Salter and Finkelstein. All of the covenants, terms, obligations and conditions of this Agreement to be satisfied or performed by Buyers, DMJ, Salter and Finkelstein on or before the Closing Date shall have been substantially satisfied or performed.

  8.3. This Section Intentionally Left Blank.

  8.4. Global Shareholder Approval. The Global Shareholder Approval shall have been obtained.

  8.5. Restructuring. The Restructuring shall be in form and substance reasonably satisfactory to Global.

  8.6. Removal from Obligations. Global and all of its Subsidiaries other than the Gen-X Companies shall have been released from any and all obligations to Ride, Inc., RoyNat and their Affiliates.

  8.7. Absence of Proceedings. No Proceeding shall have been instituted on or before the Closing Date by any Person (other than Global and/or any of the Gen-X Companies), no Judgment shall have been issued, and no new Law shall have been enacted, that seeks to or does prohibit or restrain, or that seeks material damages as a result of, the consummation of the transactions contemplated by the Acquisition Agreements.

  8.8. Fairness Opinion. Global shall have received the written opinion of its financial advisor to the effect that, as of the date of approval by the board of directors of Global of the Acquisition Agreements, the consideration to be received by Global for the Gen-X Stock in connection with the transactions contemplated by the Acquisition Agreements is fair, from a financial point of view, to Global, which written opinion shall not have been withdrawn, modified or changed.

9. CONDITIONS PRECEDENT TO CLOSING BY BUYERS

  Each obligation of Buyers to be performed on the Closing Date shall be subject to the satisfaction of each of the following conditions, except to the extent that such satisfaction is waived by Buyers in writing:

  9.1. Representations of Global.

    9.1.1 Subject to Section 9.1.2, the representations and warranties of Global contained in this Agreement shall have been true in all material respects on and as of the date made and shall be true in all material respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except that any representation or warranty made as of a specified date shall be true in all material respects on and as of such date, in each case without giving effect to any advice given by Global under Section 6.4.

    9.1.2 The representations and warranties of Global contained in this Agreement that are qualified by materiality shall have been true in all respects on the date of this Agreement and shall be true in all respects on and as of the Closing Date, except that any such representation or warranty made as of a specified date shall be true in all respects on and as of such date, in each case without giving effect to any advice given by Global under Section 6.4.

  9.2. Performance by Global. All of the covenants, terms, obligations and conditions of this Agreement to be satisfied or performed by Global on or before the Closing Date shall have been substantially satisfied or performed.

  9.3. Absence of Proceedings. No Proceeding shall have been instituted on or before the Closing Date by any Person (other than Buyers, DMJ, Salter or Finkelstein), no Judgment shall have been issued, and no new Law shall have been enacted, that seeks to or does prohibit or restrain, or that seeks material damages as a result of, the consummation of the transactions contemplated by the Acquisition Agreements.

  9.4. Acceleration of Vesting of Options. Global shall have accelerated (a) the vesting of all of the options to purchase shares of Global common stock, par value $.01 per share ("Global Common Stock"), held as of the date hereof by Salter and Finkelstein, so that such options shall become exercisable as of the Amendment Date; and (b) the vesting of the options granted to the employees set forth on Schedule 9.4 in the aggregate amount of 281,930 shares of Global Common Stock, so that such options shall become exercisable as of the Amendment Date.

10. CLOSING

  10.1. Closing. Unless this Agreement is terminated in accordance with
Section 13, the closing of the transactions contemplated by this Agreement ("Closing") shall be held at 10:00 A.M. Philadelphia, Pennsylvania time on such date and at such time as is agreed upon by Global and Buyers which shall be no later than the second business day after the satisfaction or waiver of all conditions set forth in Sections 8 and 9 hereof, unless another date and time is agreed upon by Global and Buyers ("Closing Date"). The Closing shall be held at the offices of Blank Rome Comisky & McCauley LLP, One Logan Square, Philadelphia, PA 19103 or such other location as is agreed upon by Global and Buyers.

  10.2. Obligations of Global. At the Closing, Global shall deliver or cause to be delivered the following to Buyers:

    10.2.1 Gen-X Equipment Stock. Stock certificates representing all of the Gen-X Equipment Stock, together with assignments separate from certificate in blank, dated the Closing Date and duly executed by Global, and stamps or other proper evidence of the payment of any stock transfer or similar Taxes due as a result of the transfer of such stock, to transfer all of the Gen-X Equipment Stock.

    10.2.2 Gen-X Holdings Stock. Stock certificates representing all of the Gen-X Holdings Stock, together with assignments separate from certificate in blank, dated the Closing Date and duly executed by Global, and stamps or other proper evidence of the payment of any stock transfer or similar Taxes due as a result of the transfer of such stock, to transfer all of the Gen-X Holdings Stock.

    10.2.3 This Section Intentionally Left Blank.

    10.2.4 Corporate Records and Minute Books. All of the original minute books and stock books of the Gen-X Companies.

    10.2.5 Certified Resolutions. Copies of the resolutions duly adopted by the board of directors, and if necessary the shareholders, of Global, authorizing Global to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement, certified by an officer of Global as in full force and effect, without modification or rescission, on and as of the Closing Date.

    10.2.6 Termination of Employment Agreements. Termination Agreements in the forms attached hereto as Exhibit "C" and Exhibit "D", relating to the Employment Agreements of Salter and Finkelstein, duly executed by Global as of the Closing Date.

    10.2.7 This Section Intentionally Left Blank.

    10.2.8 Right of First Offer Agreement. Right of First Offer Agreement in the form attached hereto as Exhibit "F", duly executed by Global as of the Closing Date.

    10.2.9 Non-Competition Agreement. Non-Competition Agreement in the form attached hereto as Exhibit "G", dated the Closing Date, duly executed by Global and Michael G. Rubin.

    10.2.10 Termination of Non-Competition Agreement. Termination of Non-Competition Agreement in the form attached hereto as Exhibit "H", relating to the Non-Competition Agreement of DMJ, Salter and Finkelstein duly executed by Global as of the Closing Date.

    10.2.11 Closing Certificate. A certificate dated the Closing Date and duly executed by Global, in which Global represents and warrants to Buyers that the conditions set forth in Sections 9.1, 9.2, 9.3 and 9.4 have been satisfied.

    10.2.12 Legal Opinion. Legal Opinion of Blank Rome Comisky & McCauley LLP, counsel to Global in the form attached hereto as Exhibit AI A.

    10.2.13 This Section Intentionally Left Blank.

    10.2.14 Consents. The Global Required Consents.

    10.2.15 Other Documents. All other agreements, certificates, instruments, opinions and documents reasonably requested by Buyers in order to fully consummate the transactions contemplated by the Acquisition Agreements.

  10.3. Obligations of Buyers at Closing. At the Closing, Buyers, DMJ, Salter and Finkelstein shall deliver or cause to be delivered the following to
Global:

    10.3.1 Closing Payment. The Closing Payment in the amount set forth in
  Section 3.1, paid in the manner set forth in Section 3.3.

    10.3.2 This Section Intentionally Left Blank.

    10.3.3 Proxy of DMJ. A voting proxy in favor of Global in connection with the 800 shares of Global Preferred Stock registered in the name of DMJ.

    10.3.4 Preferred Stock. Stock certificates representing 7,200 shares of Global Preferred Stock, together with assignments separate from certificate duly executed by DMJ to transfer such shares to Global.

    10.3.5 Assignment and Assumption of Replacement Notes. Assignment and Assumption Agreement in the form attached hereto as Exhibit "K", relating to the Replacement Notes, duly executed by DMJ as of the Closing Date.

    10.3.6 Termination of Employment Agreements. Termination Agreements in the forms attached hereto as Exhibit "C" and Exhibit "D", relating to the Employment Agreements of Salter and Finkelstein, duly executed by Salter and Finkelstein, respectively, as of the Closing Date.

    10.3.7 This Section Intentionally Left Blank.

    10.3.8 This Section Intentionally Left Blank.

    10.3.9 This Section Intentionally Left Blank.

    10.3.10 This Section Intentionally Left Blank.

    10.3.11 This Section Intentionally Left Blank.

    10.3.12 This Section Intentionally Left Blank.

    10.3.13 Preferred Stock Purchase Agreement. Preferred Stock Purchase Agreement in the form attached hereto as Exhibit "Q", duly executed by DMJ, Gen-X Holdings and Gen-X Equipment as of the Closing Date.

    10.3.14 Gen-X Holdings Stock. Stock certificates representing all of the Gen-X Holdings Stock, together with assignments separate from certificate in blank, dated the Closing Date and duly executed by U.S. Co., to be held by the pledgeholder under the Pledge and Security Agreement to be executed by U.S. Co.

    10.3.15 This Section Intentionally Left Blank.

    10.3.16 This Section Intentionally Left Blank.

    10.3.17 This Section Intentionally Left Blank.

    10.3.18 Certified Resolutions. Copies of the resolutions duly adopted by the boards of directors of Buyers, authorizing such companies to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement, certified by an officer of such company as in full force and effect, without modification or rescission, on and as of the Closing Date.

    10.3.19 Closing Certificate. A certificate dated the Closing Date and duly executed by Buyers, DMJ, Salter and Finkelstein, in which they represent and warrant to Global that the conditions set forth in Sections 8.1, 8.2, 8.3, 8.4, 8.5, 8.6 and 8.7 have been satisfied.

    10.3.20 Legal Opinion. Legal Opinion of Borden & Elliot, counsel to Buyers, DMJ, Salter and Finkelstein, in the form attached hereto as Exhibit "R".

    10.3.21 Consents. The Buyers Required Consents.

    10.3.22 Other Documents. All other agreements, certificates, instruments, opinions and documents reasonably requested by Global in order to fully consummate the transactions contemplated by the Acquisition Agreements.

11. CERTAIN POST-CLOSING OBLIGATIONS

  11.1. Further Assurances. At any time and from time to time after the Closing Date, at Buyers' request, and without further consideration, Global shall promptly execute and deliver all such further agreements, certificates, instruments and documents, and perform such further actions, as Buyers may reasonably request in order to fully consummate the transactions contemplated by the Acquisition Agreements and carry out the purposes and intent of the Acquisition Agreements. At any time and from time to time after the Closing Date, at Global's request, and without further consideration, Buyers, DMJ, Salter and/or Finkelstein shall promptly execute and deliver all such further agreements, certificates, instruments and documents, and perform such further actions, as Global may reasonably request in order to fully consummate the transactions contemplated by the Acquisition Agreements and carry out the purposes and intent of the Acquisition Agreements.

  11.2. Nondisclosure

    11.2.1 At all times after the Closing Date, except with Buyers' express prior written consent, Global shall not, directly or indirectly, in any capacity, communicate, disclose or divulge to any Person, or use for the benefit of any Person, any confidential or proprietary knowledge or information of the Gen-X Companies. For purposes of this Section 11.2.1, confidential information shall not include any information that (i) is now available to the public or which becomes available to the public other than as a result of disclosure by Global, (ii) is or becomes available to Global on a non-confidential basis from a source other than the Gen-X Companies, or (iii) has been independently acquired or developed by Global without violating any of its obligations under this Agreement.

    11.2.2 At all times after the Closing Date, except with Global=s express prior written consent, neither Buyers, DMJ, Salter nor Finkelstein shall, directly or indirectly, in any capacity, communicate, disclose or divulge to any Person, or use for the benefit of any Person, any confidential or proprietary knowledge or information of Global. For purposes of this
  Section 11.2.2, confidential information shall not include any information that (i) is now available to the public or which becomes available to the public other than as a result of disclosure by Buyers, DMJ, Salter or Finkelstein, (ii) is or becomes available to Buyers, DMJ, Salter or Finkelstein on a non-confidential basis from a source other than the Global, or (iii) has been independently acquired or developed by Buyers, DMJ, Salter or Finkelstein without violating any of its obligations under this Agreement.

    11.2.3 Global, on the one hand, and Buyers, DMJ, Salter nor Finkelstein on the other, expressly acknowledge that any breach by it of the covenant contained in Section 11.2.1 or 11.2.2, as the case may be (the "Covenant"), may result in irreparable injury to the other party for which money damages could not adequately compensate. If there is such a breach, the aggrieved party shall be entitled, in addition to all other rights and remedies it may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining the breaching party and all other Persons involved therein, from continuing such breach.

    11.2.4 If any portion of the Covenant or its application is construed to be invalid, illegal or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any portion of the Covenant is determined to be unenforceable due to its scope, duration, geographical area or similar factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

11.3. Noncompetition

    11.3.1 During the period beginning on the date hereof and ending on the date when Buyers' obligations under the U.S. Co. Promissory Note and the Canadian Co. Promissory Note have been completely and indefeasibly satisfied (the "Restrictive Period"), except with Global's prior written consent, none of Buyers, DMJ, Salter or Finkelstein shall, directly or indirectly, in any capacity, at any location where any of the Gen-X Companies currently conducts or proposes to conduct business as of the date hereof (the "Territory"):

      (A) Communicate with or solicit any Person who is or during the one-year period prior to the Closing Date was, or during the Restrictive Period becomes, a customer, supplier, employee, salesman, agent or representative of, or a consultant to, any of the Gen-X Companies, in any manner which interferes or might interfere with such Person's relationship with any of the Gen-X Companies, or in an effort to obtain any such Person as a customer, employee, salesman, agent or representative of, or a consultant to, any other Person that conducts a business competitive with or similar to all or any part of the business of any of the Gen-X Companies as currently conducted, or

      (B) Establish, own, manage, operate, finance or control, or participate in the establishment, ownership, management, operation, financing or control of, or be a director, officer, employee, salesman, agent or representative of, or be a consultant to, any Person that conducts a business competitive with or similar to all or any part of the business of any of the Gen-X Companies as currently conducted.

    11.3.2 Buyers, DMJ, Salter and Finkelstein expressly acknowledge that (a) the restrictive covenants of this Section 11.3 (the "Covenants") are a material part of the consideration bargained for by Global, and (b) without the agreement of Buyers, DMJ, Salter and Finkelstein to be bound by the Covenants, Global would not have agreed to enter into this Agreement and consummate the transactions contemplated hereby.


    11.3.3 Buyers, DMJ, Salter and Finkelstein expressly acknowledge that any breach by any of them of any of the Covenants will result in irreparable injury to Global for which money damages could not adequately compensate. If there is such a breach, Global shall be entitled, in addition to all other rights and remedies it may have at law or equity, to have an injunction issued by any competent court enjoining and restraining Buyers, DMJ, Salter, Finkelstein and all other Persons involved therein from continuing such breach. The existence of any claim or cause of action which any of Buyers, DMJ, Salter, Finkelstein or any such other Person may have against Global shall not constitute a defense or bar to the enforcement of any of the Covenants. If Global must resort to litigation to enforce any of the Covenants that has a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a breach occurred or, if later, the last day of the original fixed term of such Covenant.

    11.3.4 If any portion of any Covenant or its application is construed to be invalid, illegal or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable due to its scope, duration, geographical area or similar factor, then the court making such determination shall have the power to reduce or limit such scope, duration, are or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

    11.3.5 Buyers, DMJ, Salter and Finkelstein expressly acknowledge that the provisions of this Section 11.3 of the Agreement are reasonable and valid in all respects and irrevocably waive (and irrevocably agree not to raise) as a defense any issue of reasonableness (including the reasonableness of the noncompetition covenant insofar as it relates to the business of the Gen-X Companies, the Territory or the duration or scope of the Covenants) in any proceeding to enforce any provision of this Section 11.3 of the Agreement, the intention of the parties being to provide for the legitimate and reasonable protection of the interests of Global and by providing, without limitation, for the broadest scope, the longest duration and the widest territory allowable by law.

  11.4. Removal of Assets. Buyers shall, at their expense, within ninety (90) days after the Closing Date, remove all of the Assets owned by Gen-X Holdings and Gen-X Equipment (including any Inventory and warehouse and racking equipment sold by KPR Sports International, Inc. to Gen-X Holdings, or its Affiliates, prior to the date hereof) from Global's premises, FOB King of Prussia, without any disruption of Global's operation, and at such times as shall be reasonably satisfactory to Global. If not so removed during such time period, Global may, at its option, have such items shipped to Buyers at Buyers' expense, or agree to store such items for Buyers, in which case Buyers shall pay to Global a reasonable storage charge for such period of time that Global stores such items. In the event Global stores such items for Buyers, Buyers agree that Global shall have no liability with respect to such items and hereby releases and holds harmless Global from any such liability.

  11.5. Investigation

    11.5.1 During the period beginning on the date hereof and ending on the date when Buyers= obligations under the U.S. Co. Promissory Note and the Canadian Co. Promissory Note shall have been completely and indefeasibly satisfied:

      (A) Buyers shall permit Global and its authorized representatives to have full access to the Gen-X Companies' facilities during normal business hours, to observe the Gen-X Companies' business operations, to meet with the Gen-X Companies' officers and employees engaged in the Gen-X Companies' business, and to audit, examine and copy all of the Gen-X Companies' files, books and records, and other documents and papers relating to the Gen-X Companies' business, and

      (B) Buyers shall provide to Global and its authorized representatives all information concerning the Gen-X Companies and the Gen-X Companies' business and Assets, and all information concerning the financial condition of the Gen-X Companies and the Gen-X Companies' business, that is reasonably requested by Global.


    11.5.2 The expense of any investigation by Global pursuant to this
  Section 11.5 shall be borne solely by Global; provided, however, that if there has been: (a) a misrepresentation, breach or failure of any representation or warranty made by Buyers, DMJ, Salter or Finkelstein in any of the Acquisition Agreements or (b) a failure or refusal by Buyers, DMJ, Salter or Finkelstein to satisfy or perform any covenant, term, obligation or condition of any of the Acquisition Agreements required to be satisfied or performed by Buyers, DMJ, Salter or Finkelstein, then Buyers shall reimburse Global for all reasonable fees and expenses incurred by or on behalf of Global in connection with such investigation.

  11.6. Accounting Matters, Books and Records. Commencing on the Closing Date and continuing for a period of one year thereafter, the Gen-X Companies shall, and DMJ, Salter, Finkelstein and U.S. Co shall cause the Gen-X Companies to,
(a) give Global, its counsel, accountants and other representatives access to the accounting books, records and accounts of the Gen-X Companies during regular business hours.

12. INDEMNIFICATION, SETOFF AND PAYMENT OF ADJUSTMENTS

  12.1. Indemnification Obligations of Global. From and after the Closing, Global shall indemnify and hold harmless Buyers and their directors, officers, employees, Affiliates, successors and assigns, from and against any and all Proceedings, Judgments, Obligations, losses, damages, deficiencies, settlements, assessments, charges, costs and expenses (including, but not limited to, reasonable attorneys' fees, investigation expenses, court costs, interest and penalties) arising out of or in connection with, or caused by, directly or indirectly, any or all of the following:

    12.1.1 Any misrepresentation, breach or failure of any representation or warranty made by Global in any of the Acquisition Agreements or any written statement, document or certificate delivered to Buyers by Global under or in connection with the Acquisition Agreements.

    12.1.2 Any failure or refusal by Global to satisfy or perform any covenant, term, obligation or condition of this Agreement required to be satisfied or performed by any of them.

    12.1.3 Amounts due to Just for Feet, Inc. resulting from purchases by Global from Just for Feet, Inc. prior to August 1, 1999.

  12.2.Indemnification Obligations of Buyers, DMJ, Salter and
Finkelstein. From and after the Closing, Buyers, DMJ, Salter and Finkelstein, jointly and severally, shall indemnify and hold harmless Global and its respective directors, officers, employees, Affiliates, successors and assigns, from and against any and all Proceedings, Judgments, Obligations, losses, damages, deficiencies, settlements, assessments, charges, costs and expenses (including, but not limited to, reasonable attorneys' fees, investigation expenses, court costs, interest and penalties) arising out of or in connection with, or caused by, directly or indirectly, any or all of the following:

    12.2.1 Any misrepresentation, breach or failure of any representation or warranty made by Buyers, DMJ, Salter or Finkelstein in any of the Acquisition Agreements or any written statement, document or certificate delivered to Global by Buyers, DMJ, Salter or Finkelstein under or in connection with any of the Acquisition Agreements.

    12.2.2 Any failure or refusal by Buyers, DMJ, Salter or Finkelstein to satisfy or perform any covenant, term, obligation or condition of any of the Acquisition Agreements required to be satisfied or performed by Buyers, DMJ, Salter or Finkelstein.

    12.2.3 Any action, suit or claim arising out of, caused by or based in whole or in part upon any act or omission of Gen-X Holdings or Gen-X Equipment, or any of their respective shareholders, partners, directors, executives, officers, employees, agents or representatives at any time after the Closing or any event which occurs after the Closing.

    12.2.4 Any liability of or claim against Global in connection with any Customs Canada detailed adjustment statement issued against any of the Gen-X Companies, including, but not limited to the Customs Canada detailed adjustment statements issued against Gen-X Equipment: (a) dated January 27, 1999, assessing duties in the amount of Cdn$303,548, GST in the amount of Cdn$233,650 together with interest in the amount of Cdn$72,416; and (b) dated March 1, 1999, assessing duties in the amount of Cdn$625,985, GST in the amount of Cdn$526,240 together with interest in the amount of Cdn$60,232.

    12.2.5 Any action, suit or claim by any of the Minority Shareholders (as defined in the Stock Purchase Agreement, dated May 12, 1998, by and among Global, DMJ, Salter, Finkelstein and certain other individuals and entities) or any of their respective shareholders, partners, directors, executives, officers, employees, agents, representatives, heirs, executors, administrators, personal representatives or assigns arising out of, caused by or based in whole or in part upon any act or omission of DMJ, Salter, Finkelstein, Gen-X Holdings or Gen-X Equipment, or any of their respective shareholders, partners, directors, executives, officers, employees, agents, representatives, heirs, executors, administrators, personal representatives or assigns.

    12.2.6 Amounts due to Just for Feet, Inc. resulting from purchases by any of the Gen-X Companies from Just for Feet, Inc. on or after August 1, 1999.

    12.2.7 Any action, suit or claim related to, arising out of or resulting from Gen-X Holdings' indebtedness to Ride, Inc. and its successors or assigns, pursuant to promissory notes in the original principal amounts of $977,624 and $1,022,376.

    12.2.8 Any action, suit or claim related to, arising out of or resulting from Gen-Holdings' indebtedness to Bert LaMar, Jerome F. Sheldon, Eric J. Sheldon and Jeffrey M. Sheldon and their respective heirs or assigns, pursuant to promissory notes in the original principal amounts of $113,889, $381,705, 293,094 and $211,302, respectively.

    12.2.9 Any action, suit or claim related to, arising out of or resulting from Gen-X Equipment's alleged infringement of HYI's EVEREST trademark.

  12.3. Indemnification Notice. With respect to each event, occurrence or matter ("Indemnification Matter") and with respect as to which Buyers, DMJ, Salter or Finkelstein on the one hand, or Global on the other hand (referred to as the "Indemnitee"), is entitled to indemnification from another party (referred to as the "Indemnitor") under this Section 12, within ten days after the Indemnitee receives any written documents underlying the Indemnification Matter, or, if the Indemnification Matter does not involve a third party action, suit, claim or demand, promptly after the Indemnitee first has actual knowledge of the Indemnification Matter, the Indemnitee shall give notice to the Indemnitor of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith ("Indemnification Notice").

  12.4. Defense of Indemnification Matters. If an Indemnification Matter involves a third party action, suit, claim or demand, then, upon receipt of the Indemnification Notice, the Indemnitor shall, at its expense and through counsel of its choice, promptly assume and have sole control of the litigation, defense or settlement of the Indemnification Matter (referred to as the "Defense"), except that:

    12.4.1 The Indemnitee may, at its option and expense and through counsel of its choice, participate in (but not control) the Defense.

    12.4.2 If the Indemnitee reasonably believes that the handling of the Defense by the Indemnitor may have a material adverse effect on the Indemnitee's business or its relationship with any customer, supplier, employee, contractor, salesman, agent or representative, then the Indemnitee may, at its option and expense and through counsel of its choice, assume control of the Defense; provided that the Indemnitor shall continue to be obligated to indemnify the Indemnitee with respect thereto and shall be entitled to participate in the Defense at its expense and through counsel of its choice, provided further that Indemnitee shall not consent to any Judgment or agree to any settlement without Indemnitor's prior written consent.

    12.4.3 The Indemnitor shall not consent to any Judgment or agree to any settlement without the Indemnitee's prior written consent; provided that if the Indemnitee withholds its consent to any monetary Judgment or settlement that is acceptable to the Indemnitor, then (a) the Indemnitor's liability with respect to such Indemnification Matter shall be limited to such monetary amount, and (b) the Indemnitee shall be responsible for any additional costs reasonably incurred by the Indemnitor in connection therewith.

    12.4.4 If the Indemnitor does not promptly assume control over the Defense diligently and in good faith or, after doing so, does not continue to prosecute the Defense in good faith, the Indemnitee may, at its option and through counsel of its choice, but at the Indemnitor's expense, assume control over the Defense; provided that the Indemnitor shall continue to be obligated to indemnify the Indemnitee with respect thereto, provided further that Indemnitee shall not consent to any Judgment or agree to any settlement without Indemnitor's prior written consent.

    12.4.5 In any event, the Indemnitor and the Indemnitee shall fully cooperate with each other in connection with the Defense, including, but not limited to, furnishing all available documentary or other evidence as is reasonably requested by the other.

  12.5. Limits on Indemnification Matters and Global's Payment.

    12.5.1 Limits on Global's Payment. The amounts, if any, owed by Global to Buyers as Indemnitor pursuant to Section 12.1 ("Global's Payment"), shall be subject to the following:

      (A) Deductible. No amount shall be payable by Global to Buyers for Global's Payment, unless and until the aggregate amount of Global's Payment exceeds Fifty Thousand Dollars ($50,000), in which event Global shall pay such aggregate amount and all future amounts payable by Global under this Section 12.

      (B) Exceptions. The limitation in Sections 12.5.1(A) shall not apply in case of any Indemnification Matter or other adjustment involving fraud, willful misconduct or criminal matters.

      (C) Duration. With respect to any Indemnification Matter, Global shall have no liability unless Buyers give an Indemnification Notice in accordance with Section 12.3 within 12 months after the Closing Date, provided, however, that the limitation contained in this Section 12.5.1(C) shall not apply to any Indemnification Matter that arises from any failure or refusal by Global to satisfy or perform any covenant, term, obligation or condition of any of the Acquisition Agreements required to be satisfied or performed by Global after the Closing Date.

    12.5.2 Limits on Buyers' Indemnification. The amount, if any, owed by Buyers, DMJ, Salter and Finkelstein to Global as Indemnitor pursuant to
  Section 12.2 shall be subject to the following:

      (A) Deductible. No amount shall be payable by Buyers, DMJ, Salter and Finkelstein to Global under this Section 12, unless and until the aggregate amount otherwise payable by Buyers, DMJ, Salter and Finkelstein under this Section 12 exceeds Fifty Thousand Dollars ($50,000), in which event Buyers, DMJ, Salter and Finkelstein shall pay such aggregate amount and all future amounts payable by Buyers, DMJ, Salter and Finkelstein under this Section 12.

      (B) Exceptions. The limitation in Sections 12.5.2(A) shall not apply in case of any Indemnification Matter involving fraud, willful misconduct or criminal matters.

      (C) Duration. With respect to any Indemnification Matter, Buyers shall have no liability unless Global gives an Indemnification Notice in accordance with Section 12.3 within 12 months after the Closing Date, provided, however, that the limitation contained in this Section 12.5.2(C) shall not apply to any Indemnification Matter that arises from any failure or refusal by Buyers, DMJ, Salter or Finkelstein to satisfy or perform any covenant, term, obligation or condition of any of the Acquisition Agreements that is required to be satisfied or performed after the Closing Date or that arises under Section 12.2.3.

    12.5.3 If Global is obligated to pay Buyers any amounts under Section
  12.1 after taking into account the application of the limitations contained in Section 12.5.1(A), then any such amount payable by Global to Buyers shall be reduced by any amounts Buyers would have been required to pay to Global under Section 12.5.2 but for the application of the limitations contained in Section 12.5.2(A). If Buyers, DMJ, Salter or Finkelstein is obligated to pay Global any amounts under Section 12.2 after taking into account the limitations contained in Section 12.5.2(A), then any such amounts payable by Buyers to Global shall be reduced by any amounts Global would have been required to pay to Buyers under Sections 12.1 but for the application of the limitations contained in Section 12.5.1(A).

  12.6. Indemnification Payment and Buyers' Payment. All amounts owed by the Indemnitor to the Indemnitee (if any) shall be paid in full within twenty (20) days after a final settlement or agreement as to the amount owed is reached, or after a final Judgment (without further right of appeal) determining the amount owed is rendered. Any amount paid under this Section 12 is intended by all parties and shall be considered to be and treated as an adjustment to the Purchase Price.

  12.7. Setoff and Holdback. In addition to all other rights and remedies that the Indemnitee may have, the Indemnitee shall have the right to setoff, against any monies due to the Indemnitor (whether under this Agreement or otherwise), any sums for which the Indemnitee is entitled to indemnification under this Section 12 or any other sums which the Indemnitor may owe to the Indemnitee (whether under this Agreement or otherwise). The Indemnitee's rights to indemnification under this Section 12 shall under no circumstances be in any manner limited by this right of setoff. If any Indemnification Matters are pending at the time the Indemnitee is required to make any payment to the Indemnitor (whether under this Agreement or otherwise), then the Indemnitee shall pay the total amount for which the Indemnitor may become liable as a result thereof, determined by the Indemnitee reasonably and in good faith, to Borden & Elliot, as escrow agent, to be held by such escrow agent pursuant to the escrow agreement (the "Escrow Agreement") attached hereto as Exhibit "S", until final determination of such Indemnification Matter, and shall pay the balance, if any, of such payment to the Indemnitor.

13. TERMINATION

  13.1. Termination. This Agreement, and the transactions contemplated hereby, may be terminated at any time before Closing in accordance with any of the following methods:

    13.1.1 By the mutual written consent of Global and Buyers.

    13.1.2 By written notice from Global to Buyers, or from Buyers to Global, if the Closing does not occur on or before May 31, 2000 for any reason other than a breach of this Agreement by the party giving such notice.

    13.1.3 By written notice from Buyers to Global, if it becomes certain, for all practical purposes, that any of the conditions to the Closing Obligations of Buyers, DMJ, Salter or Finkelstein cannot be satisfied for a reason other than Buyers', Salter's or Finkelstein's breach of this Agreement, and Buyers are not willing to waive the satisfaction of such condition.

    13.1.4 By written notice from Global to Buyers if it becomes certain, for all practical purposes, that any of the conditions to the Closing Obligations of Global cannot be satisfied for a reason other than Global=s breach of this Agreement, and Global is not willing to waive the satisfaction of such condition.

    13.1.5 By written notice from Buyers to Global if Global breaches any of its representations, warranties, covenants or agreements contained in this Agreement.

    13.1.6 By written notice from Global to Buyers if Buyers, DMJ, Salter or Finkelstein breaches any of its representations, warranties, covenants or agreements contained in this Agreement.

    13.1.7 By written notice from Global to Buyers if Global receives an offer from a third party to acquire Gen-X Holdings and Gen-X Equipment and the board of directors of Global determines, in good faith, that its fiduciary duties under applicable Law require Global to accept such offer.

  13.2. Effect of Termination. Upon termination of this Agreement pursuant to
Section 13.1, this Agreement shall forthwith have no further force or effect, and there shall be no liability on the part of any party hereto; provided, however, that (i) this Section 13.2 and Section 14 (other than Section 14.7), shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any breach of this Agreement prior to such termination; further provided, however, that if Global terminates this Agreement pursuant to
Section 13.1.7, and neither Buyers, DMJ, Salter nor Finkelstein is in breach of the Agreement, then Global shall pay to DMJ, within five business days after the termination of this Agreement, a nonrefundable fee in the amount of $1.5 million.

14. OTHER PROVISIONS

  14.1. Confidentiality. During the period from the date of this Agreement to the Closing Date, (a) each of the parties shall maintain the confidentiality of all confidential information which is disclosed to them in connection with this Agreement, and (b) none of the parties will discuss the existence or nature of this Agreement or the transaction contemplated hereby with any of the other parties= customers, prospects, suppliers, employees, contractors, salesmen, agents or representatives. If this Agreement is terminated in accordance with Section 13, then each party shall promptly return all confidential information and materials of the other parties, and the provisions of the foregoing sentence shall survive such termination indefinitely.

  14.2. Publicity. All voluntary public announcements concerning the transactions contemplated by this Agreement shall be mutually acceptable to both Global and Buyers. Unless required by Law, neither Global, on the one hand, nor Buyers, DMJ, Salter or Finkelstein, on the other hand, shall make any public announcement or issue any press release concerning the transactions contemplated by this Agreement without the prior written consent of Global or Buyers, respectively. With respect to any announcement that any of the parties is required by Law to issue, such party shall, to the extent possible under the circumstances, review the necessity for and the contents of the announcement with the other parties before issuing the announcement.

  14.3. Expenses. Global shall pay all of the fees and expenses incurred by it in negotiating and preparing the Acquisition Agreements and in consummating the transactions contemplated by the Acquisition Agreements. The Gen-X Companies shall pay all of the fees and expenses incurred by Buyers, DMJ, Salter and Finkelstein in negotiating and preparing the Acquisition Agreements and in consummating the transactions contemplated by the Acquisition Agreements. Notwithstanding the foregoing, Buyers, DMJ, Salter and Finkelstein (and not the Gen-X Companies) shall pay all of the fees and expenses incurred by Buyers, DMJ, Salter and Finkelstein in negotiating and preparing the Acquisition Agreements and in consummating the transactions contemplated by the Acquisition Agreements if this Agreement, and the transactions contemplated hereby, are terminated pursuant to Section 13.1.6 of this Agreement.

  14.4. Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid, or (c) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, to the parties at their respective addresses stated on the first page or the signature pages of this Agreement. Notices may also be given by prepaid telegram or facsimile and shall be effective on the date transmitted if confirmed within 24 hours thereafter by a signed original sent in the manner provided in the preceding sentence. A copy of each notice to Buyers, DMJ, Salter or Finkelstein shall be simultaneously sent to Borden & Elliot, Scotia Plaza, 40 King Street West, Toronto, Ontario M5H 3Y4, Canada, Attn: Daniel F. Hirsh. A copy of each notice to Global shall be simultaneously sent to: Blank Rome Comisky & McCauley LLP, One Logan Square, Philadelphia, Pennsylvania 19103, Attn: Francis E. Dehel, Esquire. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 14.4, except that any such change of address notice shall not be effective unless and until received.


  14.5. Amendment. This Agreement may be amended, modified or supplemented by the parties hereto, provided that any such amendment, modification or supplement shall be in writing and signed by Global, and Buyers, DMJ, Salter and Finkelstein.

  14.6. Waivers. No waiver with respect to this Agreement shall be enforceable against Global unless in writing and signed by Global. No waiver with respect to this Agreement shall be enforceable against Buyers, DMJ, Salter and/or Finkelstein unless in writing and signed by Buyers, DMJ, Salter and/or Finkelstein, as the case will be. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of the same or any other right, power or remedy.

  14.7. Survival of Representations. Survival of Representations. All representations, warranties and covenants made in or pursuant to this Agreement shall survive the date hereof, the Closing Date and the consummation of the transactions contemplated hereby and thereby.

  14.8. Entire Understanding. Entire Understanding. The Acquisition Agreements, together with the Exhibits and Schedules hereto and thereto, state the entire understanding among the parties with respect to the subject matter hereof and thereof, and supersede all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof and thereof.

  14.9. Parties in Interest. Parties in Interest. This Agreement shall bind, benefit, and be enforceable by and against each party hereto and its successors and assigns. Global shall not in any manner assign any of its rights or obligations under this Agreement without the express prior written consent of Buyers, and neither Buyers, DMJ, Salter nor Finkelstein shall in any manner assign any of its rights or obligations under this Agreement without the express prior written consent of Global.

  14.10. Severability. I Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

  14.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one original counterpart hereof; provided, however, that if acceptable to Global, Buyers, DMJ, Salter and Finkelstein, the Closing may be effected by facsimile transmission of executed copies of the signature pages to this Agreement delivered at the Closing and by sending original copies of signature pages to this Agreement delivered at the Closing by reputable overnight delivery service, postage or delivery charges prepaid, for delivery to the parties at their addresses stated on the first page or signature pages of this Agreement by the third business day following the Closing Date.

  14.12. Section Headings. The section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

  14.13. References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits. Unless a particular context clearly provides otherwise, (i) the words "hereof" and "hereunder" and similar references refer to this Agreement in its entirety and not to any specific section or subsection hereof, and (ii) the word "including" shall mean including but not limited to.

  14.14. CONTROLLING LAW. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.


  14.15. Jurisdiction and Process. Each of the parties (a) irrevocably consents to the exclusive jurisdiction of the Courts of Common Pleas of Montgomery County, Pennsylvania, or the United States District Court for the Eastern District of Pennsylvania, in any and all actions between or among any of the parties, whether arising hereunder or otherwise, (b) irrevocably waives its right to trial by jury in any such action, and (c) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 14.4. In any and all actions between or among any of the parties, whether arising hereunder or otherwise, the prevailing party or parties shall be entitled to recover their reasonable attorneys= fees and legal expenses from the other party or parties.

14.16. No Third Party Beneficiaries. No provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the parties hereto, including, but not limited to, any customer, prospect, supplier, employee, contractor, salesman, agent or representative of any of the parties hereto.

14.17. Construction. The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of the Acquisition Agreements or any other agreements or documents delivered in connection with the transactions contemplated by the Acquisition Agreements.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

  IN WITNESS WHEREOF, the parties have executed, or have caused this Agreement to be executed on their behalf by their duly authorized officers, as of the date first stated above.

GLOBAL SPORTS, INC.                           DMJ FINANCIAL, INC.
By: /s/ Michael G. Rubin                      By: /s/ Kenneth J. Finkelstein
  -------------------------------------------------------
                                              -------------------------------
  Name: Michael G. Rubin                      Name:
  Title: Chairman and CEO                     Title:
GEN-X ACQUISITION (U.S.), INC.                GEN-X ACQUISITION (CANADA) INC.
By: /s/ James J. Salter                       By: /s/ James J. Salter
  -------------------------------------------------------
                                              -------------------------------
  Name:                                       Name:
  Title:                                      Title:
/s/ Kenneth J. Finkelstein                    /s/ James J. Salter
------------------------------------------------------------
                                           ----------------------------------
KENNETH J. FINKELSTEIN                        JAMES J. SALTER

                                                                 March 12, 2000

Board of Directors
Global Sports, Inc.
1075 First Avenue
King of Prussia, PA 19406

Gentlemen:

  Deutsche Bank Securities Inc. ("Deutsche Bank") has acted as financial advisor to Global Sports, Inc. ("Global Sports") in connection with the proposed sale of Gen-X Holdings Inc., Gen-X Equipment Inc. and the off-price division of KPR Sports International, Inc. (collectively, the "Company") pursuant to an acquisition agreement dated September 24, 1999, as amended (the "Acquisition Agreement") between (i) Global Sports and (ii) Gen-X Acquisition
(US), Inc., Gen-X Acquisition (Canada) Inc., and DMJ Financial Inc., entities controlled by James Salter and Kenneth Finkelstein, (collectively, the "Buyer"), which provides, among other things, for the acquisition of the Company by the Buyer (the "Transaction"). As set forth more fully in the Acquisition Agreement, as a result of the Transaction, the Buyer will purchase the Company for aggregate consideration (the "Consideration") of $17.2 million payable in the form of (i) $13.2 million in cash, and (ii) $4.0 million through the assumption of certain liabilities owing from Global Sports to DMJ Financial, Inc. The terms and conditions of the Transaction are more fully set forth in the Acquisition Agreement.

  You have requested Deutsche Bank's opinion, as investment bankers, as to the fairness, from a financial point of view, to Global Sports of the Consideration to be received by Global Sports for the Company in connection with the Transaction.

  In connection with Deutsche Bank's role as financial advisor to Global Sports, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning the Company and certain internal analyses and other information furnished to it by the Company and Global Sports. Deutsche Bank has also held discussions with members of the senior managements of the Company and Global Sports regarding the business and prospects of the Company. In addition, Deutsche Bank has (i) reviewed the financial performance of the Company, (ii) reviewed the financial terms of certain recent acquisitions which it deemed comparable in whole or in part,
(iii) reviewed the terms of the Acquisition Agreement and certain related documents, and (iv) performed such other studies and analyses and considered such other factors as it deemed appropriate. We found no publicly-traded companies that are comparable to the Company. Accordingly, we were unable to value the Company based upon comparable market valuations. In addition, based upon the nature of the Company's business, management of the Company and Global Sports believes it is impractical to produce financial projections; consequently, we were unable to perform a discounted cash flow valuation analysis or leveraged buyout valuation analysis.

  Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company, including, without limitation, any financial information or forecasts considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Company. Deutsche Bank's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

  For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of Global Sports, the Company and the Buyer contained in the Acquisition Agreement are true and correct and that Global Sports, the Company and the Buyer will each perform all of the covenants and agreements to be performed by it under the Acquisition Agreement and all conditions to the obligations of each of Global Sports and the Buyer to consummate the Transaction will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which Global Sports is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Global Sports.

  This opinion is addressed to, and for the use and benefit of, the Board of Directors of Global Sports and is not a recommendation to the stockholders of Global Sports to approve the Transaction. This opinion is limited to the fairness, from a financial point of view, to Global Sports of the Consideration to be received by Global Sports for the Company in connection with the Transaction, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by Global Sports to engage in the Transaction.

  Deutsche Bank will be paid a fee for its services as financial advisor to Global Sports in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group"). One or more members of the DB Group have, from time to time, provided investment banking and other financial services to Global Sports or its affiliates for which it has received compensation, including representing Global Sports as exclusive sale agent in its divestiture of its branded footwear business. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Global Sports for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

  Based upon and subject to the foregoing, it is Deutsche Bank's opinion as investment bankers that the Consideration to be received by Global Sports for the Company in connection with the Transaction is fair, from a financial point of view, to Global Sports.

                                          Very truly yours,

                                          DEUTSCHE BANK SECURITIES INC.

                           INDEMNIFICATION AGREEMENT
                                                                      APPENDIX C



Parties:  GLOBAL SPORTS, INC.,
-------
          a Delaware corporation (the "Company")
          555 South Henderson Road
          King of Prussia, PA 19406

          _____________________ ("Indemnitee")
          _____________________
          _____________________

Date:
----

Background:    The Company and Indemnitee recognize that in the present business
----------
environment, officers and directors of public companies are subject to the risk of expensive corporate and other litigation. Indemnitee does not regard the current protection provided by the Company as adequate given the present circumstances and Indemnitee and other officers and directors of the Company may not be willing to serve as officers and directors without adequate protection. The Company desires to attract and retain the services of highly qualified individuals, such as Indemnitee to serve as officers and/or directors of the Company and to indemnify its officers and/or directors so as to provide them with the maximum protection permitted by law.

     INTENDING T0 BE LEGALLY BOUND, and in consideration of the mutual agreements stated below and other good and valuable consideration, the Company and Indemnitee agree as follows:

     1.   Indemnification.
          ---------------

          (a)  Third Party Proceedings.  The Company shall indemnify Indemnitee
               -----------------------
if Indemnitee is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) (i) by reason of the fact that Indemnitee is or was a director, officer, employee, attorney, or agent of the Company, or any subsidiary of the Company, (ii) by reason of any action or inaction on the part of Indemnitee while an officer, director, employee, attorney or agent, or (iii) by reason of the fact that Indemnitee is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in each case against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement (if such settlement is approved pursuant to Section 2(f) hereof) actually and reasonably incurred by Indemnitee in connection with such action, suit or proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Indemnitee's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that Indemnitee's conduct was unlawful.

          (b)  Proceedings By or in the Right of the Company.  The Company shall
               ---------------------------------------------
indemnify Indemnitee if Indemnitee was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company or any subsidiary of the Company to procure a judgment in its favor (i) by reason of the fact that Indemnitee is or was a director, officer, employee, attorney or agent of the Company, or any subsidiary of the Company, (ii) by reason of any action or inaction on the part of Indemnitee while an officer, director, employee, attorney or agent, or (iii) by reason of the fact that Indemnitee is or was serving at the request of the Company as a director, officer, employee, attorney or agent of another corporation, partnership, joint venture, trust or other enterprise in each case against expenses (including attorneys' fees) and amounts paid in settlement (if such settlement is approved pursuant to Section 2(f) hereof) actually and reasonably incurred by Indemnitee in connection with the defense or settlement of such action or suit if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Company, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

          (c)  Mandatory Indemnification. To the extent that Indemnitee has been
               -------------------------
successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1(a) and 1(b) or the defense of any claim, issue or matter therein, Indemnitee shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by Indemnitee in connection therewith. For purposes of this Section 1(c), the term "successful on the merits or otherwise" shall include, but not be limited to, (i) any termination, withdrawal or dismissal (with or without prejudice) of any claim, action, suit or proceeding against Indemnitee without any express finding of liability or guilt against him, or (ii) the expiration of a reasonable period of time after the making of any claim or threat of an action, suit or proceeding without the institution of the same and without any promise or payment made to induce a settlement.

     2.   Expenses and Indemnification Procedure.
          --------------------------------------

          (a)  Advancement of Expenses.  The Company shall advance all expenses
               -----------------------
incurred by Indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action, suit or proceeding referenced in
Section 1(a) or (b) hereof. For purposes of any advancement hereunder, the Indemnitee shall be deemed to have acted (i) in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and (ii) with respect to any criminal action or procedure, to have had no reasonable cause to believe his conduct was unlawful, if under either (i) or
(ii), his action is based on the records or books of account of the Company, or the records or books of account of another corporation, partnership, joint venture, trust or another enterprise (collectively, the "other enterprises"), including financial statements, or on information supplied to him by the officers of the Company or other enterprises in the course of their duties, or on the advice of legal counsel for the Company or other enterprises or on information or records given or reports made to the Company or other enterprises by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or other enterprises. Indemnitee hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Company as authorized hereby. The advances to be made hereunder shall be paid by the Company to Indemnitee no later than forty-five (45) days following delivery of a written request therefor by Indemnitee to the Company.

          (b)  Notice/Cooperation by Indemnitee.  Indemnitee shall, as a
               --------------------------------
condition precedent to his right to be indemnified under this Agreement, give the Company notice in writing as soon as practicable of any claim against Indemnitee for which indemnification will or could be sought under this Agreement. Notice to the Company shall be directed as provided in Section 14. In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee's power.

          (c)  Procedure.  Any indemnification and advances provided for in
               ---------
Section 1 hereof and this Section 2 shall be made no later than forty-five (45) days after receipt of the written request of Indemnitee. If a claim under this Agreement, under any statute, or under any provision of the Company's Certificate of Incorporation or Bylaws providing for indemnification is not paid in full by the Company within forty-five (45) days after written request for payment thereof has first been received by the Company, Indemnitee may, but need not, at any time thereafter bring an action against the Company to recover the unpaid amount of the claim and, subject to Section 13 hereof, Indemnitee shall also be entitled to be paid for the expenses (including attorneys' fees) of bringing such action. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any action, suit or proceeding in advance of its final disposition) that Indemnitee has not met the standards of conduct which make it permissible under applicable law for the Company to indemnify Indemnitee for the amount claimed, but the burden of proving such defense shall be on the Company, and Indemnitee shall be entitled to receive interim payments of expenses pursuant to Section 2(a) hereof unless and until such defense may be finally adjudicated by court order or judgment from which no further right of appeal exists. It is the parties' intention that if the Company contests Indemnitee's right to indemnification, the question of Indemnitee's right to indemnification shall be for the court to decide, and neither the failure of the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its stockholders) to have made a determination that indemnification of Indemnitee is proper in the circumstances because Indemnitee has met the applicable standard of conduct required by applicable law, nor an actual determination by the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its stockholders) that Indemnitee has not met such applicable standard of conduct, shall create a presumption that Indemnitee has or has not met the applicable standard of conduct.

          (d)  Notice to Insurers. If, at the time of the receipt of a notice of
               ------------------
a claim pursuant to Section 2(b) hereof, the Company has directors' and officers' liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

          (e)  Selection of Counsel. If the Company shall be obligated under
               --------------------
Section 2(a) hereof to pay the expenses of any proceeding against Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, with counsel approved by Indemnitee, upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same proceeding; provided that (i) Indemnitee shall have the right to employ separate counsel in any such proceeding at Indemnitee's expense; and (ii) if (A) the employment of counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense, or (C) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, then the reasonable fees and expenses of Indemnitee's counsel shall be at the expense of the Company.

          (f)  Settlements.  The Company shall not be liable to Indemnitee under
               -----------
this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee's written consent. Neither the Company nor Indemnitee will unreasonably withhold consent to any proposed settlement.

          (g)  Change In Control. If, at any time subsequent to the date of this
               -----------------
Agreement, continuing directors do not constitute a majority of the members of the Board of Directors, or there is otherwise a change in control of the Company (as contemplated by Item 403(c) of Regulation S-K under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended), then upon the request of Indemnitee, the Company shall cause the determination of indemnification and advances required by Section 2 hereof to be made by a third-party (mutually agreed upon by the parties). The fees and expenses incurred by the third party in making the determination of indemnification and advances shall be borne solely by the Company. If such third party is unwilling and/or unable to make the determination of indemnification and advances, then the Company shall cause the indemnification and advances to be made by a majority vote or consent of a Board committee consisting solely of continuing directors. For purposes of this Agreement, a "continuing director" means either a member of the Board at the date of this Agreement or a person nominated to serve as a member of the Board by a majority of the then-continuing directors.

     3.   Additional Indemnification Rights.
          ---------------------------------

          (a)  Scope. Notwithstanding any other provision of this Agreement, the
               -----
Company shall indemnify Indemnitee to the fullest extent permitted by law, whether or not such indemnification is specifically authorized by the other provisions of this Agreement, the Company's Certificate of Incorporation, the Company's Bylaws or by statute. In the event of any change, after the date of this Agreement, in any applicable law, statute, or rule which expands the right of a

Delaware corporation to indemnify a member of its board of directors or an officer, such changes shall be, ipso facto, within the purview of Indemnitee's rights and Company's obligations under this Agreement. In the event of any change in any applicable law, statute or rule which narrows the right of a Delaware corporation to indemnify a member of its board of directors or an officer, such changes (to the extent not otherwise required by such law, statute or rule to be applied to this Agreement) shall have no effect on this Agreement or the parties' rights and obligations hereunder.

          (b)  Non-exclusivity.  The indemnification provided by this Agreement
               ---------------
shall not be deemed exclusive of any rights to which an Indemnitee may be entitled under the Company's Certificate of Incorporation or Bylaws, any agreement, any vote of stockholders or disinterested directors, the Delaware General Corporation Law, or otherwise, both as to action in Indemnitee's official capacity and as to action in another capacity while holding such office.

     4.   Continuation of Indemnity.  All agreements and obligations of the
          -------------------------
Company contained herein shall continue during the period Indemnitee is a director, officer, employee or agent of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of other enterprises) and shall continue thereafter so long as Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that Indemnitee was a director, officer, employee or agent of the Company, or serving in any other capacity referred to herein.

     5.   Partial Indemnification.  If Indemnitee is entitled under any
          -----------------------
provision of this Agreement to indemnification by the Company for some or a portion of the expenses, judgments, fines or penalties actually or reasonably incurred by him in the investigation, defense, appeal or settlement of any civil or criminal action, suit or proceeding, but not for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such expenses, judgments, fines or penalties to which Indemnitee is entitled.

     6.   Mutual Acknowledgment.  Both the Company and Indemnitee acknowledge
          ---------------------
that, in certain instances, federal law or public policy may override applicable state law and prohibit the Company from indemnifying its directors and officers under this Agreement or otherwise. For example, the Company and Indemnitee acknowledge that the Securities and Exchange Commission (the "SEC") has taken the position that indemnification is not permissible for liabilities arising under certain federal securities laws, and federal legislation prohibits indemnification for certain ERISA violations. Indemnitee understands and acknowledges that the Company has undertaken with the SEC to submit the question of indemnification to a court in certain circumstances for a determination of the Company's right under public policy to indemnify Indemnitee.

     7.   Officer and Director Liability Insurance.  The Company shall, from
          ----------------------------------------
time to time, make the good faith determination whether or not it is practicable for the Company to obtain and maintain a policy or policies of insurance with reputable insurance companies providing the officers and directors of the Company with coverage for losses from wrongful acts, or to ensure the Company's performance of its indemnification obligations under this Agreement. Among other considerations, the Company will weigh the costs of obtaining such insurance coverage against the protection afforded by such coverage. In all policies of directors' and officers' liability insurance,

Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company's directors, if Indemnitee is a director, or of the Company's officers, if Indemnitee is not a director of the Company but is an officer, or one of the Company's key employees, if Indemnitee is not an officer or director but is a key employee. Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain such insurance if the Company determines in good faith that such insurance is not reasonably available, if the premium costs for such insurance are disproportionate to the amount of coverage provided, if the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or Indemnitee is covered by similar insurance maintained by a parent of subsidiary of the Company.

     8.   Severability. Nothing in this Agreement is intended to require or
          ------------
shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company's inability, pursuant to court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. The provisions of this Agreement shall be severable as provided in this Section 8. If this Agreement or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Indemnitee to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated, and the balance of this Agreement not so invalidated shall be enforceable in accordance with its terms.

     9.   Exceptions. Notwithstanding any other provision herein to the
          ----------
contrary, the Company shall not be obligated pursuant to the terms of this
Agreement:

          (a)  Claims Initiated by Indemnitee. To indemnify or advance expenses
               ------------------------------
to Indemnitee with respect to proceedings or claims initiated or brought voluntarily by Indemnitee and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement, the Company's Certificate of Incorporation or Bylaws, any agreement, any vote of stockholders or disinterested directors, the Delaware General Corporation Law or any other statute or law, but such indemnification or advancement of expenses may be provided by the Company in specified cases if the Board of Directors finds it to be appropriate;

          (b)  Lack of Good Faith. To indemnify Indemnitee for any expenses
               ------------------
incurred by Indemnitee with respect to any proceeding instituted by Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by Indemnitee in such proceeding was not made in good faith or was frivolous;

          (c)  Insured Claims.  To indemnify Indemnitee for expenses or
               --------------
liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) which have been paid directly to Indemnitee by an insurance carrier under a policy of officers' and directors' liability insurance maintained by the Company or other enterprises; or

          (d)  Claims Under Section 16(b). To indemnify Indemnitee for expenses
               --------------------------
or the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.

     10.  Construction of Certain Phrases.
          -------------------------------

          (a)  Company. For purposes of this Agreement, references to the
               -------
"Company" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that if Indemnitee is or was a director, officer, employee, attorney or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, attorney or agent of other enterprises, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

          (b)  Other Definitions. For purposes of this Agreement, references to
               -----------------
"other enterprises"shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on Indemnitee with respect to any employee benefit plan; and references to "serving at the request of the Company" shall include any service as a director, officer, employee, attorney or agent of the Company which imposes duties on, or involves services by, Indemnitee with respect to an employee benefit plan, its participants, or beneficiaries; and, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be deemed to have acted in a manner "not opposed to the best interests of the Company" as referred to in this Agreement.

     11.  Counterparts. This Agreement may be executed in one or more
          ------------
counterparts, each of which shall constitute an original.

     12.  Entire Understanding. This Agreement sets forth the entire
          --------------------
understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous, oral or written, express or implied, agreements and understandings.

     13.  Attorneys' Fees. If any action is instituted by Indemnitee under this
          ---------------
Agreement to enforce or interpret any of the terms hereof, Indemnitee shall be entitled to be paid all court costs and expenses, including reasonable attorneys' fees, incurred by Indemnitee with respect to such action, unless as a part of such action, the court of competent jurisdiction determines that each of the material assertions made by Indemnitee as a basis for such action was not made in good faith or was frivolous. In the event of an action instituted by or in the name of the Company under this Agreement or to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all court costs and expenses, including attorneys' fees, incurred by Indemnitee in defense of such action (including with respect to Indemnitee's counterclaims and cross-claims made in such action), unless as a part of such action the court determines that each of Indemnitee's material defenses to such action was made in bad faith or was frivolous.

     14.  Notice. All notices, consents or other communications required or
          ------
permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered personally, (ii) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid, or (iii) one business day after being sent by a nationally recognized express courier service, postage or delivery charges prepaid, to the parties at their respective addresses stated on the first page of this Agreement. Notices may also be given by prepaid telegram or facsimile and shall be effective on the date transmitted if confirmed within 24 hours thereafter by a signed original sent in the manner provided in the preceding sentence. Either party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other party in accordance with this Section 14, provided that any such change of address notice shall not be effective unless and until received.

     15.  Applicable Law. This Agreement shall be governed by and construed in
          --------------
accordance with the substantive laws (and not the choice of laws rules) of the State of Delaware applicable to contracts made and to be performed entirely therein. Each of the parties irrevocably consents to service of process by certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance herewith. Each of the parties irrevocably consents to the jurisdiction of the state courts in Delaware and the federal courts in Delaware in any and all actions between the parties arising hereunder.

     16.  Amendment and Waiver.  This Agreement shall not be amended, modified
          --------------------
or terminated unless in writing and signed by Indemnitee and a duly authorized representative of Company other than Indemnitee. No waiver with respect to this Agreement shall be enforceable unless in writing and signed by the parties against which enforcement is sought (which, in the case of the Company, must be a duly authorized representative of the Company other than Indemnitee). Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence by construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

     17.  Section Headings.  Any headings preceding the text of any of the
          ----------------
Sections or Subsections of this Agreement are inserted for convenience of reference only, and shall neither constitute a part of this Agreement nor affect its construction, meaning, or effect.

     18.  Definitions. As used herein, the term "Person" means any individual,
          -----------
sole proprietorship, joint venture, partnership, corporation, association, cooperative, trust, estate, government body, administrative agency, regulatory authority or other entity of any nature.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


GLOBAL SPORTS, INC.


By:  ________________________       ________________________
     Name:                          INDEMNITEE
     Title:

                              GLOBAL SPORTS, INC.

                       2000 EMPLOYEE STOCK PURCHASE PLAN

                            Adopted March 12, 2000
                 Approved by the Stockholders on       , 2000
                        Effective Date: March 12, 2000

1. Purpose.

  (a) The purpose of this 2000 Employee Stock Purchase Plan (the "Plan") is to provide a means by which employees of Global Sports, Inc., a Delaware corporation (the "Company"), and its Affiliates, as defined in subparagraph 1(b), which are designated as provided in subparagraph 2(b), may be given an opportunity to purchase stock of the Company.

  (b) The word "Affiliate" as used in the Plan means any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended (the "Code").

  (c) The Company, by means of the Plan, seeks to retain the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

  (d) The Company intends that the rights to purchase stock of the Company granted under the Plan be considered options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Code.

2. Administration.

  (a) The Plan shall be administered by the Board of Directors (the "Board") of the Company unless and until the Board delegates administration to a committee as provided in subparagraph 2(c). Whether or not the Board has delegated administration the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

  (b) The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

    (i) To determine when and how rights to purchase stock of the Company shall be granted and the provisions of each offering of such rights (which need not be identical).

    (ii) To designate from time to time which Affiliates of the Company shall be eligible to participate in the Plan.

    (iii) To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

    (iv) To amend the Plan as provided in paragraph 13.

    (v) Generally, to exercise such powers and to perform such acts as the Board or the Committee deems necessary or expedient to promote the best interests of the Company and its Affiliates and to carry out the intent that the Plan be treated as an "employee stock purchase plan" within the meaning of Section 423 of the Code.

  (c) The Board may delegate administration of the Plan to a committee composed of not fewer than two (2) members of the Board (the "Committee"). If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

3. Shares Subject to the Plan.

  (a) Subject to the provisions of paragraph 12 relating to adjustments upon changes in stock, the shares of the Company's common stock (the "Common Stock") that may be sold pursuant to rights granted under the Plan shall not exceed four hundred thousand (400,000) shares Common Stock. If any right granted under the Plan shall for any reason terminate without having been exercised, the shares of Common Stock not purchased under such right shall again become available for the Plan.

  (b) Subject to the provisions of paragraph 12 relating to adjustments upon changes in stock, on the date of each annual meeting of the stockholders of the Company, commencing in 2001, the aggregate number of shares of Common Stock specified in subparagraph 3(a) above shall be increased by the lesser of
(1) fifty thousand (50,000) shares or (2) such fewer number of shares determined by the Board. Notwithstanding the foregoing, the automatic share reserve increases, provided in this subparagraph 3(b), in the aggregate shall not exceed five hundred thousand (500,000) shares.

  (c) The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

4. Grant of Rights; Offering.

  (a) The Board or the Committee may from time to time grant or provide for the grant of rights to purchase Common Stock of the Company under the Plan to eligible employees (an "Offering") on a date or dates (the "Offering Date(s)") selected by the Board or the Committee. Each Offering shall be in such form and shall contain such terms and conditions as the Board or the Committee shall deem appropriate, which shall comply with the requirements of Section 423(b)(5) of the Code that all employees granted rights to purchase stock under the Plan shall have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering shall include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering shall be effective, which period shall not exceed twenty-seven (27) months beginning with the Offering Date, and the substance of the provisions contained in paragraphs 5 through 8, inclusive.

  (b) If an employee has more than one right outstanding under the Plan, unless he or she otherwise indicates in agreements or notices delivered hereunder: (1) each agreement or notice delivered by that employee will be deemed to apply to all of his or her rights under the Plan, and (2) a right with a lower exercise price (or an earlier-granted right, if two rights have identical exercise prices), will be exercised to the fullest possible extent before a right with a higher exercise price (or a later-granted right, if two rights have identical exercise prices) will be exercised.

5. Eligibility.

(a) Rights may be granted only to employees of the Company or, as the Board or the Committee may designate as provided in subparagraph 2(b), to employees of any Affiliate of the Company. Except as provided in subparagraph 5(b), an employee of the Company or any Affiliate shall not be eligible to be granted rights under the Plan unless, on the Offering Date, such employee has been in the employ of the Company or any Affiliate for such continuous period preceding such grant as the Board or the Committee may require, but in no event shall the required period of continuous employment be greater than two
(2) years. In addition, unless otherwise determined by the Board or the Committee and set forth in the terms of the applicable Offering, no employee of the Company or any Affiliate shall be eligible to be granted rights under the Plan unless, on the Offering Date, such employee's customary employment with the Company or such Affiliate is for more than twenty (20) hours per week and more than five (5) months per calendar year.

  (b) The Board or the Committee may provide that each person who, during the course of an Offering, first becomes an eligible employee of the Company or designated Affiliate will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an eligible employee or occurs thereafter, receive a right under that Offering, which right shall thereafter be deemed to be a part of that Offering. Such right shall have the same characteristics as any rights originally granted under that Offering, as described herein, except that:

    (i) the date on which such right is granted shall be the "Offering Date" of such right for all purposes, including determination of the exercise price of such right;

    (ii) the period of the Offering with respect to such right shall begin on its Offering Date and end coincident with the end of such Offering; and

    (iii) the Board or the Committee may provide that if such person first becomes an eligible employee within a specified period of time before the end of the Offering, he or she will not receive any right under that Offering.

  (c) No employee shall be eligible for the grant of any rights under the Plan if, immediately after any such rights are granted, such employee would own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Affiliate. For purposes of this subparagraph 5(c), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any employee, and stock which such employee may purchase under all outstanding rights and options shall be treated as stock owned by such employee.

  (d) An eligible employee may be granted rights under the Plan only if such rights, together with any other rights granted under "employee stock purchase plans" of the Company and any Affiliates, as specified by Section 423(b)(8) of the Code, do not permit such employee's rights to purchase stock of the Company or any Affiliate to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of fair market value of such stock (determined at the time such rights are granted) for each calendar year in which such rights are outstanding at any time.

  (e) Officers of the Company and any designated Affiliate shall be eligible to participate in Offerings under the Plan, provided, however, that the Board or the Committee may provide in an Offering that certain employees who are highly compensated employees within the meaning of Section 423(b)(4)(D) of the Code shall not be eligible to participate.

6. Rights; Purchase Price.

  (a) On each Offering Date, each eligible employee, pursuant to an Offering made under the Plan, shall be granted the right to purchase up to the number of shares of Common Stock of the Company purchasable with a percentage designated by the Board or the Committee not exceeding twenty percent (20%) of such employee's Earnings (as defined by the Board for each Offering) during the period which begins on the Offering Date (or such later date as the Board or the Committee determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no later than the end of the Offering. The Board or the Committee shall establish one or more dates during an Offering (each of which is hereinafter referred to as a "Purchase Date") on which rights granted under the Plan shall be exercised and purchases of Common Stock carried out in accordance with such Offering.

  (b) In connection with each Offering made under the Plan, the Board or the Committee may specify a maximum number of shares that may be purchased by any employee as well as a maximum aggregate number of shares that may be purchased by all eligible employees pursuant to such Offering. In addition, in connection with each Offering that contains more than one Purchase Date, the Board or the Committee may specify a maximum aggregate number of shares which may be purchased by all eligible employees on any given Purchase Date under the Offering. If the aggregate purchase of shares upon exercise of rights granted under the Offering would exceed any such maximum aggregate number, the Board or the Committee shall make a pro rata allocation of the shares available in as nearly a uniform manner as shall be practicable and as it shall deem to be equitable.

  (c) The purchase price of stock acquired pursuant to rights granted under the Plan shall be not less than the lesser of:

    (i) an amount equal to eighty-five percent (85%) of the fair market value of the stock on the Offering Date; or

    (ii) an amount equal to eighty-five percent (85%) of the fair market value of the stock on the Purchase Date.

7. Participation; Withdrawal; Termination.

  (a) An eligible employee may become a participant in the Plan pursuant to an Offering by delivering a participation agreement to the Company within the time specified in the Offering, in such form as the Company provides. Each such agreement shall authorize payroll deductions of up to the maximum percentage specified by the Board or the Committee of such employee's Earnings (as defined by the Board for each Offering) during the Offering. The payroll deductions made for each participant shall be credited to an account for such participant under the Plan and shall be deposited with the general funds of the Company. A participant may reduce (including to zero) or increase such payroll deductions, and an eligible employee may begin such payroll deductions, after the beginning of any Offering only as provided for in the Offering. A participant may make additional payments into his or her account only if specifically provided for in the Offering and only if the participant has not had the maximum amount withheld during the Offering.

  (b) At any time during an Offering, a participant may terminate his or her payroll deductions under the Plan and withdraw from the Offering by delivering to the Company a notice of withdrawal in such form as the Company provides. Such withdrawal may be elected at any time prior to the end of the Offering except as provided by the Board or the Committee in the Offering. Upon such withdrawal from the Offering by a participant, the Company shall distribute to such participant all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the participant) under the Offering, without interest, and such participant's right to acquire Common Stock under that Offering shall be automatically terminated. A participant's withdrawal from an Offering will have no effect upon such participant's eligibility to participate in any other Offerings under the Plan but such participant will be required to deliver a new participation agreement in order to participate in subsequent Offerings under the Plan.

  (c) Rights granted pursuant to any Offering under the Plan shall terminate immediately upon cessation of a participant's employment with the Company and any designated Affiliate, for any reason, and the Company shall distribute to such terminated employee all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the terminated employee), under the Offering, without interest.

  (d) Rights granted under the Plan shall not be transferable by a participant other than by will or the laws of descent and distribution, or by a beneficiary designation as provided in paragraph 14, and during a participant's lifetime, shall be exercisable only by such participant.

8. Exercise.

  (a) On each Purchase Date specified in the relevant Offering, each participant's accumulated payroll deductions and any other additional payments specifically provided for in the Offering (without any increase for interest) will be applied to the purchase of whole shares of stock of the Company, up to the maximum number of shares permitted pursuant to the terms of the Plan and the applicable Offering, at the purchase price specified in the Offering. Unless otherwise provided for in the applicable Offering, no fractional shares shall be issued upon the exercise of rights granted under the Plan. The amount, if any, of accumulated payroll deductions remaining in each participant's account after the purchase of shares which is less than the amount required to purchase one share of stock on the final Purchase Date of an Offering shall be held in each such participant's account for the purchase of shares under the next Offering under the Plan, unless such participant withdraws from such next Offering, as provided in subparagraph 7(b), or is no longer eligible to be granted rights under the Plan, as provided in paragraph 5, in which case such amount shall be distributed to the participant after such final Purchase Date, without interest. The amount, if any, of accumulated payroll deductions remaining in any participant's account after the purchase of shares which is equal to the amount required to purchase whole shares of Common Stock on the final Purchase Date of an Offering shall be distributed in full to the participant after such Purchase Date, without interest.

  (b) No rights granted under the Plan may be exercised to any extent unless the shares to be issued upon such exercise under the Plan (including rights granted thereunder) are covered by an effective registration statement pursuant to the Securities Act of 1933, as amended (the "Securities Act") and the Plan is in material compliance with all applicable state, foreign and other securities and other laws applicable to the Plan. If on a Purchase Date in any Offering hereunder the Plan is not so registered or in such compliance, no rights granted under the Plan or any Offering shall be exercised on such Purchase Date, and the Purchase Date shall be delayed until the Plan is subject to such an effective registration statement and such compliance, except that the Purchase Date shall not be delayed more than twelve (12) months and the Purchase Date shall in no event be more than twenty-seven (27) months from the Offering Date. If on the Purchase Date of any Offering hereunder, as delayed to the maximum extent permissible, the Plan is not registered and in such compliance, no rights granted under the Plan or any Offering shall be exercised then all payroll deductions accumulated during the Offering (reduced to the extent, if any, such deductions have been used to acquire stock) shall be distributed to the participants, without interest.

9. Covenants of the Company.

  (a) During the terms of the rights granted under the Plan, the Company shall at all times make reasonable efforts to keep available the number of shares of stock required to satisfy such rights, provided that this section shall not require the Company to take any action that would result in adverse tax, accounting or financial consequences to the Company.

  (b) The Company shall seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock upon exercise of the rights granted under the Plan. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such rights unless and until such authority is obtained.

10. Use of Proceeds from Stock.

  Proceeds from the sale of stock to participants pursuant to rights granted under the Plan shall constitute general funds of the Company.

11. Rights as a Stockholder.

  A participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to rights granted under the Plan unless and until the participant's shares acquired upon exercise of rights hereunder are recorded in the books of the Company (or its transfer agent).

12. Adjustments upon Changes in Stock.

  (a) If any change is made in the stock subject to the Plan, or subject to any rights granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan and outstanding rights will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan and the class(es) and number of shares and price per share of stock subject to outstanding rights. Such adjustments shall be made by the Board or the Committee, the determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a "transaction not involving the receipt of consideration by the Company.")

  (b) In the event of: (1) a dissolution or liquidation of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; or (3) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then, as determined by the Board in its sole discretion, (i) any surviving or acquiring corporation may assume outstanding rights or substitute similar rights for those under the Plan, (ii) such rights may continue in full force and effect, or (iii) participants' accumulated payroll deductions may be used to purchase Common Stock immediately prior to the transaction described above and the participants' rights under the ongoing Offering terminated.

13. Amendment of the Plan.

  (a) The Board or the Committee at any time, and from time to time, may amend the Plan. However, except as provided in paragraph 12 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company within twelve (12) months before or after the adoption of the amendment if such amendment requires stockholder approval in order for the Plan to obtain employee stock purchase plan treatment under
Section 423 of the Code or to comply with the requirements of Rule 16b-3 promulgated under the Exchange Act.

  (b) The Board or the Committee may amend the Plan in any respect the Board or the Committee deems necessary or advisable to provide eligible employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to employee stock purchase plans and/or to bring the Plan and/or rights granted under it into compliance therewith.

  (c) Rights and obligations under any rights granted before amendment of the Plan shall not be altered or impaired by any amendment of the Plan, except with the consent of the person to whom such rights were granted, or except as necessary to comply with any laws or governmental regulations, or except as necessary to ensure that the Plan and/or rights granted under the Plan comply with the requirements of Section 423 of the Code.

14. Designation of Beneficiary.

  (a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to the end of an Offering but prior to delivery to the participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death during an Offering.

  (b) Such designation of beneficiary may be changed by the participant at any time by written notice in the form prescribed by the Company. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15. Termination or Suspension of the Plan.

  (a) The Board or the Committee in its discretion, may suspend or terminate the Plan at any time. No rights may be granted under the Plan while the Plan is suspended or after it is terminated.

  (b) Rights and obligations under any rights granted while the Plan is in effect shall not be impaired by suspension or termination of the Plan, except as expressly provided in the Plan or with the consent of the person to whom such rights were granted, or except as necessary to comply with any laws or governmental regulation, or except as necessary to ensure that the Plan and/or rights granted under the Plan comply with the requirements of Section 423 of the Code.

16. Effective Date of Plan.

  The Plan shall become effective on March 12, 2000 (the "Effective Date"), but no rights granted under the Plan shall be exercised unless and until the Plan has been approved by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board, which date may be prior to the Effective Date.

                              GLOBAL SPORTS, INC.
                Annual Meeting of Shareholders -- May 15, 2000
                SOLICITED ON BEHALF OF THE COMPANY AND APPROVED
                           BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Michael G. Rubin and Kenneth J. Adelberg to act as attorneys and proxies for the undersigned, with full powers of substitution, to appear at the Annual Meeting of Shareholders of Global Sports, Inc. (the "Company") to be held on the 15th day of May, 2000 at the Omni Hotel, 401 Chestnut Street, Philadelphia Pennsylvania 19106 and at any postponement or adjournment thereof, and to vote all of the shares of the Company that the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present. The undersigned hereby directs that this proxy be voted as specified on the reverse side of this card.

     THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED IN THE ACCOMPANYING PROXY STATEMENT, "FOR" APPROVAL OF THE OFF-PRICE AND ACTION SPORTS SALE, "FOR" APPROVAL OF THE INDEMNIFICATION AGREEMENTS AND "FOR" APPROVAL OF THE COMPANY'S 2000 EMPLOYEE STOCK PURCHASE PLAN. A MAJORITY OF THE PROXY AGENTS PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES (OR IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL THE POWERS CONFERRED HEREBY. DISCRETIONARY AUTHORITY IS CONFERRED HEREBY AS TO CERTAIN MATTERS DESCRIBED IN THE COMPANY'S PROXY STATEMENT.

     Should the undersigned be present and choose to vote at the Meeting or at any adjournments or postponements thereof, and after notification to the Secretary of the Company at the Meeting of the shareholder's decision to terminate this proxy, then the power of such attorneys or proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by filing a written notice or revocation with the Secretary of the Company or by duly executing a proxy bearing a later date.

     Receipt of the Notice of the Annual Meeting and Proxy Statement relating thereto is hereby acknowledged.

     PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                  (Continued and to be SIGNED on Reverse Side)

[X] Please mark your
    votes as in this                         DO NOT PRINT IN
    example using                               THIS AREA
    dark ink only

--------------------------------------------------------------------------------

                          FOR
                     the nominees               WITHHOLD
                 listed below (except           AUTHORITY
                  as indicated below)   to vote for all nominees
1. To elect six           [_]                      [_]       The Board of Directors recommends a vote "FOR"
   directors, each to                                         election of all nominees for director, "FOR"
   hold office for one-                                     approval of the Off-Price and Action Sports Sale,
   year terms and until                                          "FOR" approval of the indemnification
   their successors                                               Agreements and "FOR" approval of the
   are elected and                                            Company's 2000 Employee Stock Purchase Plan.
   qualified.

Nominees: Michael G. Rubin, Kenneth J. Adelberg, Harvey Lamm, Jeffrey R. Rayport, Charles R. Lax and
Ronald D. Fisher.
(Instruction: To withhold a authority to vote for any nominee write that nominee's name in this space:
-----------------------------------------------------------------------------------------------------------------


                                                           DO NOT PRINT
                                                           IN THIS AREA


-----------------------------------------------------------------------------------------------------------------

                                                                          Date:                          , 2000
-----------------------------------------------------------------               -------------------------
                  (Signature(s) of Shareholder(s))                               (Please date this proxy)
Please sign exactly as your name(s) appear(s) to the left. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

                                                                         FOR      AGAINST     ABSTAIN
2. To approve (1) the Acquisition                                        [_]        [_]         [_]
   Agreement, dated September 24,
   1999, as amended, among the
   Company, Gen-X Acquisition (U.S.),
   Inc., Gen-X Acquisition (Canada) Inc.,
   DMJ Financial, Inc., James J. Salter
   and Kenneth J. Finkelstein (a copy of
   the Acquisition Agreement is attached
   as Appendix A to the accompanying
   Proxy Statement) relating to the sale
   of the Company's Off-Price and Action
   Sports Division, including the sale of
   all of the issued and outstanding capi-
   tal stock of the Company's wholly-
   owned subsidiaries Gen-X Holdings
   Inc. and Gen-X Equipment Inc., and (8)
   the sale of the Company's Off-Price
   and Action Sports Division.

3. To approve indemnification                                            [_]        [_]         [_]
   Agreements to be entered into with the
   Company's directors and certain of its
   officers.

4. To approve the Company's 2000                                         [_]        [_]         [_]
   Employee Stock Purchase Plan.